Exhibit 4.01

EXECUTION COPY

October 17, 2006

AGNICO-EAGLE MINES LIMITED

- and -

EACH BANK AND FINANCIAL
INSTITUTION NOW OR HEREAFTER
PARTY HERETO

- and -

THE BANK OF NOVA SCOTIA, AS
CO-ARRANGER, ADMINISTRATIVE
AGENT AND TECHNICAL AGENT

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SOCIÉTÉ GÉNÉRALE (CANADA), AS
CO-ARRANGER AND SYNDICATION
AGENT

- and -

N M ROTHSCHILD & SONS LIMITED,
AS CO-ARRANGER AND CO-
DOCUMENTATION AGENT

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THE TORONTO-DOMINION BANK,
AS CO-DOCUMENTATION AGENT

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

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iii

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT made as of the 17TH day of October, 2006.

BETWEEN:

AGNICO-EAGLE MINES LIMITED

OF THE FIRST PART

- and -

EACH BANK AND FINANCIAL
INSTITUTION NOW OR HEREAFTER
PARTY HERETO

OF THE SECOND PART

- and -

THE BANK OF NOVA SCOTIA, AS
CO-ARRANGER, ADMINISTRATIVE
AGENT AND TECHNICAL AGENT

- and -

OF THE THIRD PART

SOCIÉTÉ GÉNÉRALE (CANADA), AS
CO-ARRANGER AND SYNDICATION
AGENT

- and -

OF THE FOURTH PART

N M ROTHSCHILD & SONS LIMITED,
AS CO-ARRANGER AND CO-
DOCUMENTATION AGENT

OF THE FIFTH PART

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THE TORONTO-DOMINION BANK,
AS CO-DOCUMENTATION AGENT

OF THE SIXTH PART

WHEREAS the parties to this Agreement are also parties to an amended and restated credit agreement dated as of March 20, 2003, as further amended by Amendment No. 1 to Amended and Restated Credit Agreement dated October 30, 2003, Amendment No. 2 to Amended and Restated Credit Agreement dated December 31, 2003 and Amendment No. 3 to Amended and Restated Credit Agreement dated January 31, 2004 (the “Original Credit Agreement”), and as further amended and restated by the Second Amended and Restated Credit Agreement dated as of December 23, 2004, as amended by Amendment No. 1 to Second Amended and Restated Credit Agreement dated as of October 17, 2005 (as so amended, the “Existing Credit Agreement”);

AND WHEREAS the Borrower has requested certain amendments to the Existing Credit Agreement, and the parties are entering into this Agreement to amend and restate the Existing Credit Agreement to provide for amended terms on which credits under the Existing Credit Agreement will be continued;

AND WHEREAS the Arrangers (as defined below) have made arrangements with the Borrower relating to certain of the amendments set out herein;

AND WHEREAS the Lenders desire to have the Administrative Agent continue to act on their behalf with regard to certain matters associated with the Credit Facility and certain of their rights and obligations set forth herein;

AND WHEREAS the Lenders also desire to have The Bank of Nova Scotia act as “Technical Agent”, Société Générale (Canada) as “Syndication Agent” and N M Rothschild & Sons Limited act as “Documentation Agent”, with regard to this Credit Facility.

NOW THEREFORE in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated so that, as amended and restated, it reads as follows:

ARTICLE 1
INTERPRETATION

1.1          Certain Defined Terms.  In this Agreement, where the context does not otherwise require, capitalized terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined unless otherwise specified and words importing gender shall include the masculine, feminine and neuter genders):

“Administrative Agent” means BNS, in its capacity as administrative agent hereunder (including pursuant to Section 12.2(e)), and its successors in such capacity.

“Administrative Questionnaire” has the meaning ascribed to that term in the Provisions.

“Advances” means a Loan, as defined in the Provisions.

“Affiliate” has the meaning ascribed to that term in the Provisions.

“Agency Fee Letter” means the letter agreement dated December 23, 2004 between the Administrative Agent and the Borrower providing for the payment by the Borrower of certain fees in connection with this Credit Facility, as such letter agreement is amended, supplemented, restated or replaced from time to time.

“Aggregate Net Hedge Indebtedness” at any date means (a) in respect of the amounts owing by the Borrower to any Hedge Counterparty, the amount, if any, by which the aggregate amount of all Hedge Indebtedness owing by the Borrower to such Hedge Counterparty under Permitted Hedge Agreements with such Hedge Counterparty as at such date exceeds the aggregate amount, if any, of all Hedge Indebtedness owing by such Hedge Counterparty to the Borrower under such Permitted Hedge Agreements; and (b) in respect of amounts owing by the Borrower to all Hedge Counterparties, the amount, if any, by which the aggregate amount of all Hedge Indebtedness owing by the Borrower to each Hedge Counterparty under Permitted Hedge Agreements exceeds the aggregate amount of all Hedge Indebtedness owing by each Hedge Counterparty to the Borrower under Permitted Hedge Agreements with each Hedge Counterparty.

“Agnico-Eagle AB” shall mean Agnico-Eagle AB, a Swedish corporation, and its successors.

“Agnico-Eagle Sweden AB” shall mean Agnico-Eagle Sweden AB, a Swedish corporation, and its successors.

“Agreement” has the meaning ascribed to that term in the Provisions.

“Applicable Margin” means, for each type of Advance or Commitment Fee Rate listed below, the corresponding annual percentage rate for each listed level of Total Net Debt to EBITDA Ratio set forth below:

Level	Total Net Debt to EBITDA Ratio	US $ LIBOR or C$ BA	L/C commission	US$ Base Rate or C$ Prime	Commitment Fee Rate
I	<3.50X	2.00%	2.00%	1.00%	0.75%
II	<2.5X	1.75%	1.75%	0.75%	0.60%
III	<2.0X	1.50%	1.50%	0.50%	0.50%
IV	<1.5X	1.25%	1.25%	0.25%	0.40%

Increases or decreases in the Applicable Margin resulting from a change in the Total Net Debt to EBITDA Ratio shall be based on the applicable Compliance Certificate delivered by the Borrower pursuant to Section 9.1(a); provided that, from the Restatement Date to the Effective Date (as defined below) in respect of the first full fiscal quarter of the Borrower immediately following the Restatement Date, the Applicable Margin shall be set at the applicable “Level” of the corresponding matrix contained in the definition of “Applicable Margin” set forth in the Existing Credit Agreement which is in effect on the Restatement Date. Notwithstanding the foregoing, if the average daily sum of the Lenders’ Available Commitment during each month is greater than 50% of the total Commitments, the Commitment Fee Rate shall be based on “Level II” of the foregoing matrix, and if the average daily sum of the Lenders’ Available Commitment during each month is greater than 65% of the total Commitments, the Commitment Fee Rate shall be based on “Level I” of the foregoing matrix. Changes in the Applicable Margin shall be effective as of the earlier of two Business Days following the day upon which such Compliance Certificate is delivered to the Administrative Agent and the day upon which such Compliance Certificate could be delivered on time (the “Effective Date”). For greater certainty, changes in L/C fees and Bankers’ Acceptance Fees shall be effective for that portion of the term of any L/Cs or Bankers’ Acceptances on or after the Effective Date, and any amount owing by the Borrower to the Lenders with respect to L/Cs or Bankers’ Acceptances shall be paid on the next Drawdown Date. Without waiving the requirement of the Borrower to deliver the Compliance Certificate by no later than the last date which it could be delivered on time (the “Due Date”), if any Compliance Certificate required to be delivered by the Borrower is delivered after the Due Date, the then prevailing Applicable Margin shall continue until such Compliance Certificate is, in fact, delivered. Upon receipt of any Compliance Certificate which is delivered after the relevant Due Date, the Administrative Agent shall determine the amount of any overpayment or underpayment of interest, L/C fees and Bankers’ Acceptance Fees during the period from the Due Date to and including the date of actual delivery thereof by the Borrower and notify the Borrower and the Lenders of such amounts. Such determination by the Administrative Agent shall constitute, in the absence of manifest error, prima facie evidence of the amount of such overpayment or underpayment, as the case may be. In the event of an underpayment, the Borrower shall, upon receipt of such notice, pay to the Administrative Agent, for the benefit of the Lenders, the amount of such underpayment. In the event of an overpayment, the amount of such overpayment shall be credited and applied to succeeding payments by the Borrower of interest, L/C fees and Bankers’ Acceptance Fees as they become due until such amount has been fully applied. Should the Administrative Agent, acting reasonably, determine that the calculation of the Total Net Debt to EBITDA Ratio in any Compliance Certificate is incorrect, the Administrative Agent shall advise the Borrower of such error and the Borrower and the Administrative Agent agree that, absent manifest error, the Applicable Margin shall be adjusted in accordance with the determination by the Administrative Agent, acting reasonably, and the Borrower shall pay the amount owing commencing as of the date when the adjustment would otherwise be effective in accordance with this provision.

“Applicable Percentage” has the meaning ascribed to that term in the Provisions.

“Arranger Fee Letter” means the letter agreement dated September 26, 2006 between the Arrangers and the Borrower providing for the payment by the Borrower of certain fees in connection with this Credit Facility, as such letter agreement is amended, supplemented, restated or replaced from time to time.

“Arrangers” means, collectively, BNS, Société Générale (Canada) and N M Rothschild & Sons Limited, in their respective capacities as co-arrangers of the credit facilities set forth in this Agreement.

“Assignment and Assumption” has the meaning ascribed to that term in the Provisions.

“Assignment of Metal Hedge Agreements” has the meaning ascribed to that term in Section 7.1(l).

“Available Commitment” means at any time, in respect of all Lenders, the amount, if any, by which the aggregate of the Lenders’ Commitments exceeds the amount of the Outstanding Advances at that time and means at any time, in respect of any particular Lender, the amount, if any, by which the Commitment of such Lender exceeds the amount of the Outstanding Advances made by such Lender. For greater certainty, the Available Commitment shall not at any time exceed the Maximum Facility Amount.

“Bank Act Security” means the “Notice of Intention to Give Security Under Section 427 of the Bank Act” granted to each Lender on November 9, 2001, the “Application for Credit and Promise to Give Security Under Section 427 of the Bank Act” granted to each Lender on November 16, 2001, the “Agreement as to Loans and Advances and Security Therefor. Section 426 and 427 of the Bank Act” granted to each Lender on November 16, 2001, the “Security Under Section 427 on All Property of Specified Kinds” granted to each Lender on November 16, 2001 and the security under Section 426 of the Bank Act granted to each Lender on November 13, 2001, and any additional security documents pursuant to the Bank Act (Canada) granted by the Borrower to any Lender in connection with this Agreement, as each may be amended, restated or otherwise modified from time to time.

“BA Discount Proceeds” means, in respect of any Bankers’ Acceptance, an amount calculated on the applicable Drawdown Date which is (rounded to the nearest full cent, with one-half of one cent being rounded up) equal to the face amount of such Bankers’ Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (i) the BA Discount Rate applicable thereto expressed as a decimal fraction multiplied by (ii) a fraction, the numerator of which is the actual number of days in the term of such Bankers’ Acceptance and the denominator of which is 365, which calculated price will be rounded to the nearest multiple of 0.001%.

“BA Discount Rate” means, (a) with respect to any Bankers’ Acceptance accepted by a Lender named on Schedule I to the Bank Act (Canada), the rate determined by the Administrative Agent as being the CDOR Rate in effect from time to time, and (b) with respect to any Bankers’ Acceptance accepted by any other Lender, the rate determined by the Administrative Agent in accordance with (a) above plus 0.10% per annum.

“BA Equivalent Advance” has the meaning ascribed to it in Section 3.9(e).

“Bankers’ Acceptance” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by the Borrower and accepted by a Lender pursuant to this Agreement or, for Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by the Borrower and accepted by a Lender pursuant to this Agreement. Orders that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Agreement as “orders.”

“Bankers’ Acceptance Fee” means the amount calculated by multiplying the face amount of each Bankers’ Acceptance by the Applicable Margin and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from and including the date of acceptance of a Bankers’ Acceptance by the Lender up to but excluding the maturity date of the Bankers’ Acceptance and the denominator of which is 365.

“Banking Day” means any Business Day on which dealings in foreign currencies and exchange between lenders may be carried on in London, England and New York, New York.

“Base Rate” means, on any date, a fluctuating rate of interest per annum (expressed on the basis of the actual number of days in a calendar year, rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of:

(a)                                  the reference rate of interest (however designated) of the Administrative Agent in effect on such day for determining interest chargeable by it on US Dollar commercial loans made in Canada; and

(b)                                 the Federal Funds Rate in effect on such day plus 0.5% per annum.

Changes in the rate of interest on that portion of any Advances maintained as Base Rate Advances will take effect simultaneously with each change in the Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Base Rate; provided that the failure to give such notice shall not affect the Base Rate in effect after such change.

“Base Rate Advance” means an Advance in US Dollars bearing interest at a fluctuating rate determined by reference to the Base Rate plus the Applicable Margin.

“Base Rate Loan” (as used in the Provisions) means a Base Rate Advance.

“BNS” means The Bank of Nova Scotia, a bank to which the Bank Act (Canada) applies. BNS shall be the “Issuing Bank” referred to in the Provisions.

“Bond” has the meaning ascribed to it in Section 7.1(e).

“Borrower” means Agnico-Eagle Mines Limited, a corporation existing under the laws of the Province of Ontario and its successors.

“Branch of Account” means the Wholesale Banking Operations – Loan Operations department of BNS at 720 King Street West, Third Floor, Toronto, Ontario, M5V 2T3 or such other branch as is designated from time to time by the Administrative Agent.

“Business Day” means each day that is not a Saturday, Sunday or a day on which commercial banks are not open for normal banking business in Toronto, Ontario or Montreal, Quebec.

“Canadian Dollars”, “Cdn. Dollars” and “Cdn $” mean lawful money of Canada.

“Canadian Lender” has the meaning ascribed to it in Section 7.4(a).

“Capital Expenditures” shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by the Borrower during such period that are required by GAAP to be included as a non-current asset on the balance sheet of the Borrower.

“Capital Stock” means any and all shares, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation, any securities convertible into such capital stock or any and all equivalent ownership interests in a Person.

“Cash Collateral” means Collateral consisting of cash (in Canadian Dollars or US Dollars) or Cash Equivalents on which the Administrative Agent has a first priority Lien.

“Cash Equivalents” means:

(a)                                  investments in direct obligations of Canada or the United States of America, including Canadian or United States of America federal, provincial or state obligations, with remaining maturities of one year or less from the date of acquisition of the investment;

(b)                                 investments in direct obligations of municipalities (having short-term credit ratings of at least A1 by Standard & Poor’s Ratings Group or P1 by Moody’s Investors Service) in Canada or the United States of America with remaining maturities of one year or less from the date of acquisition of the investment;

(c)                                  investments in certificates of deposit with remaining maturities of one year or less, issued by commercial banks in Canada or the United States of America having capital and surplus in excess of US $500,000,000 and having short-term credit ratings of at least A1 by Standard & Poor’s Ratings Group, P1 by Moody’s Investors Service, Inc. or R-1 (middle) by Dominion Bond Rating Service Limited;

(d)                                 investments in commercial paper issued by issuers resident in Canada or the United States of America of maturities of not more than 270 days rated at least A1 by Standard & Poor’s Ratings Group, P1 by Moody’s Investors Service, Inc. or R-1 (middle) by Dominion Bond Rating Service Limited;

(e)                                  investments in securities that are obligations of Canada or the United States of America purchased by the Borrower or any Subsidiary of the Borrower under repurchase agreements pursuant to which arrangements are made with selling financial institutions (being a financial institution having unimpaired capital and surplus of not less than US $500,000,000 and with short-term credit ratings of at least A1 by Standard & Poor’s Ratings Group, P1 by Moody’s Investors Service, Inc. or R-1 (middle) by Dominion Bond Rating Service Limited) for such financial institutions to repurchase such securities within 30 days from the date of purchase by the Borrower or such Subsidiary, and other similar short-term investments made in connection with the Borrower’s or any of its Subsidiary’s cash management practices; provided that the Borrower shall take possession of all securities purchased by the Borrower or any such Subsidiary under repurchase agreements and shall adhere to customary margin and mark-to-market procedures with respect to fluctuations in value; or

(f)                                    investments in any security issued by an investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8) that is a money market fund in compliance with all applicable requirements of SEC Rule 2a-7 (17 CFR 270.2a-7).

“CDOR Rate” shall mean, on any day, the annual rate of interest which is the arithmetic average of the 1, 2, 3 or 6 month rates applicable to Bankers’ Acceptances issued by banks listed on Schedule I of the Bank Act (Canada) identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on such day (as adjusted by the Administrative Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to one month Bankers’ Acceptances of, and as quoted by, any two Lenders which are banks listed on Schedule I of the Bank Act (Canada), chosen by the Administrative Agent in its discretion, as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If less than two such Lenders quote the aforementioned rate, the CDOR Rate shall be the rate quoted by the Administrative Agent.

“Change of Control” means:

(a)                                  the acquisition, directly or indirectly by any means whatsoever, by any Person, or group of Persons acting jointly or in concert, (collectively, an “offeror”) of beneficial ownership of, or the power to exercise control or direction over, or securities convertible or exchangeable into, any securities of the Borrower carrying in aggregate (assuming the exercise of all such conversion or exchange rights in favour of the offeror) more than 50% of the aggregate votes represented by the Voting Stock then issued and outstanding or otherwise entitling the offeror to elect a majority of the board of directors of the Borrower;

(b)                                 the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) directors on the Closing Date nor (ii) nominated or appointed by a majority vote of the board of directors of the Borrower in circumstances where such nomination or appointment is made other than as a result of a dissident proxy solicitation, whether actual or threatened; or

(c)                                  the consummation of any amalgamation, statutory arrangement (involving a business combination) or other reorganization of or involving the Borrower (i) in which the Borrower is not the continuing corporation or (ii) pursuant to which any Voting Stock of the Borrower would be reclassified, changed or converted into or exchanged for cash, securities or other property; other than (in each case) an amalgamation, statutory arrangement or other reorganization of or involving the Borrower in which the holders of the Voting Stock of the Borrower on the

Closing Date continue to have, directly or indirectly, more than 50% of the Voting Stock of the continuing corporation immediately after such transaction and in respect of which neither of the events described in (a) or (b) of this definition shall have occurred.

“Closing Date” means November 23, 2001.

“Closing and Amendment Fee Letter” means the letter agreement dated October 17, 2006 between the Administrative Agent and the Borrower providing for the payment by the Borrower of certain fees in connection with this Credit Facility, as such letter agreement is amended, supplemented, restated or replaced from time to time.

“Collateral” means the property and interests in property subject to or to be subject to the Liens of the Security Documents.

“Commitment” means, in respect of each Lender, at any time, the commitment of such Lender to provide the amount of Advances set opposite its name on Annex 2, as modified from time to time in accordance with the terms hereof. If a Lender has more than one Commitment hereunder, each Commitment shall be deemed to be a separate Commitment for purposes of this Agreement.

“Commitment Fee Rate” means the applicable percentage per annum set forth in the pricing matrix under the “Commitment Fee Rate” column in the definition of Applicable Margin.

“Compliance Certificate” means a compliance certificate of the Borrower, in the form of Exhibit E, delivered by the Borrower to the Administrative Agent pursuant to Section 9.1(a) and certified (without personal liability) by the chief financial officer or chief executive officer of the Borrower.

“Constating Documents” means a Person’s articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum of association, by-laws, declaration of trust, partnership agreement, limited liability company agreement or other similar document, as applicable, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to such Person’s Capital Stock.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound and, for greater certainty, shall include in the case of the Borrower, the Material Contracts and contracts and agreements relating to Indebtedness of the Restricted Parties.

“Control” has the meaning ascribed to that term in the Provisions.

“Convertible Debentures” means the 4.5% senior subordinated convertible debentures of the Borrower which were issued under the Trust Indenture, and which were redeemed in full by the Borrower on February 15, 2006.

“Copper” means metal which contains 0.999 cathode copper, which is registered or registrable, and is in conformity in all respects with the requirements for good delivery, on the London Metals Exchange.

“Credit Facility” means the credit facility which the Lenders have agreed to establish in favour of the Borrower pursuant to, and on the terms and conditions set out in, this Agreement in the amount of the Maximum Facility Amount.

“Current Ratio” means, in respect of the Borrower, at the date of determination, the ratio calculated by dividing the Borrower’s then current assets by its then current liabilities as the same would be shown on a balance sheet of the Borrower prepared on a consolidated basis in accordance with GAAP consistently applied.

“Default” has the meaning ascribed to that term in the Provisions.

“Demand” has the meaning ascribed to it in Section 3.19(b).

“Designated Account” means, in respect of any Advance, the account or accounts (including in Cdn. Dollars and US Dollars) maintained by the Borrower at a branch of the Administrative Agent in Toronto, Ontario that the Borrower designates in writing from time to time.

“Development Plan” means, collectively, the Mine Plan and the Operating Budget, as updated from time to time in accordance with Sections 9.2 and 9.3; and, to the extent of any inconsistency between such documents, the document having the later date shall govern.

“Documents” means the Financing Documents and the other documents delivered under Articles 6 and 7 hereof and all instruments, agreements, certificates and other documents delivered to the Administrative Agent and/or Lenders pursuant to or in connection with any of the foregoing.

“Drawdown Date” means the date on which an Advance is made to the Borrower pursuant to the terms hereof and which shall be a Banking Day.

“Drawdown Notice” means a notice delivered by the Borrower pursuant to Section 3.1 and substantially in the form of Exhibit A.

“Due Date” has the meaning specified in the definition for Applicable Margin.

“EBITDA” means, for any period, on a consolidated basis, an amount equal to the Borrower’s revenue from the sale of Product from Mines, less:

(a)           onsite and offsite cash operating costs for such period;

(b)           general and administrative expenses for such period;

(c)           cash capital taxes for such period; and

(d)           cash reclamation expenditures for such period;

each component of which is to be calculated in accordance with GAAP consistently applied.

“Effective Date” has the meaning specified in the definition for Applicable Margin.

“El Coco Documents” means (a) the Net Smelter Royalty Agreement dated as of June 21, 1999 among Barrick Gold Corporation, Lac Exploration Inc. and the Borrower and (b) the Net Profits Royalty Agreement dated as of June 21, 1999 among Barrick Gold Corporation, Lac Exploration Inc. and the Borrower, true and complete copies of which (together with all amendments, supplements and restatements thereof or thereto) have been delivered to the Administrative Agent.

“Eligible Assignee” has the meaning ascribed to that term in the Provisions.

“Environmental Liability” means any claim (including sums paid in settlement of claims), action, administrative proceeding, judgment, lien, damages, penalty, fine, cost, liability or loss, including reasonable legal fees and expenses and all other costs and expenses of any kind or nature that are incurred or arise directly or indirectly from or in connection with any Requirement of Environmental Law, or any failure or breach in respect thereof, or any Release of Hazardous Materials, that, in either case, is applicable to the Borrower or any other Subsidiary, or its respective properties or operations.

“Equivalent Amount” means, on any day, for the purpose of calculations under this Agreement, the amount of Canadian Dollars into which US Dollars may be converted or the amount of US Dollars into which Canadian Dollars may be converted using the Bank of Canada noon spot rate, if available, and if not available, the Administrative Agent’s mid-rate (i.e. the average of the Administrative Agent’s spot buying and selling rates) for converting the first currency to the other currency at the relevant time on that day; or as the context requires, the amount of Euros into which US Dollars may be converted or the amount of US Dollars into which Euros may be converted using the noon spot rate of the Federal Reserve Bank of New York, if available, and if not available, the Administrative Agent’s mid-rate (i.e. the average of the Administrative Agent’s spot buying and selling rates) for converting the first currency to the other currency at the relevant time on that day.

“Euro” means the lawful currency of the member states of the European Union participating in the third stage of the European monetary union.

Event of Default” means any event specified in Section 11.1.

“Exchange Rate Hedge Agreement” shall mean any contract for the sale, purchase or exchange or for future delivery of foreign currency (whether or not the subject currency is to be delivered or exchanged), or any currency swap agreements, option contracts, futures contracts, options on futures contracts, spot or forward contracts or other agreements to purchase or sell currency or any other arrangements entered into by a Person related to movements in the rates of exchange of currencies or other similar currency derivatives transactions entered into by such Person or any other currency contract or arrangement having the same economic effect as the foregoing, whether at, above or below current market prices.

“Existing Credit Agreement” has the meaning defined in the first recital to this Agreement.

“Exploration Expenditures” shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) made by the Borrower during such period in respect of prospecting, sampling, drilling and other work involved in searching for gold doré, copper concentrate and zinc concentrate and any other base or precious metal (whether in concentrate, doré or other form).

“Facility Indebtedness” means all present and future indebtedness, liabilities and obligations of the Borrower to the Administrative Agent and the Lenders under or in connection with the Financing Documents, whether direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrower to the Administrative Agent or the Lenders in any currency or remaining unpaid by the Borrower to the Administrative Agent or the Lenders under or in connection with the Financing Documents, and whether incurred by the Borrower alone or with another or others and whether as principal or surety, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees, legal and other costs, charges and expenses of or incurred by the Administrative Agent or the Lenders under or in connection with the Financing Documents which are required to be paid thereunder), but in any event excluding Hedge Indebtedness.

“Federal Funds Rate” means for any day, an annual interest rate equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers, as published for such day (or if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York or for any Banking Day on which such rate is not so published, the arithmetic average of the quotations for such day on such transactions received by the Administrative Agent from three United States federal funds brokers of recognized standing selected by it.

“Final Permitted Hedge Counterparties” means each Permitted Hedge Counterparty which has outstanding Hedge Agreements with the Borrower at the time that the Facility Indebtedness is indefeasibly paid in full and all Commitments are terminated.

“Financial Parameters” means the “Financial Parameters” set forth on Annex 3.

“Financing Documents” means this Agreement, the Security Documents, all other agreements, undertakings or commitments entered into by any Restricted Party pursuant to or in connection with this Agreement and the transactions contemplated hereby, including agreements with the Administrative Agent in connection with consolidation and electronic fund transfer arrangements and credit cards, and the Hedge Agreements entered into with each Permitted Hedge Counterparty.

“Financing Lease” means (a) any lease, including by way of sale and leaseback, of property, whether real or immovable or personal or movable, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee and (b) any other such lease the obligations under which are capitalized on the balance sheet of the lessee.

“Free Cash Flow” means, for any period, EBITDA less Maintenance Capital Expenditures.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Gold” means gold having a minimum fineness of 0.995 and which is registered or registrable, and is in conformity in all respects with the requirements for good delivery, on the London Bullion Market.

“Gold Equivalent” means a quantity of a Metal having an economic value expressed in ounces of Gold and calculated by multiplying the quantity of the Metal by an assumed price for that Metal and dividing the product by an assumed price for Gold, where such prices are determined using the Financial Parameters.

“Gold Equivalent Proven and Probable Reserves” means the sum of (a) Proven Reserves and Probable Reserves of Gold at the Mines which are Included Property and (b) Proven Reserves and Probable Reserves of Silver, Zinc and Copper at such Mines multiplied by the applicable price for the relevant metal as determined using the Financial Parameters, divided by the relevant Gold price as determined using the Financial Parameters.

“Goldex Mine” means the Borrower’s Goldex mining operations and property located in or around the City of Val-d’Or, Quebec, as presently constituted and as the same may be developed or expanded from time to time in accordance with the Development Plan or otherwise (which property and operations currently include (a) the Mining Assets relating to the Goldex mine, (b) the 22 mining claims comprising the Goldex mine referred to in Schedule 8.1(l) and (c) the immovable property comprising the Goldex mine referred to in Schedule 8.1(l)), and any replacements, substitutions and modifications thereof, together with all applications, surveys, easements, rights of way, rights, titles or interests of every kind and description which the Borrower or its Affiliates have rights to, otherwise own or control, relating to or acquired in connection with one or more of said operations, properties and claims.

“Governmental Authority” has the meaning ascribed to that term in the Provisions.

“Guarantee Obligation” means, as to any Person, (a) any obligation of such Person guaranteeing any obligations, contingent or otherwise, or indebtedness of other Persons, and (b) any other contingent obligations of such Person in respect of, or obligations to purchase or otherwise acquire or to assure payment or satisfaction of, any indebtedness or obligations of any other Person, directly or indirectly.

“Hedge Agreements” means all Metal Hedge Agreements, Exchange Rate Hedge Agreements, Interest Rate Hedge Agreements, and all other derivative transactions, at any time entered into by the Borrower including without limitation the Hedge Agreements identified in Section 8.1(cc).

“Hedge Counterparty” means a Permitted Hedge Counterparty or an Unsecured Hedge Counterparty.

“Hedge Indebtedness” means with respect to the indebtedness or obligations of any Person under or pursuant to any Permitted Hedge Agreement on any date, the aggregate amount, if any, determined on such date which would have to be paid on such date by such Person to a replacement counterparty to enter into a replacement transaction on substantially the same terms as the then existing transaction, with a term from such date to the scheduled termination date of the existing transaction.

“Hypothec” means the deed of hypothec referred to in Section 7.1(f), together with any and all other deeds of hypothec executed and delivered by the Borrower in favour of the Trustee.

“Included Property” means (a) the LaRonde Mine, the Goldex Mine, the Kittila Mine and the Lapa Mine and (b) (i) any other Mine located in a Permitted Jurisdiction, (ii) which Mine is operating to the satisfaction of the Majority Lenders in consultation with their independent consultants, (iii) which Mine is wholly owned, controlled and operated by a Person referred to in clauses (a) or (b) of the definition of Restricted Party, (iv) on which Mine the Administrative Agent, for and on behalf of the Secured Parties, has been granted an exclusive Lien to secure the Senior Secured Indebtedness pursuant to Section 10.2(n), and (v) for which the Administrative Agent has provided the Borrower written notice that such Mine is Included Property pursuant to Section 10.2(n).

“Indebtedness” of a Person means, at a particular date, the sum (without duplication) of:

(a)                                  all obligations of such Person for borrowed money and obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)                                 all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments;

(c)                                  all obligations of such Person to pay the deferred purchase price of property or services (other than for borrowed money);

(d)                                 all obligations of such Person under Financing Leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss;

(e)                                  all Guarantee Obligations of such Person;

(f)                                    indebtedness of others secured by any Lien upon Property owned by such Person, whether or not assumed;

(g)                                 all obligations of such Person to deliver goods or services in consideration of advance payments; and

(h)                                 all Hedge Indebtedness of such Person;

provided that trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business do not constitute Indebtedness.

“Indemnified Party” has the meaning ascribed to it in Section 13.17.

“Independent Engineer” means the current Independent Engineer, Roscoe Postle Associates Inc. together with Hatch Associates Inc., or such other independent engineer as may be selected by the Majority Lenders pursuant to Section 13.6.

“Indicated Resource” means that portion of a mineral resource expressed as tons and grade which has been designated as such by the Borrower, audited and approved by the Independent Engineer, after consultation with the Administrative Agent, on the basis of drill holes, underground openings or other sampling procedures spaced closely enough to give a reasonable indication of continuity and where geological data is reasonably well known.

“Initial Mine Plan” means the Initial Model and Budget as of the date hereof.

“Initial Model and Budget” means the mine plan for the Life of Mine and the annual operating budget for the Included Properties, delivered by the Borrower to the Lenders, reviewed and approved by the Independent Engineer and accepted by the Lenders, attached as Annex 6.

“Instrument of Adhesion” means an instrument of adhesion on the terms and in the form of Exhibit B.

“Intellectual Property” shall have the meaning ascribed to it in Section 8.1(o).

“Interest Coverage Ratio” means, for any period, the ratio of Free Cash Flow for such period to Total Interest Expense for such period.

“Interest Period” means, with respect to any LIBOR Advance:

(a)                                  the period commencing on and including the applicable Drawdown Date with respect to such LIBOR Advance and, subject as hereinafter provided, ending on but excluding the date which is one, two, three or six months thereafter, as selected by the Borrower in its Drawdown Notice; and

(b)                                 thereafter, each period commencing on the last day of the last preceding Interest Period applicable to such LIBOR Advance and, subject as hereinafter provided, ending on but excluding the date which is one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than 3 Banking Days prior to the last day of the then current Interest Period with respect to such Advance;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(c)                                  if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Banking Day;

(d)                                 any Interest Period that would otherwise extend beyond the Maturity Date, shall end on the Maturity Date; and

(e)                                  any Interest Period that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month.

“Interest Rate Hedge Agreements” shall mean any interest rate swap, option contract, futures contract, option on futures contract, cap, floor, collar, or any other similar arrangement entered into by a Person related to movements in interest rates or any other similar interest rate derivatives transaction entered into by such Person or any other interest rate contract or arrangement having the same economic effect, whether at, above or below current market prices.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Conditions” means, with respect to any Investment that: (a) no Default has occurred and is continuing or would result therefrom (without duplicating subsection (e) below); (b) any Person in which such Investment is made is in the business of mining or mining related activities or the asset acquired is a mining or mining related asset; (c) immediately after giving effect to any such Investment no Material Adverse Change would be reasonably expected to occur (without duplicating subsection (e) below); (d) such Investment does not breach, conflict with or violate any Requirements of Law; and (e) immediately after giving effect to such Investment, the Borrower shall be in compliance with all covenants set forth in Section 10.1 on a pro forma basis.

“Issuing Bank” has the meaning ascribed to that term in the Provisions.

“Kittila Mine” shall mean Agnico-Eagle AB’s Kittila mining operations and property located in or around Kittila, Finland, as presently constituted and as the same may be developed or expanded from time to time in accordance with the Development Plan or otherwise (which property and operations currently include (a) the Mining Assets relating to the Kittila mine, (b) the mining claims and mining concessions comprising the Kittila mine referred to in Schedule 8.1(l) and (c) the real or immovable property comprising the Kittila mine referred to in Schedule 8.1(l)), and any replacements, substitutions and modifications thereof, together with all applications, surveys, easements, rights of way, rights, titles or interests of every kind and description which the Borrower, Agnico-Eagle AB or their Affiliates have rights to, otherwise own or control, relating to or acquired in connection with one or more of said operations, properties and claims.

“Lapa Mine” shall mean means the Borrower’s Lapa mining operations and property located approximately 11 kilometers east of the LaRonde Mine, as presently constituted and as the same may be developed or expanded from time to time in accordance with the Development Plan or otherwise (which property and operations currently include (a) the Mining Assets relating to the Lapa mine, (b) the one concession and the 43 mining claims comprising the Lapa mine referred to in Schedule 8.1(l) and (c) the immovable property comprising the Lapa mine referred to in Schedule 8.1(l)), and any replacements, substitutions and modifications thereof, together with all applications, surveys, easements, rights of way, rights, titles or interests of every kind and description which the Borrower or its Affiliates have rights to, otherwise own or control, relating to or acquired in connection with one or more of said operations, properties and claims.

“LaRonde Mine” means the Borrower’s LaRonde mining operations and property located in or around Cadillac and Bousquet, Quebec, as presently constituted and as the same may be developed or expanded from time to time in accordance with the Development Plan or otherwise (which property and operations currently include (a) the Mining Assets relating to the LaRonde mine, (b) the property covered by the LaRonde Mining Leases as described in surveys dated January 23, 1998 and November 11, 1999 prepared by Jean-Luc Corriveau, which surveys have been made available by the Borrower to the Administrative Agent and to Lenders’ Counsel, (c) the 22 mining claims constituting the “El Coco Property” which claims are described in the El Coco Documents, (d) the 34 mining claims located adjacent to the LaRonde mine comprising the LaRonde mine tailings dam), and any replacements, substitutions and modifications thereof, together with all applications, surveys, easements, rights of way, rights, titles or interests of every kind and description which the Borrower or its Affiliates have rights to, otherwise own or control, relating to or acquired in connection with one or more of said operations, properties and claims and (e) the 20 mining claims constituting the “Terrex Property” which mining claims are described in Schedule 8.1(l) under the caption “Terrex Property”.

“LaRonde Mining Leases” means those certain mining leases number BM796 entered into between Les Mines Dumagami Ltée on March 12, 1991 and the Government of Quebec on April 19, 1991, as the same was transferred to the Borrower on December 29, 1992, and number BM854 entered into between the Borrower on April 26, 2001 and the Government of Quebec on June 5, 2001, and as the same may be renewed, amended, supplemented or restated in accordance with the terms of this Agreement from time to time.

“L/C” means a standby letter of credit, letter of guarantee or commercial letter of credit, in US Dollars, Canadian Dollars or Euros, and in a form satisfactory to BNS issued by BNS at the request of the Borrower in favour of a third party to secure the payment or performance of an obligation of the Borrower or a Subsidiary to the third party. For purposes of the Provisions, “Letter of Credit” shall mean “L/C”.

“Lenders” means the Lenders listed on Annex 2 hereof and their respective successors and assigns, and any other Eligible Assignee which becomes party to this Agreement pursuant to Sections 3.3(b) or 10 of the Provisions, and “Lender” means any one of them.

“Lenders’ Counsel” means Borden Ladner Gervais LLP.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means, with respect to any Advance for any Interest Period, the product of (a) (i) the interest rate per annum shown on Telerate Page 3750 or any successor page as the composite offered rate for London interbank deposits with a period comparable to the Interest Period for such Advance as shown under the  heading “USD” at 11:00 a.m. (London time) on the LIBO Rate Determination Date for such Interest Period, or (ii) if the rate in clause (i) of this definition is not shown for any particular day, the average (rounded upwards to the nearest whole multiple of one sixteenth of one percent) of the respective rates notified to the Administrative Agent by the Reference Banks at which deposits in US Dollars are offered by such Reference Banks to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the LIBO Rate Determination Date for such Interest Period for delivery on the first day of such Interest Period for a period identical to such Interest Period and in an amount comparable to the amount of such Advance, times (b) Statutory Reserves (if greater than one), if applicable.

“LIBO Rate Determination Date” means a day which is two Banking Days prior to the first day of an Interest Period.

“LIBO Rate Loan” (as used in the Provisions) means a LIBOR Advance.

“LIBOR Advance” means an Advance in US Dollars bearing interest at a fluctuating rate determined by reference to the LIBO Rate plus the Applicable Margin.

“LIBOR Tranche” means a LIBOR Advance or LIBOR Advances having the same Interest Period (whether or not originally made on the same day).

“Lien” shall mean any interest in property securing or intended to secure payment or performance of an obligation owed to a Person other than the owner of the property, whether such interest is based on contract, common law or statutory law, and including but not limited to the lien or security interest arising from a mortgage, hypothec, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights of way, liens, prior claims and other statutory or common law rights of landlords, leases and other title exceptions affecting property, and the filing or registering of any financing statement or other registration document under the Civil Code of Quebec, the Ontario Personal Property Security Act or any other comparable law of any jurisdiction for the purpose of protecting or perfecting such Lien to the extent that the mere filing of the same has the effect in and of itself of giving the beneficiary thereof an interest in property.

“Life of Mine” means the period during which all Reserves at the Mines constituting Included Property are projected to be extracted through planned mining activities (for the LaRonde Mine, currently through to the year 2016).

“Loan Documents” (as used in the Provisions) means Financing Documents.

“London Bullion Market” means the London Bullion Market Association, London, England.

“London Metals Exchange” means the London Metals Exchange, London, England.

“Maintenance Capital Expenditures” means, for any period, the sum of all Capital Expenditures made during such period on commercially operating mines held directly or indirectly by the Borrower, which Capital Expenditures are required or anticipated to be required in accordance with customary and prudent mining industry practice to maintain the operations of such mines at the unit operating cost, design capacity and utilization levels contemplated in the Operating Budget provided from time to time by the Borrower to the Lenders.

“Majority Lenders” means, at any time, two or more Lenders, the Commitments of which are in the aggregate greater than 50% of the aggregate Commitments of all Lenders.

“Material Adverse Change” means any material adverse change in the business, assets, liabilities, condition (financial or otherwise), properties or prospects of the Restricted Parties on a consolidated basis, or of their Mines that constitute Included Property taken as a whole.

“Material Adverse Effect” means (a) any Material Adverse Change or (b) any material adverse effect on (i) the ability or prospects of the Borrower on an individual basis to carry out its business, including the operation of the Mines owned and operated directly or indirectly by it that constitute Included Property, (ii) the ability of the Restricted Parties, on a consolidated basis, to perform their obligations under the Financing Documents in accordance with their respective terms or (iii) the rights and remedies of the Administrative Agent or the Lenders under the Financing Documents.

“Material Contracts” means the contracts listed on Schedule 8.1(p) relating to Included Property to which each Restricted Party is a party, the Mining Leases and the Hedge Agreements, true and complete copies of which (together with all amendments, supplements and restatements thereof or thereto) have been delivered to the Administrative Agent.

“Material Subsidiary” means any Subsidiary of the Borrower the consolidated total assets of which, at any time, have a book value of US $20,000,000 or more or the consolidated total revenue of which, at any time, is US $10,000,000 or more (on an annual basis); provided that, once a Subsidiary of the Borrower has become a Material Subsidiary, it shall not cease to be a Material Subsidiary until the Borrower provides written notice to the Administrative Agent in which the Borrower represents and warrants to the Administrative Agent that the book value of such Subsidiary is less than US $20,000,000 and the consolidated total revenue of such Subsidiary is less than US $10,000,000 (on an annual basis); and provided further that, notwithstanding any of the foregoing, if any Restricted Party (excluding the Borrower) is not a “Material Subsidiary” pursuant to the foregoing part of this definition, such Restricted Party shall be deemed for all purposes of this Agreement to be a “Material Subsidiary” and, for greater certainty, such Person shall not cease to be a “Material Subsidiary” as long as such Person is a Restricted Party.

“Maturity Date” means December 23, 2011, or if such date has been extended in accordance with the terms of Section 5.2, such extended date.

“Maximum Facility Amount” means US $300,000,000, as the same is reduced in accordance with the terms of this Agreement.

“Measured Resource” means that portion of a mineral resource expressed as tons and grade which has been designated as such by the Borrower, audited and approved by the Independent Engineer, after consultation with the Administrative Agent, on the basis of drill holes, underground openings or other sampling procedures spaced closely enough to confirm continuity to a high degree of confidence, and where geological data is reliably known.

“Metal” means Gold, Silver, Copper or Zinc derived from Product, together with any other base or precious metal produced by the Mines which are registered or registrable, and is in conformity in all respects with the requirements for good delivery, on the London Metals Exchange or London Bullion Market.

“Metal Hedge Agreement” shall mean any contract or commitment for or representing the sale or purchase for future delivery of a Metal (whether or not the subject Metal is to be delivered) and any option, put option, synthetic put option, call option, collar, spot, spot deferred, fixed forward and floating lease rate forward or other similar contract or arrangement entered into by a Person in respect of Metal prices or other similar metal derivatives transactions entered into by such Person or other metal contract or arrangement having the same economic effect as any of the foregoing, whether at, below or above the current market price of such Metal.

“Mine” means the LaRonde Mine or any other Mining Assets directly or indirectly owned, controlled or operated by the Borrower or its Subsidiaries; and “Mines” means all such mines.

“Mine Plan” means the Initial Model and Budget and each subsequent “Mine Plan”, as updated and modified from time to time in accordance with the procedures set out in Section 9.2 and as updated in accordance with Section 9.4 to include reference to any additional Mines constituting Included Property acquired by the Borrower or its Subsidiaries in accordance with this Agreement.

“Mining Assets” means the Mining Properties and all other present and after-acquired property and assets used in connection with or relating to an operating mine or facility for the extraction or processing of ore (including all corresponding underground and surface facilities and infrastructure and all related plant, buildings, fixtures, equipment, chattels and machinery), together with all inventory and accounts receivable thereof, whether situate on or off such mine or facility, and all replacements, substitutions and additions thereto made in accordance with the terms of this Agreement.

“Mining Claims” means all mining rights and claims, licences, mining leases and concessions and other similar rights and interest forming part of the Mining Properties relating to operating mines.

“Mining Leases” means the LaRonde Mining Leases and any other mining leases as the same may be renewed, amended, supplemented or restated in accordance with the terms of this Agreement from time to time.

“Mining Properties” means the lands, premises, Mining Leases, surface leases and rights, mining rights and claims, mining concessions and other rights to extract surface minerals from real or immovable property, now owned or hereafter acquired, which relate to a mine.

“Monthly Operating Report” means a report as to the operations of the LaRonde Mine, the construction, development and operations of the Goldex Mine, the Lapa Mine and the Kittila Mine, and the construction, development and operations of any additional Mines constituting Included Property acquired by the Borrower or its Subsidiaries in accordance with this Agreement, and certain other required information, in the form or substantially in the form last delivered to the “Administrative Agent” under the Existing Credit Agreement.

“Net Cash Proceeds” means with respect to any sale or other disposition of any asset (other than Product) by any Person (a) the gross amount of cash or cash equivalent received by such Person in connection with such transaction minus (b) the amount, if any, of all taxes (including the amount, if any, estimated by such Person in good faith at the time of such sale or other disposition for taxes payable by such Person on or measured by net income or gain resulting from such transaction), fees, commissions, costs and other expenses which are incurred or payable by such Person in connection with such transaction, but only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Non BA Lender” has the meaning ascribed to it in Section 3.9(e).

“Non-Bank Act Security” has the meaning ascribed to it in Section 7.4(c).

“Operating Budget” means the Initial Model and Budget and each of the Borrower’s subsequent annual operating budgets, in the form or substantially in the form of the Operating Budget last delivered to the Administrative Agent under the Existing Credit Agreement and as updated in accordance with Section 9.5 to include reference to any additional Mines constituting Included Property, acquired by the Borrower or its Subsidiaries in accordance with this Agreement.

“Original Credit Agreement” has the meaning ascribed to it in the first recital to this Agreement.

“Original Currency” shall have the meaning ascribed to it in Section 13.13.

“Other Senior Indebtedness” shall have the meaning ascribed thereto in Section 10.3(c)(vi).

“Outstanding Advances” means, at any time, the aggregate of the outstanding balance of all Advances which remain outstanding and have not been repaid to zero at such time together with the undrawn face amount of outstanding L/Cs and the face amount of outstanding Bankers’ Acceptances.

“Overdraft Facility” shall have the meaning ascribed thereto in Section 2.2(c).

“Permits” shall mean all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions or any item with similar effect as the foregoing issued or granted by any applicable Governmental Authority or by any other third party, including, without limitation, environmental permits.

“Permitted Acquisition” shall mean any Investment which is permitted under Sections 10.3(b)(vi), (vii), (viii) and (ix).

“Permitted Hedge Agreements” shall mean any Hedge Agreements, in the case of a Permitted Hedge Counterparty, and any Metal Hedge Agreements, in the case of an Unsecured Hedge Counterparty.

“Permitted Hedge Counterparty” means, at any time, (a) any Lender or Affiliate of a Lender which was a “Permitted Hedge Counterparty” under the Original Credit Agreement and which, in accordance with the terms of the Existing Credit Agreement, became a Permitted Hedge Counterparty thereunder and (b) any other Lender or Affiliate of a Lender, if such Person has executed and delivered an Instrument of Adhesion to the Administrative Agent and has provided to the Administrative Agent copies of all Hedge Agreements such Person has entered into with the Borrower, which Hedge Agreements must include the provisions set out in Annex 5 hereof. If, at any time, a “Permitted Hedge Counterparty” is not in compliance with the applicable terms and conditions set out in this definition or the relevant “Instrument of Adhesion” (as defined in the Existing Credit Agreement) or Instrument of Adhesion, as applicable, it shall cease to be a “Permitted Hedge Counterparty”. For purposes of this definition, after the indefeasible payment in full of the Facility Indebtedness and termination of all Commitments, “Lender”, “Person” and “Affiliate” shall have the meanings given to them immediately prior to the indefeasible payment of the Facility Indebtedness and termination of all Commitments.

“Permitted Jurisdiction” means Canada, the United States of America, Mexico, Chile, Peru, Brazil, Panama, Costa Rica, Australia, New Zealand or the European Union.

“Permitted Liens” in respect of any Person means the following Liens from time to time:

(a)                                  Liens for taxes, duties or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of such Person, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings provided that adequate reserves with respect thereto are maintained on the books of such Person, in conformity with GAAP;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and other obligations of a like nature incurred in the ordinary course of business;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, servitudes, rights-of-way, restrictions, exceptions and other similar encumbrances (including for public utilities) which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with such Person or business or the use of the affected property by such Person;

(f)                                    reservations, limitations, provisos and conditions in any original grant from the Crown or any freehold lessor of any of the properties of such Person and statutory exceptions to title or reservations of rights which do not in any case materially interfere with such Person or business or the use of the affected property by such Person;

(g)                                 any obligations or duties affecting any of the Property of such Person or its Subsidiaries to any municipality or other Governmental Authority with respect to any franchise, grant, licence  or permit which do not materially impair the use of such property for the purposes for which it is held;

(h)                                 Liens created pursuant to the Security Documents;

(i)                                     Liens created in connection with Financing Leases permitted by Section 10.3(c)(ii);

(j)                                     any Liens for unpaid royalties or duties not yet due pursuant to Mining Leases, claims or other mining rights running in favour of any Governmental Authority;

(k)                                  Liens on equipment and the proceeds thereof (and on no other property) created or assumed to finance the acquisition or secure the unpaid purchase price of such equipment (including the principal amount of any Financing Lease) to the extent permitted by Section 10.3(c);

(l)                                     Liens that (i) exist at the time such Person is, or the assets subject to such Liens are, acquired by a Restricted Party and (ii) extend only to the assets acquired or the assets of the Person acquired, as applicable;

(m)                               royalty agreements or other rights or claims to royalties on or affecting any property acquired by a Restricted Party pursuant to Section 10.3(b)(vi), (vii), (viii) or (ix) which royalty agreements or other such rights or claims are in existence at the time of such acquisition;

(n)                                 pledges or deposits of cash or cash equivalent instruments for purposes of securing obligations to financial institutions issuing letters of credit to secure obligations under retirement plans or for government reclamation costs, or  pledges or deposits of cash or cash equivalent instruments to other issuers of letters of credit in the ordinary course of such Person’s business provided that such pledging or deposit does not result in a Default under any provision of this Agreement (without reference to Section 10.3(a));

(o)                                 Liens in existence on the Restatement Date and listed on Schedule 8.1(m) hereto and any extensions, renewals or replacements of any such Lien provided that the principal amount of the Indebtedness or obligations secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; and

(p)                                 Liens securing Other Senior Indebtedness to the extent permitted by Section 10.3(c)(vi), but for greater certainty, not including any Liens in any present or after acquired Included Property.

“Person” has the meaning ascribed to that term in the Provisions.

“Plan” shall mean any pension plan within the meaning of the Pension Benefits Act (Ontario), the Supplemental Pension Plans Act (Quebec) or any other similar legislation pursuant to which the Borrower or any of its Subsidiaries makes contributions in respect of its employees.

“Pledge Agreement” means any and all deeds of movable hypothec on a specific claim pursuant to the terms of which the Bond is hypothecated in favour of the Secured Parties, therein acting and represented by the Administrative Agent.

“Prime Rate” means, on any day, a fluctuating rate of interest (rounded upwards if necessary to the next highest 1/16th of 1%) equal to the greater of:

(a)                                  the annual rate of interest expressed as a percentage per annum announced by BNS on that day as its reference rate for commercial loans made by it in Canada in Canadian Dollars; and

(b)                                 the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page at 10:00 a.m. Toronto time on that day, plus 0.50% per annum.

“Prime Rate Advance” means an Advance in Canadian Dollars bearing interest at a fluctuating rate determined by reference to the Prime Rate plus the Applicable Margin.

“Probable Reserve” means that portion of an Indicated Resource which has been adjusted for mining dilution and mining recovery which has been designated as such by the Borrower, audited and approved by the Independent Engineer, to be technically and economically mineable under current economic and operating conditions, all in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum standard therefor.

“Proceeding” shall have the meaning ascribed thereto in Section 9.1(j).

“Product” means gold doré, copper concentrate and zinc concentrate and any other base or precious metal (whether in concentrate, doré or other form) derived from or produced at a Mine.

“Proven Reserve” means that portion of a Measured Resource which has been adjusted for mining dilution and mining recovery and which has been designated as such by the Borrower, audited and approved by the Independent Engineer, to be technically and economically mineable under current economic and operating conditions, all in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum standard therefor.

“Provisions” means the model credit agreement provisions attached as Annex 1.

“Recourse Assets” means entities or properties (i) which are located in Permitted Jurisdictions, and (ii) to which any part of Total Debt, excluding Indebtedness under Subordinated Indebtedness and any other part of Total Debt which is unsecured and not ranking, or capable of ranking, senior to or pari passu with Total Debt, has direct recourse, whether as primary or secondary obligor, contingent or otherwise, secured or unsecured.

“Reference Banks” means BNS and any Lender or Lenders designated by the Administrative Agent, together with any replacement Lender or Lenders determined in accordance with Section 4.2(d), so that there are at least two Reference Banks.

“Release of Hazardous Materials” means any release, discharge, spill, emission, leakage, disposal, leaching or removal, in the indoor or outdoor environment, including through or in the air, soil, surface water, ground water or property, of any substance, product, waste, residue, pollutant, material, chemical, contaminant, dangerous good, constituent or other material which is or becomes listed, regulated, defined or addressed under or subject to any Requirements of Environmental Law or any applicable Permit.

“Required Lenders” (as used in the Provisions) means Majority Lenders.

“Requirements of Environmental Law” means duties under any Requirements of Law to the extent that such are intended in any way to prevent, limit, control or otherwise regulate any effects or risks on human health, the environment or property, including such Requirements of Law relating to: (a) the use, storage, presence, generation, discharge, emission, release, disposal, arrangement for disposal, remediation, or removal of any substance (including heat or radiation), or (b) the placement, construction, modification, maintenance, use, or removal of any structure, or (c) the modification, maintenance, use, or removal of any land, wetland or waterway (including anything beneath the surfaces thereof); and any amendments to or regulations promulgated thereunder.

“Requirements of Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; in each case, applicable to and binding upon such Person or any of its property or to which such Person is subject as a legally enforceable requirement; or (d), as to any Person, its Constating Documents.

“Reserves” means Proven Reserves and Probable Reserves.

“Restatement Date” means the date the conditions precedent set out in Section 6.1 are completed to the satisfaction of the Majority Lenders, as evidenced by a written notice delivered by the Administrative Agent to the Borrower.

“Restricted Party” means (a) the Borrower and (b) each wholly-owned Subsidiary which directly or indirectly wholly owns, controls and operates a Mine; where the Mine directly or indirectly owned by each such Person has been determined to be Included Property.

“Restricted Payment” shall have the meaning ascribed to it in Section 10.3(d).

“Reuters Screen CDOR Page” shall mean the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for Bankers’ Acceptances accepted by Canadian banks.

“Riddarhyttan Resources AB” shall mean Riddarhyttan Resources AB, a Swedish corporation, and its successors.

“Scandinavian Subsidiaries” shall mean Agnico-Eagle Sweden AB, Riddarhyttan Resources AB and Agnico-Eagle AB, and any other Subsidiary which is incorporated or formed under Swedish or Finnish law; and “Scandinavian Subsidiary” means any one of them.

“Second Currency” shall have the meaning ascribed to it in Section 13.13.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and each Permitted Hedge Counterparty, and in each case, each of their permitted successors and assigns.

“Security” means all security now held or to be held pursuant to this Agreement (including, without limitation the security described in Article 7 hereof) or hereafter received by the Administrative Agent (or by the Trustee for and on behalf of the Administrative Agent) for and on behalf of the Secured Parties for any Indebtedness of the Borrower (whether Indebtedness of the Borrower itself or Indebtedness of any other Person directly or indirectly liable for the Indebtedness of the Borrower) to the Secured Parties or any of them hereunder or under Hedge Agreements to which they are a party in accordance with the terms hereof and thereof (as the same may be amended, restated or otherwise modified from time to time). For greater certainty, prior to the indefeasible payment of all Facility Indebtedness and the termination of all Commitments, to the maximum extent permitted by law, each Permitted Hedge Counterparty shall be permitted to share the benefit of the Bank Act Security (including, to the maximum extent permitted by law, all payments or other recoveries thereunder), as part of the Security; and after the indefeasible payment of all Facility Indebtedness and the termination of the Commitments, the Final Permitted Hedge Counterparties shall not be entitled to the benefit of the Bank Act Security and the Security shall not include the Bank Act Security.

“Security Documents” means all mortgages, security agreements, hypothecs, pledge agreements, guarantees and other documents, instruments and agreements constituting or evidencing the Security, as the same may be amended, restated or otherwise modified from time to time.

“Senior Secured Indebtedness” means the Facility Indebtedness and, without duplication, the Hedge Indebtedness owed to each Permitted Hedge Counterparty.

“Silver” means silver having a minimum fineness of 0.999 and which is registered or registrable, and is in conformity in all respects with the requirements for good delivery, on the London Bullion Market.

“Statutory Reserves” shall mean a number (expressed as a decimal), determined by dividing the number one by the number one minus the aggregate of the maximum applicable reserve percentages, including any marginal, special, emergency or supplemental reserves, (expressed as a decimal) to the extent established by any banking authority to which any Lender is subject for LIBOR Advances or any other category of deposits or liabilities by reference to which the LIBO Rate is determined. LIBOR Advances shall be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender. Statutory  Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall have the meaning ascribed thereto in Section 10.3(c)(vii).

“Subsidiary” with respect to a corporation, has the meaning ascribed to such term in the Business Corporations Act (Ontario) on the date hereof, and with respect to a partnership, joint venture or other entity, a partnership, joint venture or other entity of which more than fifty percent (50%) of the outstanding equity interests having voting power to elect a majority of the board of directors or equivalent thereof of such partnership, joint venture or other entity are, directly or indirectly, owned by the relevant Person. Unless otherwise specified, references to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Super Majority Lenders” means, at any time, Lenders, the Commitments of which are in the aggregate not less than 66 2/3% of the aggregate Commitments of all Lenders; provided that, if a Lender does not consent to an extension of the Maturity Date which is requested by the Borrower pursuant to Section 5.2, such Lender (if still a Lender at the relevant time) shall not be entitled to vote on any subsequent extension request made by the Borrower pursuant to Section 5.2, and for the purpose of any such subsequent vote such Lender’s Commitment shall not be included in the denominator of “Super Majority Lenders”.

“Tangible Net Worth” means, at the date of determination, the aggregate value of the Borrower’s then stated share capital, other paid-in capital and contributed surplus (but excluding any deficit or shares of the Borrower held by any of its Subsidiaries) less the aggregate value of all intangibles (including, without limitation, goodwill) all as determined on a consolidated basis in accordance with GAAP consistently applied.

“Total Debt” means all Indebtedness of the Borrower on a consolidated basis, but excluding Indebtedness of the Borrower on a consolidated basis that does not have direct recourse (as primary or secondary obligor, whether contingent or otherwise) to any Restricted Party or any property of any Restricted Party.

“Total Interest Expense” means, for any period, without duplication, the aggregate expense incurred by the Borrower on a consolidated basis during such period for interest, other financing charges and equivalent costs under or in connection with Indebtedness, including but not limited to (i) interest, (ii) cash expenditures for interest whether expensed or capitalized, (iii) commissions, (iv) discounts, (v) the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory, (vi) bankers’ acceptance fees, if any, (vii) discounts on bankers’ acceptances, if any, (viii) fees and charges payable with respect to letters of credit and letters of guarantee, (ix) the interest portion of any capital lease payments, (x) net payments, if any, pursuant to Hedge Agreements and (xi) all fees and other compensation paid to any Person that has extended credit to the Borrower, all calculated in accordance with GAAP consistently applied.

“Total Net Debt” means Total Debt (excluding Subordinated Indebtedness) less Unencumbered Cash.

“Total Net Debt to EBITDA Ratio” means, for any period, the ratio of Total Net Debt to EBITDA.

“Trust Indenture” means the trust indenture dated as of February 15, 2002 between the Borrower and Computershare Trust Company of Canada, as trustee.

“Trustee” means Computershare Trust Company of Canada in its capacity as the fondé de pouvoir under the Hypothec.

“Unanimous Lenders” means, at any time, all Lenders.

“Unencumbered Cash” means all cash and Cash Equivalents held by the Borrower in OECD countries that are not subject to any Lien by any Person other than the Administrative Agent. For the avoidance of doubt, any cash or Cash Equivalents held by any joint ventures that is proportionately consolidated into the Borrower’s balance sheet shall not constitute Unencumbered Cash.

“United States Dollars”, “US Dollars” and “US $” mean lawful money of the United States of America.

“Unsecured Hedge Counterparty” means, in respect of any Metal Hedge Agreements entered into by the Borrower, the Persons listed on Annex 4, as such Annex is amended from time to time at the request of the Borrower and with the consent of the Majority Lenders, acting reasonably; provided that, there shall be no more than two Persons listed on Annex 4 at any time; provided further, that each such Person listed on Annex 4 has executed the “Consent” to the Assignment of Metal Hedge Agreement (in substantially the form of such Consent) and the Borrower has delivered such executed consent to the Administrative Agent.

“Voting Stock” of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Zinc” means zinc metal of a minimum 0.99995 purity which is registered or registrable, and is in conformity in all respects with the requirements for good delivery, on the London Metals Exchange.

1.2          Accounting Terms.  All accounting terms used herein but not specifically defined herein, shall be construed in accordance with GAAP consistently applied and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3          Headings, etc.  The headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement. All text included in sections or subsections entitled, “Provisions Reference”, in this Agreement are also inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

1.4          Provisions Reference.  Reference is made to Section 2 of the Provisions for other definitional and interpretative principles applicable to this Agreement.

1.5          Amendment and Restatement.  This Agreement is and shall for all purposes be a further amendment and a restatement of the provisions of the Existing Credit Agreement. This Agreement shall supersede the Existing Credit Agreement insofar as it constitutes the entire agreement between the parties concerning the subject matter of this Agreement, but does not constitute a novation of the Existing Credit Agreement, the Security held under the Existing Credit Agreement or any of the indebtedness, liabilities or obligations of the Borrower thereunder. All Advances (as defined in the Existing Credit Agreement) shall be Advances under this Agreement, and all of the Facility Indebtedness (as defined in the Existing Credit Agreement) shall be Facility Indebtedness under this Agreement. Without in any way limiting the terms of the Existing Credit Agreement, the Borrower confirms that the existing Security shall continue to secure all of the Facility Indebtedness and Hedge Indebtedness, including but not limited to that arising under this Agreement and the other Financing Documents and the Hedge Agreements to which each Permitted Hedge Counterparty is a party.

1.6          Schedules, etc.  The following Schedules, Annexes and Exhibits are deemed to be part of this Agreement:

Annex 1	-	Model Credit Agreement Provisions
Annex 2	-	Commitments
Annex 3	-	Financial Parameters
Annex 4		Unsecured Hedge Counterparties
Annex 5	-	Hedge Agreement Terms
Annex 6	-	Initial Model and Budget
Annex 7		Closing Agenda
Schedule 8.1(h)	-	Litigation
Schedule 8.1(l)	-	Mining Properties
Schedule 8.1(m)	-	Certain Permitted Liens
Schedule 8.1(p)	-	Certain Contracts
Schedule 8.1(q)	-	Permits
Schedule 8.1(t)	-	Subsidiaries and Capital Stock
Schedule 8.1(u)	-	Environmental
Schedule 8.1(v)	-	Labour
Schedule 8.1(w)	-	Employee Matters
Schedule 8.1(y)		Partnerships and Other Associations
Schedule 8.1(z)	-	Investments and Indebtedness
Schedule 8.1(cc)	-	Hedge Information
Schedule 8.1(dd)	-	Royalties
Exhibit A	-	Drawdown Notice
Exhibit B	-	Instrument of Adhesion

Exhibit C	-	Assignment of Metal Hedge Agreement
Exhibit D	-	Assignment of Contracts
Exhibit E	-	Compliance Certificate
Exhibit F	-	Investment Certificate (Securities Acquisition)
Exhibit G	-	Investment Certificate (Asset Acquisition)
Exhibit H	-	Indebtedness Certificate (Other Senior Indebtedness)
Exhibit I		Indebtedness Certificate (Subordinated Indebtedness)

1.7          Construction.  This Agreement has been negotiated by each party hereto with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

ARTICLE 2
CREDIT FACILITY

2.1          Creation of the Credit Facility.  Each Lender hereby severally, but not jointly, agrees to make available to the Borrower, upon and subject to the terms and conditions hereof, such Lender’s Applicable Percentage of the Credit Facility.

2.2          Amount, Availability and Purpose.

(a)                                  The Outstanding Advances expressed as an Equivalent Amount in US Dollars shall not exceed at any time the Maximum Facility Amount, and shall reduce in accordance with the terms and conditions of this Agreement. The Credit Facility shall be available by way of Prime Rate Advances, Base Rate Advances, LIBOR Advances, the issuance of L/Cs and/or by presenting orders to a Lender for acceptance as Bankers’ Acceptances.

(b)                                 The aggregate face amount of L/Cs outstanding at any time under the Credit Facility (calculated by reference to the face amount of each L/C at its time of issuance) expressed as an Equivalent Amount in US Dollars shall not exceed US $80,000,000.

(c)                                  At the option of the Borrower, up to US $10,000,000 of the Credit Facility may be used, subject to the terms hereof, by incurring overdrafts in the Designated Account with BNS, which shall be deemed to be Prime Rate Advances (if made in Canadian Dollars) and Base Rate Advances (if made in US Dollars) (the “Overdraft Facility”).

(d)                                 Upon and subject to the terms hereof, each Lender shall severally make Advances to the Borrower from time to time prior to the Maturity Date in an amount equal to its Applicable Percentage of the Maximum Facility Amount; provided that the aggregate amount of Advances made by each Lender shall not exceed such Lender’s Commitment and provided further that the Advances by way of the Overdraft Facility shall be made solely by BNS.

(e)                                  Prior to the Maturity Date, the principal amount of any Advance which is prepaid other than pursuant to Sections 5.3 and 5.4 may, subject to the terms hereof, be reborrowed.

(f)                                    All Advances shall be applied by the Borrower for general corporate purposes, including for acquisitions, to meet working capital needs and for Capital Expenditures on existing and new projects, to the extent permitted by this Agreement.

2.3          Termination of Credit Facility. Unless otherwise accelerated and terminated in accordance with Section 11.2, or unless terminated in accordance with Section 5.3, all outstanding Facility Indebtedness shall be repaid in full, and the Commitments and Credit Facility terminated, on the Maturity Date.

ARTICLE 3
ADVANCES

3.1          Drawdown Procedure.

(a)                                  Unless otherwise specified herein, the Borrower may obtain Advances under the Credit Facility, subject to the provisions hereof, by delivering to the Administrative Agent at the Branch of Account not less than four Banking Days’ prior to each proposed Drawdown Date for LIBOR Advances, four Business Days’ prior to each proposed Drawdown Date for Advances by way of Bankers’ Acceptances, two Business Days’ prior to each proposed Drawdown Date for Advances by way of Prime Rate Advances and Base Rate Advances, and such notice period in respect of Advances by way of L/Cs as BNS may reasonably require so that it has sufficient time to review the proposed form of L/C, a Drawdown Notice, specifying among other things, the type of Advance, the amount to be borrowed, the requested Drawdown Date and, if applicable, the length of the Interest Period (for LIBOR Advances) or term (for Bankers’ Acceptances); provided that, if the Borrower fails to give such notice with respect to the roll-over of any outstanding LIBOR Advances or Advances by way of Bankers’ Acceptances prior to any applicable Interest Period or maturity date, as the case may be, such Advances shall be deemed to be Base Rate Advances, in the case of LIBOR Advances, and Prime Rate Advances, in the case of Bankers’ Acceptances, and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin or the Prime Rate plus the Applicable Margin, as the case may be (provided that at any time thereafter the Borrower may, provided no Default has occurred and is continuing, convert such Advances into LIBOR Advances or request the issuance of Bankers’ Acceptances upon giving notice as set forth in this Section 3.1(a)).

(b)                                 Upon receipt of each Drawdown Notice for a Prime Rate Advance, Base Rate Advance and LIBOR Advance, the Administrative Agent shall forthwith notify the Lenders thereof specifying the amount of the Advance being requested, the proposed Drawdown Date, each Lender’s Applicable Percentage of the proposed Advance and, if applicable, the Interest Period thereof.

(c)                                  Each Lender shall make available to the Administrative Agent such Lender’s Applicable Percentage of the relevant Prime Rate Advance, Base Rate Advance or LIBOR Advance before 11:00 a.m. (Toronto time) on the relevant Drawdown Date, by transfer through the interbank payment system in immediately available funds, to the account designated by the Administrative Agent at the Branch of Account.

(d)                                 Provided that the applicable conditions set forth in Article 6 have been fulfilled after receipt by the Administrative Agent of the funds transferred to it pursuant to Section 3.1(c), the Administrative Agent shall forthwith make such funds available to the Borrower by debiting the account(s) referred to in Section 3.1(c) and by crediting the Designated Account or by paying the Borrower, as the Borrower shall otherwise direct, like funds in the aggregate of such funds received by the Administrative Agent from the Lenders prior to 2:00 p.m. (Toronto time) on the Drawdown Date, but if the conditions precedent to the Advance are not met by 2:00 p.m. (Toronto time) on the Drawdown Date, the Administrative Agent shall return such funds to the Lenders or invest them in an overnight investment as orally instructed by each Lender until such time as the Advance is made.

(e)                                  Each Drawdown Notice shall be irrevocable and binding on the Borrower. In respect of the Advance specified in any Drawdown Notice, the Borrower shall indemnify the Administrative Agent and each Lender and hold the Administrative Agent and each Lender harmless from any and all loss or expense incurred or sustained by the Administrative Agent and such Lender as a result of (i) failure by the Borrower to borrow such Advance in accordance with the terms hereof and the relevant Drawdown Notice after giving a Drawdown Notice in respect thereof or (ii) the Advance not occurring on a Drawdown Date due to the failure by the Borrower to fulfil any of the applicable conditions set forth in Article 6 or the occurrence of a Default; which loss or expense shall include, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds obtained by the Administrative Agent or any Lender to fund the requested Advance, but shall not include any compensation for loss of the amount of the Applicable Margin which would otherwise have been earned by the Lenders if such Advance had been made or if such Advance had been made on the requested Drawdown Date. The Borrower shall, on demand from the Administrative Agent, pay to the Administrative Agent for or on behalf of itself or any Lender the amount of such loss or expense and the certificate of the Administrative Agent or each such Lender setting out the amount of such loss or expense shall, in the absence of manifest error, be prima facie evidence thereof. The indemnity set out in this Section shall survive the termination of the Commitments and the repayment of all amounts outstanding hereunder and under the Financing Documents.

(f)                                    Provisions Reference: Reference is made to Section 6(a) of the Provisions regarding “Funding by Lenders” and “Presumption by Administrative Agent”.

(g)                                 The failure of any Lender to make its Applicable Percentage of an Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Applicable Percentage of an Advance on the relevant Drawdown Date, but no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by the defaulting Lender on such Drawdown Date.

(h)                                 If any Lender shall fail to advance its Applicable Percentage of an Advance, the Administrative Agent shall, if requested in writing by the Borrower, for 20 days after such request, invite other Eligible Assignees to assume thenceforth all of the obligations of such Lender under the Credit Facility in accordance with the procedures set out in Section 3.3(b) of the Provisions. In accordance with such procedures, if such Eligible Assignee is a Lender or an Affiliate of a Lender, no consent of the Borrower shall be required. If such invitee is an Eligible Assignee which is not a Lender or an Affiliate of a Lender, the consent of the Borrower as to the replacement Lender shall be required, which consent shall not be unreasonably withheld; provided that the Borrower’s consent shall not be required if a Default has occurred and is continuing. Such defaulting Lender shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection therewith. If such defaulting Lender fails to so reimburse the Administrative Agent within three Business Days after demand therefor, the Borrower shall reimburse the Administrative Agent for all such costs and expenses, without limiting the rights of the Borrower against the defaulting Lender. The defaulting Lender and any Affiliate of such Lender which is a Permitted Hedge Counterparty shall, effective as of the assignment to the replacement Lender, assign, at price determined in a reasonable manner from market quotations in accordance with customary market practices, all Hedge Agreements it or they hold with the Borrower to such replacement Lender or to another Lender or Permitted Hedge Counterparty.

3.2          Prime Rate, Base Rate and LIBOR Advances. Except with respect to Advances made under the Overdraft Facility, each Prime Rate Advance shall be in an aggregate minimum amount of Cdn. $1,000,000 and in a whole multiple of Cdn. $1,000,000. Each LIBOR Advance or Base Rate Advance shall be in minimum amount of US $1,000,000 and a whole multiple of US $1,000,000. The Borrower shall pay interest to the Administrative Agent for the account of the Lenders at the Branch of Account on any such Advances outstanding to it from time to time hereunder at the applicable rate of interest specified in Article 4.

3.3          LIBOR Tranches. There shall not at any time be more than six different LIBOR Tranches.

3.4          Overdraft Facility. All Advances under the Overdraft Facility shall be made solely by BNS and records concerning Advances under the Overdraft Facility shall be maintained solely by BNS. All payments of principal, interest, fees and other amounts relating to the Overdraft Facility shall be made solely to BNS at the Branch of Account. Any notices by the Borrower in connection with the Overdraft Facility shall be made to BNS. Neither the notice periods set out in Section 3.1(a) nor minimum amount requirements for Advances shall apply to Advances by way of overdraft under the Overdraft Facility. In addition, in respect of Advances by way of overdraft under the Overdraft Facility, the Borrower shall not be required to deliver a Drawdown Notice pursuant to Section 6.2(c). In connection with Advances under the Overdraft Facility, BNS shall ascertain the position or net position of the Borrower’s Designated Account at the close of business daily. If the Canadian Dollar position or net position is a debit in favour of BNS, the debit will (if the Borrower is entitled to an Advance) be deemed to be a Prime Rate Advance under the Overdraft Facility in the amount of the debit. If the US Dollar position or net position is a debit in favour of BNS, the debit will (if the Borrower is entitled to an Advance) be deemed to be a Base Rate Advance under the Overdraft Facility in the amount of the debit. If a position or net position is a credit in favour of the Borrower, the credit will be deemed to be a repayment of a Prime Rate Advance or Base Rate Advance, as the case may be, under the Overdraft Facility in the amount of the credit to the extent of any principal amounts owing in respect thereof.

3.5          Conversions.  Subject to the other terms of this Agreement, the Borrower may from time to time convert all or any part of the outstanding amount of any Advance into another form of Advance permitted by this Agreement.

3.6          Execution of Bankers’ Acceptances.

(a)                                  To facilitate the acceptance of Bankers’ Acceptances hereunder, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by the Lender, an appropriate number of orders in the form prescribed by that Lender.

(b)                                 Each Lender may, at its option, execute any order in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and the Lenders are hereby authorized to accept or pay, as the case may be, any order of the Borrower which purports to bear such a signature notwithstanding that any such individual has ceased to be an authorized officer of the Lender. Any such order or Bankers’ Acceptance shall be as valid as if such officer were an authorized officer at the date of issue of the order or Bankers’ Acceptance.

(c)                                  Any order or Bankers’ Acceptance signed by a Lender as attorney for the Borrower, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Lender may be dealt with by the Administrative Agent or any Lender to all intents and purposes and shall bind the Borrower as if duly signed and issued by the Borrower.

(d)                                 The receipt by the Administrative Agent of a request for an Advance by way of Bankers’ Acceptances shall be each Lender’s sufficient authority to execute, and each Lender shall, subject to the terms and conditions of this Agreement, execute orders in accordance with such request and the advice of the Administrative Agent given pursuant to Section 3.9, and the orders so executed shall thereupon be deemed to have been presented for acceptance.

3.7          Sale of Bankers’ Acceptances.

(a)                                  It shall be the responsibility of each Lender to arrange, in accordance with normal market practice, for the sale on each Drawdown Date of the Bankers’ Acceptances issued by the Borrower and to be accepted by that Lender, failing which the Lender shall purchase its Bankers’ Acceptances.

(b)                                 In accordance with the procedures set forth in Section 3.9, the Administrative Agent will make the net proceeds of the requested Advance by way of Bankers’ Acceptances received by it from the Lenders available to the Borrower on the Drawdown Date by crediting the Designated Account with such amount.

3.8          Size and Maturity of Bankers’ Acceptances and Rollovers. Each Advance of Bankers’ Acceptances shall be in a minimum amount of Cdn. $1,000,000. Each Bankers’ Acceptance shall have a term of 30 to 180 days after the date of acceptance of the order by a Lender, but no Bankers’ Acceptance may mature on a date which is not a Business Day or on a date after the Maturity Date. The face amount at maturity of a Bankers’ Acceptance may be renewed as a Bankers’ Acceptance or converted into another form of Advance permitted by this Agreement.

3.9          Co-ordination of BA Advances. Each Lender shall advance its Applicable Percentage of each Advance by way of Bankers’ Acceptances in accordance with the provisions set forth below.

(a)                                  The Administrative Agent, promptly following receipt of a notice from the Borrower pursuant to Section 3.1(a) requesting an Advance by way of Bankers’ Acceptances, shall advise each Lender of the aggregate face amount and term(s) of the Bankers’ Acceptances to be accepted by it, which term(s) shall be identical for all Lenders. The aggregate face amount of Bankers’ Acceptances to be accepted by a Lender shall be determined by the Administrative Agent by reference to the respective Commitments of the Lenders, except that, if the face amount of a Bankers’ Acceptance would not be a whole multiple of Cdn. $1,000, the face amount shall be increased or decreased by the Administrative Agent in its sole discretion to the nearest whole multiple of Cdn. $1,000.

(b)                                 Each Lender shall transfer to the Administrative Agent at the Branch of Account for value on each Drawdown Date immediately available Cdn. Dollars in an aggregate amount equal to the BA Discount Proceeds of all Bankers’ Acceptances accepted and sold or purchased by the Lender on such Drawdown Date net of the applicable Bankers’ Acceptance Fee and net of the amount required to pay any of its previously accepted Bankers’ Acceptances that are maturing on the Drawdown Date or any of its other Advances that are being converted to Bankers’ Acceptances on the Drawdown Date.

(c)                                  If the Administrative Agent determines that all the conditions precedent to an Advance specified in this Agreement have been met, it shall advance to the Borrower the amount delivered by each Lender by crediting the Designated Account or by paying the Borrower, as the Borrower shall otherwise direct, prior to 2:00 p.m. (Toronto time) on the Drawdown Date, but if the conditions precedent to the Advance are not met by 2:00 p.m. (Toronto time) on the Drawdown Date, the Administrative Agent shall return the funds to the Lenders or invest them in an overnight investment as orally instructed by each Lender until such time as the Advance is made. To the extent that any such funds are returned to a Lender, such funds (less the Bankers’ Acceptance Fee) shall be deemed to be a reimbursement by the Borrower to such Lender of corresponding amounts payable by such Lender under any Bankers’ Acceptance which were issued.

(d)                                 Notwithstanding any other provision hereof, for the purpose of determining the amount to be transferred by a Lender to the Administrative Agent for the account of the Borrower in respect of the sale of any Bankers’ Acceptance issued by the Borrower and accepted by such Lender, the proceeds of sale thereof shall be deemed to be an amount equal to the BA Discount Proceeds calculated with respect thereto. Accordingly, in respect of any particular Bankers’ Acceptance accepted by it, a Lender, in addition to its entitlement to retain the applicable Bankers’ Acceptance Fee for its own account, shall be entitled to retain for its own account the amount, if any, by which the actual proceeds of sale thereof exceed the BA Discount Proceeds calculated with respect thereto, and shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale thereof are less than the BA Discount Proceeds calculated with respect thereto.

(e)                                  Whenever the Borrower requests an Advance that includes Bankers’ Acceptances, each Lender that is not permitted by any Requirements of Law or by customary market practice to accept a Bankers’ Acceptance (a “Non BA Lender”) shall, in lieu of accepting its pro rata amount of such Bankers’ Acceptances, make available to the Borrower on the Drawdown Date an Advance (a “BA Equivalent Advance”) in Canadian Dollars and in an amount equal to the BA Discount Proceeds of the Bankers’ Acceptances that the Non BA Lender would have been required to accept on the Drawdown Date if it were able to accept Bankers’ Acceptances. Each Non BA Lender shall also be entitled to deduct from the BA Equivalent Advance an amount equal to the Bankers’ Acceptance Fee that would have been applicable had it been able to accept Bankers’ Acceptances. The BA Equivalent Advance shall have a term equal to the term of the Bankers’ Acceptances that the Non BA Lender would otherwise have accepted and the Borrower shall, at the end of that term, be obligated to pay the Non BA Lender an amount equal to the aggregate face amount of the Bankers’ Acceptances that it would otherwise have accepted. All provisions of this Agreement applicable to Bankers’ Acceptances and Lenders that accept Bankers’ Acceptances shall apply mutatis mutandis to BA Equivalent Advances and Non BA Lenders and, without limiting the foregoing, Advances shall include BA Equivalent Advances.

3.10        Payment of Bankers’ Acceptances. The Borrower shall provide for the payment to the Administrative Agent at the Branch of Account for the account of the applicable Lenders of the full face amount of each Bankers’ Acceptance accepted for its account on the earlier of (a) the date of maturity of a Bankers’ Acceptance and (b) the date on which any Facility Indebtedness becomes due and payable hereunder. Any amount payment of which has not been provided for by the Borrower in accordance with this Section shall be automatically converted to Prime Rate Advances in accordance with Section 3.1(a).

3.11        Deemed Advance - Bankers’ Acceptances. Except for amounts which are paid from the proceeds of a rollover of a Bankers’ Acceptance or for which payment has otherwise been funded by the Borrower (including by way of automatic conversion in accordance with Section 3.1(a)), any amount which a Lender pays to any third party on or after the date of maturity of a Bankers’ Acceptance in satisfaction of the face amount thereof or which is owing to the Lender in respect of such a Bankers’ Acceptance on or after the date of maturity of such a Bankers’ Acceptance resulting from such Lender paying an amount in satisfaction of the face amount of such Bankers’ Acceptance to the holder thereof, shall be deemed to be a Prime Rate Advance to the Borrower. Each Lender shall forthwith give notice to the Administrative Agent of the making of such a payment and the Administrative Agent shall promptly give similar notice to the other Lenders and to the Borrower. Interest shall be payable on such Prime Rate Advance in accordance with the terms applicable to Prime Rate Advances.

3.12        Waiver. The Borrower shall not claim from a Lender any days of grace for the payment at maturity of any Bankers’ Acceptances presented and accepted by the Lender pursuant to this Agreement. The Borrower waives any defence to payment which might otherwise exist if for any reason a Bankers’ Acceptance shall be held by a Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Bankers’ Acceptance that is at any time held by a Lender in its own right.

3.13        Degree of Care. Any executed orders to be used as Bankers’ Acceptances shall be held in safekeeping with the same degree of care as if they were the Lender’s own property, and shall be kept at the place at which such orders are ordinarily held by such Lender.

3.14        Indemnity. The Borrower shall indemnify and hold the Lenders, and each of them, harmless from any loss, cost, damage or expense with respect to any Bankers’ Acceptance dealt with by the Lenders for the Borrower’s account, but shall not be obliged to indemnify a Lender for any loss, cost, damage or expense caused by the gross negligence or wilful misconduct of that Lender.

3.15        Obligations Absolute. The obligations of the Borrower with respect to Bankers’ Acceptances under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a)                                  any lack of validity or enforceability of any order accepted by a Lender as a Bankers’ Acceptance; or

(b)                                 the existence of any claim, set-off, defence or other right which the Borrower may have at any time against the holder of a Bankers’ Acceptance, a Lender or any other Person, whether in connection with this Agreement or otherwise.

3.16        Shortfall on Drawdowns, Rollovers and Conversions. The Borrower agrees that:

(a)                                  the difference between the amount of an Advance requested by the Borrower by way of Bankers’ Acceptances and the actual proceeds of the Bankers’ Acceptances;

(b)                                 the difference between the actual proceeds of a Bankers’ Acceptance and the amount required to pay a maturing Bankers’ Acceptance, if a Bankers’ Acceptance is being rolled over; and

(c)                                  the difference between the actual proceeds of a Bankers’ Acceptance and the amount required to repay any Advance which is being converted to a Bankers’ Acceptance;

shall be funded and paid by the Borrower from its own resources, by 11:00 a.m. on the applicable Drawdown Date or may be advanced as a Prime Rate Advance if the Borrower is otherwise entitled to such an Advance.

3.17        Prohibited Use of L/Cs and Bankers’ Acceptances. The Borrower shall not enter into any agreement or arrangement of any kind with any Person to whom Bankers’ Acceptances have been delivered whereby the Borrower undertakes to replace such Bankers’ Acceptances on a continuing basis with other Bankers’ Acceptances, nor shall the Borrower directly or indirectly take, use or provide Bankers’ Acceptances or L/Cs as security for funds loaned or advanced from any other Person. For greater certainty, L/Cs may be used as security for deferred amounts and purchase price adjustments owing in connection with acquisitions permitted by this Agreement.

3.18        Issuance and Maturity of L/Cs.

(a)                                  A request for an Advance by way of L/C shall be made by the Borrower in accordance with Section 3.1(a) except that a request shall be made to BNS. A request shall include the details of the L/C to be issued. BNS shall promptly notify the Borrower of any comment concerning the form of the L/C requested by the Borrower and shall, if the Borrower is otherwise entitled to an Advance, issue the L/C to the Borrower on the Drawdown Date or as soon thereafter as BNS is satisfied with the form of L/C to be issued.

(b)                                 Each L/C issued under this Agreement shall have a term which is not more than one year after its issuance date or renewal date. An L/C may be renewed by the Borrower subject to complying with the terms of this Agreement applicable to an Advance by way of L/C.

3.19        Payment of L/Cs.

(a)                                  The Borrower shall provide for the payment to BNS at the Branch of Account of the full face amount of each L/C (or the amount actually paid in the case of a partial payment) on the earlier of (i) the date on which BNS makes a payment to the beneficiary of an L/C, and (ii) the date on which any Facility Indebtedness becomes due and payable hereunder, provided that any amount paid by the

Borrower under this clause (ii) shall for all purposes be deemed to be Cash Collateral under Section 3.20. Any amount payment of which has not been provided for by the Borrower in accordance with this Section shall be automatically converted to a Prime Rate Advance or Base Rate Advance as set out in Section 3.21.

(b)                                 The obligation of the Borrower to reimburse BNS for a payment to a beneficiary of an L/C shall be absolute and unconditional (without prejudice to the Borrower’s right, if applicable, after reimbursing BNS, to claim damages for matters directly resulting from BNS’s gross negligence or wilful misconduct) and shall not be reduced by any demand or other request for payment of an L/C (a “Demand”), which is paid or acted upon in good faith and in conformity with laws, regulations or customs applicable thereto, being invalid, insufficient, fraudulent or forged, nor shall the Borrower’s obligation be subject to any defence or be affected by any right of set-off, counter-claim or recoupment which the Borrower may now or hereafter have against the beneficiary, BNS or any other Person for any reason whatsoever, including the fact that BNS paid a Demand or Demands (if applicable) aggregating up to the amount of the L/C notwithstanding any contrary instructions from the Borrower to BNS (other than instructions contained in the L/C, which instructions need be complied with only to the same extent and in accordance with the same standards set forth above) or the occurrence of any event including, but not limited to, the commencement of legal proceedings to prohibit payment by BNS of a Demand. Any action, inaction or omission taken or suffered by BNS under or in connection with an L/C or any Demand, if in good faith and in conformity with laws, regulations or customs applicable thereto, shall be binding on the Borrower and shall not place BNS under any resulting liability to the Borrower. Without limiting the generality of the foregoing, BNS may receive, accept, or pay as complying with the terms of the L/C, any Demand otherwise in order which may be signed by, or issued to, any administrator, executor, trustee in bankruptcy, receiver or other Person or entity acting as the representative or in place of, the beneficiary.

3.20        Cash Collateral. Except where any amounts under this Agreement have become immediately due and payable, if any L/C is outstanding on the Maturity Date or on any other date that all Commitments are terminated, then on the Maturity Date or such other date, the Borrower shall, promptly on demand by the Administrative Agent, deposit with the Administrative Agent for the benefit of the Secured Parties Cash Collateral in an amount equal to the full undrawn principal amount at maturity of all L/Cs then outstanding. Such Cash Collateral shall be held by the Administrative Agent, as security for, and to provide for the payment of, the Borrower’s obligations in respect of such outstanding L/Cs. The Administrative Agent may at any time after the Maturity Date apply any or all of such Cash Collateral to the payment of any or all of the Borrower’s obligations in respect of such L/Cs which become due and payable. At the Borrower’s request, but subject to the Administrative Agent’s reasonable approval, the Administrative Agent shall invest any Cash Collateral consisting of cash and any proceeds of Cash Collateral consisting of cash in Cash Equivalents, and any commissions, expenses and penalties incurred by the Administrative Agent in connection with any investment and redemption of such Cash Collateral shall be payable by the Borrower on demand, shall bear interest at the rates provided herein for in Section 4.1(c) on the basis of the Prime Rate in effect from time to time, and shall be charged to any accounts of the Borrower, or, at the Administrative Agent’s option, shall be paid out of the proceeds of any earnings received by the Administrative Agent from the investment of such Cash Collateral provided herein or out of such cash itself. Neither the Administrative Agent nor the Secured Parties make any representation or warranty as to, and shall not be responsible for, the rate of return, if any, earned on any Cash Collateral. Any earnings on Cash Collateral shall be held as additional Cash Collateral on the terms set forth in this Section 3.20.

3.21        Deemed Advance - L/Cs. Except for amounts which have been funded by the Borrower, any amount which BNS pays to any third party in respect of an L/C in satisfaction or partial satisfaction thereof shall also be deemed to be a Prime Rate Advance in the case of Canadian Dollar L/Cs or a Base Rate Advance in the case of Euro L/Cs (based upon the Equivalent Amount of such amount in US Dollars) or US Dollar L/Cs. BNS shall forthwith give notice of the making of such an Advance to the Borrower and to the Lenders. Interest shall be payable on such Advances in accordance with the terms applicable to such Advances.

3.22        Lenders’ Obligations Relating to Overdraft Facility and L/Cs. Notwithstanding that Advances under the Overdraft Facility and Advances made by way of L/Cs are for the time being made by BNS, it is the intention of the parties that the ultimate credit risk and exposure of any Lender in respect of all Advances be in accordance with its Applicable Percentage. Accordingly, immediately upon the issuance of an L/C or the making of Advance under the Overdraft Facility in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from BNS, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender’s Applicable Percentage. Each Lender shall, on the date a draft or demand under any L/C is honoured, from time to time as requested by the Administrative Agent or otherwise upon the occurrence of a Default, without regard to any other provision of this Agreement or any of the other Financing Documents, or any defence any Lender may have in connection with such payment or any defence any Lender may have in connection with such participation, pay its Applicable Percentage of the amount paid by BNS with respect to an L/C and not reimbursed by the Borrower, and pay its Applicable Percentage by way of Overdraft Facility, by payment to the Administrative Agent for reimbursement of BNS on such day in immediately available funds. If and to the extent such Lender shall not make such payment available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent for reimbursement of BNS forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid or credited by BNS until such amount is made available to the Administrative Agent at a per annum rate equal to the Prime Rate plus the Applicable Margin or the Base Rate plus the Applicable Margin, as the case may be. The failure of any Lender to pay its Applicable Percentage of any such amount shall not relieve any other Lender, or the Borrower, of its obligation to make available any amount required to be paid by it under this Section, but no Lender shall be responsible for the failure of any other Lender to make such payment. If any Lender fails to take the actions required under this Section, the Administrative Agent may, without prejudice to the Borrower’s obligation to pay the Administrative Agent for reimbursement of BNS as contemplated in Section 3.19 and this Section 3.22, and until the required action has been taken by such Lender, make appropriate adjustments to the payments to the defaulting Lender of amounts otherwise required to be made to such Lender under this Agreement.

3.23        Adjustment of Applicable Percentages. While BNS is the sole Lender making Advances under the Overdraft Facility and issuing L/Cs, its participation in Advances and payments (including standby fees) under the other Advances hereunder shall be reduced and shall be adjusted by the Administrative Agent from time to time, so that the aggregate of the Advances it has made or committed to make under those other Advances reflects as closely as reasonably possible its overall Applicable Percentage of those other Advances.

3.24        Evidence of Indebtedness.  The Advances made by the Lenders shall be evidenced by records maintained by the Administrative Agent and by each Lender concerning those Advances it has made. The Administrative Agent shall also maintain records of Advances by way of Bankers’ Acceptances and L/Cs, and each Lender shall also maintain records relating to Bankers’ Acceptances that it has accepted. BNS shall also maintain records relating to L/Cs that it has issued. The records maintained by the Administrative Agent, and by BNS relating to L/Cs, shall constitute, in the absence of manifest error, prima facie evidence of the Facility Indebtedness and all details relating thereto. The failure of the Administrative Agent or any Lender to correctly record any such amount or date shall not, however, adversely affect the obligation of the Borrower to pay the Facility Indebtedness in accordance with this Agreement.

ARTICLE 4
INTEREST RATES AND FEES

4.1          Interest Rate and Payment Dates.

(a)                                  Subject to Sections 4.1(c) and 4.4, (i) LIBOR Advances shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBO Rate determined for such day plus the Applicable Margin, (ii) Prime Rate Advances shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Prime Rate plus the Applicable Margin, (iii) Base Rate Advances shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin and (iv) the rate per annum for calculating the Bankers’ Acceptance Fee shall be the Applicable Margin therefor.

(b)                                 All interest payable in respect of an Advance shall accrue from the date of each Advance and shall, with respect to LIBOR Advances, become due and payable in arrears on the last day of each Interest Period in respect thereof and, if the Interest Period is longer than three months, every three months after the date of the relevant LIBOR Advance and, in the case of all other Advances (other than Advances by way of Bankers’ Acceptances and L/Cs), on the last Business Day of each calendar month.

(c)                                  If all or a portion of the principal amount or interest of any of the Advances shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such overdue amount shall, to the extent permitted by all applicable

Requirements of Law, bear interest at a rate which is 2% greater than the rate which would otherwise be applicable pursuant to Section 4.1(a) (in the case of LIBOR Advances, based on the existing LIBO Rate until the expiry of the then applicable Interest Period and thereafter based on successive Interest Periods of one month) from the date of such non-payment until paid in full (as well after, as before Default, maturity or judgment) with interest on overdue interest bearing interest at the same rate.

4.2          Computation and Determination of Interest and Fees.

(a)                                  Interest in respect of LIBOR Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed in each Interest Period. Interest in respect of Base Rate Advances shall be calculated on the basis of a 365 or 366 day year, as the case may be. Interest in respect of Prime Rate Advances shall be calculated on the basis of a 365 or 366 day year, as the case may be.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall constitute prima facie evidence of such interest rate. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the basis used by the Administrative Agent in determining any interest rate pursuant to Article 4.

(c)                                  When requested by the Administrative Agent in the event that Telerate Page 3750 or any successor page is not functioning or available, each Reference Bank shall use its best efforts to furnish quotations of LIBO Rates to the Administrative Agent as contemplated hereby. If any Reference Bank shall in such case be unable or otherwise fail to supply such rates to the Administrative Agent upon its request, the LIBO Rate shall be determined on the basis of the quotations of the remaining Reference Bank.

(d)                                 If any Reference Bank’s Commitment shall terminate (otherwise than on termination of all the Commitments), or all of its Advances are assigned for any reason whatsoever, such Reference Bank shall thereupon cease to be a Reference Bank, and if, as a result of the foregoing, there shall only be one Reference Bank remaining, then the Administrative Agent (after consultation with the Borrower and the Lenders) may, by notice to the Borrower and the Lenders, designate another Lender that is a bank as a Reference Bank.

4.3          Provisions Reference.  Reference is made to Section 3.5 of the Provisions regarding “Inability to Determine Rates”.

4.4          Interest Act.  Each rate of interest which is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

4.5          Prohibited Rates of Interest.  Notwithstanding any other provision of this Agreement or any other Financing Documents, the Borrower shall not be obliged to make any payment of interest or other amounts payable to the Administrative Agent or Lenders in an amount or at a rate that would be prohibited by law or would result in the receipt of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada), or that would contravene any usury laws which may be applicable to any obligations of the Borrower in connection with this Agreement or the other Financing Documents. In any such case, any payment, collection or demand for interest in excess of the maximum permitted rate shall, notwithstanding such provision, be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Administrative Agent or Lender of “interest” at a “criminal rate”.

4.6          Commitment Fee.  The Borrower shall pay to the Administrative Agent on the last Business Day of each month, commencing on the last Business Day of the month in which the Restatement Date occurs, for the account of each Lender, a commitment fee calculated on the average daily sum of each Lender’s Available Commitment during each month (or such shorter period with respect to the first such payment date) at the Commitment Fee Rate, payable in arrears and calculated on the basis of a 365 or 366 day year, as applicable. Such commitment fee shall be distributed by the Administrative Agent to the Lenders based on their Applicable Percentage.

4.7          L/C Fees. Payment of L/C fees shall be made by the Borrower to BNS at the Branch of Account. The L/C fees which accrue during each calendar quarter shall be paid in arrears one Business Day after such calendar quarter. L/C fees shall be calculated at the annual rate of the then Applicable Margin on the face amount of each L/C for the duration of its term on the basis of the actual number of days to elapse from and including the date of issuance or renewal by BNS to but not including the expiry date of the L/C. Such L/C fees shall be distributed by the Administrative Agent to the Lenders based on their Applicable Percentage. An additional L/C fronting fee shall be payable by the Borrower to BNS, for BNS’s sole benefit, at the Branch of Account. The L/C fronting fee which accrues during each calendar quarter shall be paid in arrears one Business Day after such calendar quarter. The L/C fronting fee shall be calculated at the annual rate of 0.12% per annum on the face amount of each L/C for the duration of its term on the basis of the actual number of days to elapse from and including the date of issuance or renewal by BNS to but not including the expiry date of the L/C. L/C fees shall be calculated on the basis of a 365 or 366 day year, as applicable.

4.8          Interest under Overdraft Facility. All payments of interest and any other amount with respect to the Overdraft Facility shall be payable by the Borrower to the Administrative Agent at the Branch of Account for the account of the Lenders. Such interest and other amounts shall be distributed by the Administrative Agent to the Lenders based on their Applicable Percentage, upon the Administrative Agent making adjustments to its participation in Advances under Section 3.23.

ARTICLE 5
REDUCTIONS AND PAYMENTS

5.1          General Rule Regarding Repayments.  Subject to Section 11.6 hereof and Section 5 of the Provisions, repayment of an outstanding Advance made by the Borrower shall be applied by the Administrative Agent among all Lenders on the basis of their Applicable Percentage.

5.2          Term and Repayments.

(a)                                  Unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2011, unless this Agreement is extended, upon the irrevocable request of the Borrower (which request may be made at its option), with the consent of the Super Majority Lenders, in their sole discretion, for three additional one year terms in accordance with this Section 5.2.

(b)                                 Each request for an extension of this Agreement must be made by the Borrower (if it wishes to exercise its option to make such request) providing the Administrative Agent with irrevocable written notice of such request at least 60, but not more than 90, days before the applicable anniversary date of the Restatement Date. If the Super Majority Lenders consent to a request for an extension made before the first anniversary of the Restatement Date, then unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2012 and all remaining Commitments shall be cancelled at such time. In that case, and if the Super Majority Lenders consent to a request by the Borrower for an extension made at least 60, but not more than 90, days before the second anniversary of the Restatement Date, then unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2013 and all remaining Commitments shall be cancelled at such time. In that case, and if the Super Majority Lenders consent to a request by the Borrower for an extension made at least 60, but not more than, 90 days before the third anniversary of the Restatement Date, then unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2014 and all remaining Commitments shall be cancelled at such time.

(c)                                  Notwithstanding Section 5.2(b), if the Borrower has not requested an extension of this Agreement before the first anniversary of the Restatement Date, the Borrower can (if it wishes to exercise its option to make such request) provide the Administrative Agent with irrevocable written notice of a request for an extension of this Agreement at least 60, but not more than 90, days before the second anniversary of the Restatement Date. If the Super Majority Lenders consent to such a request for an extension, then unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2012 and all remaining Commitments shall be cancelled at such time. In that case, the Borrower can (if it wishes to exercise its option to make such request) provide the Administrative Agent with irrevocable written notice of a request at least 60, but not more than 90, days before the third anniversary of the Restatement Date. If the Super Majority Lenders consent to such a request for an extension, then unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2013 and all remaining Commitments shall be cancelled at such time.

(d)                                 Notwithstanding Sections 5.2(b) and (c), if the Borrower has not requested an extension of this Agreement before the first and the second anniversary dates of the Restatement Date, the Borrower can (if it wishes to exercise its option to make such request) provide the Administrative Agent with irrevocable written notice of a request for an extension of this Agreement at least 60, but not more than 90, days before the third anniversary of the Restatement Date. If the Super Majority Lenders consent to such a request for an extension, then unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2012 and all remaining Commitments shall be cancelled at such time.

(e)                                  Notwithstanding Section 5.2(b), (c) and (d), if the Borrower has requested an extension of this Agreement before the first anniversary of the Restatement Date, and the Super Majority Lenders consent to such a request for an extension as set out in Section 5.2(b), but the Borrower does not provide the Administrative Agent with irrevocable written notice of a request at least 60, but not more than 90, days before the second anniversary of the Restatement Date, the Borrower can (if it wishes to exercise its option to make such request) provide the Administrative Agent with irrevocable written notice of a request at least 60, but not more than 90, days before the third anniversary of the Restatement Date. If the Super Majority Lenders consent to such a request for an extension, then unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2013 and all remaining Commitments shall be cancelled at such time.

(f)                                    Upon receipt by the Administrative Agent of any such request by the Borrower for an extension of this Agreement, the Administrative Agent shall provide prompt written notice of such request to each Lender. Each Lender’s determination of whether or not it consents to such extension shall be made in such Lender’s sole discretion. If a Lender has not provided the Administrative Agent with written notice of whether or not such Lender consents to such requested extension 30 days after written notice of such request has been provided by the Administrative Agent to such Lender, such Lender shall be irrevocably deemed to have not consented to such extension.

(g)                                 If the Super Majority Lenders consent to any extension requested by the Borrower pursuant to this Section 5.2, but any Lender does not so consent, that dissenting Lender (if it is still a Lender at the relevant time) shall not be entitled to vote on any extensions subsequently requested by the Borrower pursuant to this Section

5.2 (and the denominator in the definition of Super Majority Lender shall, for such purpose, be reduced by such Lender’s Commitment).

(h)                                 If the Super Majority Lenders consent to any requested extension of this Agreement pursuant to this Section 5.2, but any Lender does not so consent, the Borrower may require that:

(i)                                     any such dissenting Lender assign its Commitment in accordance with Section 3.3(b) of the Provisions;

(ii)                                  the Commitment of any such dissenting Lender be permitted to terminate at the end of the then current term of this Agreement (with the Maximum Facility Amount reducing by the amount of such Lender’s Commitment at that time); or

(iii)                               such dissenting Lender’s Commitments immediately terminate.

In the case of clause (iii), the Borrower shall immediately repay such Lender its pro rata share of all outstanding Advances, together with all other amounts owing by the Borrower to that Lender under Section 5.5, and upon receipt by such Lender of such amount such Lender’s Commitment shall be cancelled (with the Maximum Facility Amount reducing by the amount of such Lender’s Commitment at that time). Any assigning Lender or any Lender whose Commitments terminate before the Maturity Date (if extended in accordance with the foregoing provisions) shall, upon such assignment or termination, assign, or cause any of its Affiliates which is a Permitted Hedge Counterparty, to assign, at a price determined in a reasonable manner from market quotations in accordance with customary market practices, all Hedge Agreements it or they hold with the Borrower to the applicable Eligible Assignee or to another Lender or Permitted Hedge Counterparty.

(i)                                     If the Super Majority Lenders do not consent to any extension requested by the Borrower pursuant to the foregoing procedures, all Facility Indebtedness shall, unless due and payable sooner in accordance with this Agreement, be due and payable on the Maturity Date then in effect and all remaining Commitments shall be cancelled at such time.

5.3          Termination and Reduction of Commitments. The Borrower may at any time, upon at least five (5) Business Days’ irrevocable written notice provided to the Administrative Agent, without penalty, terminate entirely at any time, or partially reduce on a permanent basis from time to time, by an aggregate amount of US $1,000,000 or the Equivalent Amount in Canadian Dollars or multiples thereof, the Commitments of all Lenders; and any such termination or reduction shall reduce each Lender’s Commitment on the basis of its Applicable Percentage; provided that, prepayments of LIBOR Advances may not occur during an Interest Period unless the Borrower pays the required amount under Section 5.5. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Any such reduction shall also reduce the Maximum Facility Amount by that amount. If the Maximum Facility Amount and the

Commitments of all Lenders are reduced to zero and the Credit Facility is terminated in its entirety, all Facility Indebtedness, together with all other amounts owing by the Borrower under Section 5.5, shall be due and payable by the Borrower on the effective date of such termination. If the Maximum Facility Amount and the Commitments of all Lenders are partially reduced, the outstanding Advances (including, for greater certainty, the face amount of all Bankers’ Acceptances) which, if not repaid, would be in excess of the Maximum Facility Amount and the Commitments of all Lenders, together with all other amounts owing by the Borrower under Section 5.5, shall be due and payable by the Borrower on the effective date of such reduction.

5.4          Mandatory Prepayments.

(a)                                  If at any time the Borrower or any Subsidiary receives any insurance proceeds relating to Included Property, except for insurance proceeds which the Borrower or any Subsidiary is permitted to retain pursuant to Section 10.2(j)(ii) or which the Borrower has remitted to the Administrative Agent to be held as part of the Security in accordance with Section 10.2(j)(ii), the Borrower shall remit such proceeds to the Administrative Agent to prepay or repay the outstanding Advances.

(b)                                 If at any time the Borrower or any Subsidiary, in one or more transactions, sells, transfers, leases, assigns or otherwise disposes of any assets not permitted to be sold, transferred, leased, assigned or otherwise disposed, or in excess of the amounts permitted, under Section 10.3(e), the Borrower shall remit the aggregate Net Cash Proceeds received therefrom which relate to Included Property to the Administrative Agent to prepay or repay the outstanding Advances.

(c)                                  If at any time the Borrower or any Subsidiary receives any proceeds of expropriation relating to any Included Property, the Borrower or such Subsidiary shall remit such proceeds to the Administrative Agent to prepay or repay outstanding Advances.

(d)                                 Without limiting the other rights and remedies of the Administrative Agent and the Lenders under the Financing Documents, the Commitments and the Maximum Facility Amount shall be reduced by any amounts received by the Administrative Agent pursuant to Sections 5.4(a), (b) and (c).

5.5          Indemnity. The Borrower agrees to indemnify each Lender and the Administrative Agent and to hold each Lender and the Administrative Agent harmless from any loss or expense which such Lender or the Administrative Agent may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Advances, (b) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with Section 5.3 resulting in the making of a prepayment of a LIBOR Advance on a day which is not the last day of an Interest Period with respect thereto, including without limitation, in each case any such loss or expense arising from the re-employment of funds obtained by it to maintain its Advances hereunder or from fees payable to terminate the deposits from which such funds were obtained to the extent not recovered in connection with such re-employment of funds if applicable (but in any event excluding any loss of profits or other consequential damages and the Applicable Margin applicable to such Advances). This covenant shall survive termination of all Commitments and payment of the outstanding Facility Indebtedness.

5.6          Exchange Rate Fluctuations. If fluctuations in rates of exchange in effect between US Dollars and Cdn. Dollars cause the amount of outstanding Advances (expressed in US Dollars based on the Equivalent Amount from time to time) to exceed the Maximum Facility Amount then in effect by five percent or more at any time, the Borrower shall pay the Administrative Agent for the benefit of the Lenders immediately on demand such amount as is necessary to repay the excess. If the Borrower is unable to immediately pay that amount because Interest Periods have not ended, Bankers’ Acceptances have not matured or L/Cs (or any portion thereof) have not been drawn, the Borrower shall, immediately on demand, post Cash Collateral with the Administrative Agent in the amount of the excess, which shall form part of the Security and be held until the amount of the excess is paid in full or is less than five percent. If, on the date of any Advance (whether by rollover, conversion or otherwise), the amount of Advances (expressed as described above) exceeds the maximum amount permitted herein because of fluctuations in rates of exchange, the Borrower shall immediately pay the Lenders the excess and shall not be entitled to any Advance that would result in the amount permitted hereunder being exceeded.

5.7          Payments. All payments (including prepayments) made by the Borrower on account of principal, interest and fees hereunder shall be made without set-off or counterclaim including, without limitation, any set-off or counterclaim based on any law, rule or policy or, any governmental authorization or order which is now or hereafter promulgated by any Governmental Authority and which may adversely affect the Borrower’s obligation to make, or the right of any Lender to receive, such payments. All such payments shall be made to the Administrative Agent, for the account of the Lenders, at the Branch of Account, in the same currency as the relevant Advance, and, in each case, in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Advances) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal and interest thereon, shall be payable at the then applicable interest rate(s) hereunder during such extension. If any payment on an Advance becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day (and such reduction or extension of time shall in such case be included in computing interest in connection with such payment).

5.8          Authorized Transfer. The Borrower hereby irrevocably authorizes the Administrative Agent to effect the making of all payments whether of principal, interest, fees or any other charges whatsoever hereunder which the Borrower is required to pay the Lenders, the Administrative Agent or any other Person by charging any designated bank account maintained by the Borrower with the Administrative Agent. Nothing herein limits or restricts the right of the Lenders and/or the Administrative Agent under Section 4 of the Provisions. Payment by the Borrower to the Administrative Agent of any amount owed by the Borrower to the Lenders hereunder shall discharge the Borrower’s obligation to pay such amount to the Lenders.

5.9          Provisions Reference. Reference is made to Sections 3.1, 3.2, 3.3 and 3.4 of the Provisions regarding “Increased Costs”, “Taxes”, “Mitigation Obligations; Replacement of Lenders” and “Illegality”, respectively.

ARTICLE 6
CLOSING AND DRAWDOWN CONDITIONS

6.1          Conditions Precedent to Amendments. The amendments to the Existing Credit Agreement effected hereby shall be subject to the satisfaction of the following conditions:

(a)                                  The following Documents shall have been executed by a duly authorized officer or duly authorized Person of each of the parties thereto and delivered to the Administrative Agent, in sufficient number as the Administrative Agent shall reasonably require, all in form and substance satisfactory to the Administrative Agent:

(i)                                     a certified copy of the articles, by-laws, authorizing resolutions and certificate of incumbency of each Restricted Party, certified by a senior officer of such party as being true, complete and correct copies thereof, as well as a copy of certificates dated as of a recent date from the appropriate Governmental Authority evidencing the existence of such Person in its jurisdiction of incorporation and, where required by any Requirements of Law, its qualification to conduct its business in each jurisdiction where the ownership, lease or operation of property or the conduct of business requires such qualification;

(ii)                                  this Agreement;

(iii)                               the Arranger Fee Letter;

(iv)                              the Closing and Amendment Fee Letter;

(v)                                 the executed legal opinions of Borrower’s (including counsel to the Scandinavian Subsidiaries) legal counsel;

(vi)                              the items listed in the “closing matters” section of the closing agenda attached as Annex 7;

(vii)                           to the extent not previously delivered to the Administrative Agent, the Security Documents set forth in Article 7;

(viii)                        true, complete and correct copies of all consents, authorizations and filings, and any documents or instruments relating thereto, required or advisable under any Requirements of Law applicable to, or by any Contractual Obligation of, the Borrower in connection with the execution, delivery, performance, validity or enforceability of this Agreement (to the extent not delivered under the Existing Credit Agreement), together with a certificate of a senior officer of the Borrower, stating that the foregoing are true copies and are all the consents, authorizations and filings, and any documents or instruments relating thereto, so required, and such consents, authorizations, and filings, and any documents or instruments relating thereto, shall be satisfactory in form and substance to the Administrative Agent and be in full force and effect; and

(ix)                                such other Documents reasonably required by the Administrative Agent.

(b)                                 Since October 17, 2005, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect.

(c)                                  No suit, action, investigation, inquiry or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending and no preliminary or permanent injunction or order by a provincial, state, federal or other court shall have been entered (i) in connection with any Document, or any of the transactions contemplated hereby or thereby or (ii) which could reasonably be expected to have a Material Adverse Effect.

(d)                                 The Borrower shall have paid in full all fees and expenses payable by it to the Administrative Agent, the Arrangers and the Lenders, including, without limitation, the fees payable under the Arranger Fee Letter and the Closing and Amendment Fee Letter, and all other Persons in connection with this Agreement and the transaction contemplated herein that are payable by it on or before the Restatement Date pursuant to written agreements with each such Person.

Unless otherwise required by the Administrative Agent, as determined by the Administrative Agent acting reasonably, Documents delivered in connection with the Existing Credit Agreement need not be delivered again in connection with this Agreement.

6.2          Conditions Precedent to All Advances. The obligations of the Lenders to make any Advances under this Agreement shall be subject to the fulfilment of the conditions precedent set out in Sections 6.1 (when required as specified therein) and the following conditions precedent on or prior to each Drawdown Date:

(a)                                  All Documents and other documents delivered pursuant to Section 6.1 shall be in full force and effect and the Borrower and all other parties shall be in good standing under them.

(b)                                 After the making of the requested Advance, the outstanding Advances expressed as an Equivalent Amount in US Dollars would not be greater than the Maximum Facility Amount.

(c)                                  The Administrative Agent shall have received a Drawdown Notice in accordance with the terms of this Agreement.

(d)                                 No request by Canada Revenue Agency for payment pursuant to Section 224(1.1) or any successor section of the Income Tax Act (Canada) or any comparable provision of any other taxing statute shall have been received by any Person in respect of the Borrower.

(e)                                  Each of the statements set forth in clauses (i), (ii) and (iii) below shall be true and correct on the Drawdown Date (both before and after the making of each such Advance (excluding rollovers and conversions)):

(i)                                     each representation and warranty of each Restricted Party contained in the Financing Documents is true and correct on the Drawdown Date (where such representation or warranty is qualified by “Material Adverse Effect” or any other “materiality” concept), and in all other cases true and correct in all material respects on the Drawdown Date, as though such representation and warranty had been made on and as of the Drawdown Date (unless such representation and warranty is expressly limited to an earlier date or is no longer true and correct solely as a result of transactions not prohibited by the Financing Documents);

(ii)                                  no Material Adverse Change has occurred since the Restatement Date (in the case of the first Advance made after the Restatement Date) or since the effective date of the last financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 9.1(b) or (c) (in the case of each subsequent Advance); and

(iii)                               no Default has occurred and is continuing.

Notwithstanding the foregoing, the acceptance by the Borrower of each Advance shall be deemed to be a statement by the Borrower that each of the statements referred to in this Section 6.2(e) above are true and correct in the manner described in this Section 6.2(e) as at such date as though made on and as of such date.

(f)                                    There is no objectively ascertainable and reasonable expectation that the Borrower will not be in compliance with all covenants contained in Section 10.1 at the end of its current fiscal quarter and was not in compliance with those covenants at the end of its immediately preceding fiscal quarter if it has not yet delivered its Compliance Certificate for that quarter.

6.3          Place of Closings and Waiver of Conditions.

(a)                                  The delivery of the Documents and satisfaction of the conditions precedent set forth in Section 6.1 shall occur at the offices of Lenders’ Counsel in Toronto, Ontario, and the delivery of the Documents and satisfaction of the conditions precedent set forth in Section 6.2 shall occur at such place or places as the Administrative Agent may designate, acting reasonably.

(b)                                 The conditions precedent set forth in Sections 6.1 and 6.2 are included in this Agreement solely for the benefit of the Lenders and may be waived or varied in whole or in part only by the consent of the Majority Lenders.

ARTICLE 7
SECURITY

7.1          Security. The Borrower shall execute and deliver (or, with respect to Security Documents executed and delivered prior to or at the time of the Restatement Date, shall have executed and delivered) to the Administrative Agent or as otherwise specified in this Section 7.1, for and on behalf of the Secured Parties, or as otherwise directed by the Administrative Agent, as continuing collateral security for the payment and performance by the Borrower of its indebtedness, liabilities and obligations hereunder or under any of the Financing Documents to which it is a party and for any of its indebtedness, liabilities and obligations to the Secured Parties or any of them under the Hedge Agreements to which they are a party, the following security, all in form and substance satisfactory to the Administrative Agent, providing the Administrative Agent (or the Trustee for and on behalf of the Administrative Agent) for and on behalf of the Secured Parties with a first priority Lien, subject only to Permitted Liens, in the Collateral charged thereunder, as applicable:

(a)                                  a security agreement dated as of November 13, 2001 granted by the Borrower in favour of the Administrative Agent;

(b)                                 an assignment of the “Indemnity regarding Encumbrances on El Coco Property” dated June 21, 1999 by Barrick Gold Corporation and Lac Exploration Inc., dated November 16, 2001 granted by the Borrower to the Administrative Agent;

(c)                                  a letter dated November 13, 2001 by the Administrative Agent appointing Computershare Trust Company of Canada as Trustee;

(d)                                 a delivery order dated November 22, 2001 by the Borrower to the Trustee;

(e)                                  a collateral mortgage demand bond dated November 21, 2001 granted by the Borrower to the Administrative Agent and certified by the Trustee (the “Bond”);

(f)                                    a deed of hypothec dated November 13, 2001 between the Borrower and the Trustee;

(g)                                 a deed of movable hypothec on a specific claim dated November 22, 2001 between the Borrower and the Administrative Agent;

(h)                                 a deed of movable hypothec on a specific claim to be dated December 23, 2004 between the Borrower and the Administrative Agent;

(i)                                     such consents, assignments and assurances as the Administrative Agent may require from the Borrower, any applicable Governmental Authority or other third party in order to obtain or evidence a valid first mortgage, charge, hypothec and/or security interest in and to the Included Property and Restricted Parties, subject to Permitted Liens, and to be able to practically realize on all such assets after the occurrence of any Event of Default;

(j)                                     an assignment of insurance dated November 13, 2001 granted by the Borrower in favour of the Administrative Agent;

(k)                                  an assignment of accounts agreement dated as of March 20, 2003 granted by the Borrower in favour of the Administrative Agent;

(l)                                     an assignment of metal hedge agreements entered into by the Borrower with each Unsecured Hedge Counterparty executed and delivered by the Borrower in favour of the Administrative Agent substantially in the form of Exhibit C (the “Assignment of Metal Hedge Agreements”) whereby the Borrower charges a security interest in such Metal Hedge Agreements and proceeds thereof, consented to by each such Unsecured Hedge Counterparty; and

(m)                               such other security documents granting Liens on the property of the Restricted Parties as the Administrative Agent may reasonably request, together with all such other agreements, documents and instruments required by the Administrative Agent to provide the Secured Parties with continuing collateral security for the performance by the Borrower of all obligations hereunder or under any of the Financing Documents.

7.2          [Intentionally Deleted.]

7.3          Registration. All Security Documents shall, at the Borrower’s expense, be registered, filed or recorded in all offices in such jurisdictions as the Administrative Agent, after consultation with Lenders’ Counsel, may from time to time reasonably require, where such registration, filing or recording is, in the opinion of the Administrative Agent, necessary or desirable to the creation, perfection and preservation of the Security including, without limitation, at any land registry or land title offices.

7.4          Bank Act Security.

(a)                                  On the date hereof, the Borrower shall have executed and delivered, and following the date hereof, each other Restricted Party, shall, to the extent permitted by all applicable Requirements of Law, execute and deliver as required by Sections 6.1(d)(vi) and 10.2(n), to each Lender that is a bank incorporated under the Bank Act (Canada) (each, a “Canadian Lender”), or as otherwise directed by the Administrative Agent, as continuing collateral security for the Facility Indebtedness, the Bank Act Security, providing the Lenders with a first priority Lien, subject only to Permitted Liens, in the Collateral charged thereunder.

(b)                                 Subject to Section 5 of the Provisions and Section 11.6, each Canadian Lender irrevocably designates and appoints the Administrative Agent as the collateral agent of such Canadian Lender in respect of Bank Act Security, and each such Canadian Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the Bank Act Security and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and as are expressly set out in such Bank Act Security, together with such other powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or thereunder by or through its agents, officers or employees, its Affiliates or its Affiliates’ agents, officers or employees. In addition, without limiting the foregoing, each Canadian Lender grants to the Administrative Agent a power of attorney, for the purposes of laws applicable to the Bank Act Security from time to time, to sign documents comprising the Bank Act Security from time to time, for it and in its name, and also grants to the Administrative Agent the right to delegate its authority as attorney to any other Person, whether or not an officer or employee of the Administrative Agent. Notwithstanding any provision to the contrary elsewhere in this Agreement or the Bank Act Security, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or therein, or any fiduciary relationship with any Canadian Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the Bank Act Security or otherwise exist against the Administrative Agent in such capacity.

(c)                                  The parties acknowledge that, subject to Section 5 of the Provisions and Section 11.6, the Bank Act Security shall secure all Facility Indebtedness, including all loans and advances made by the Canadian Lenders, but that all payments or other recoveries under the Bank Act Security shall, to the maximum extent permitted by law, be shared by the Secured Parties in accordance with Section 11.6 and Section 5 of the Provisions. To the extent practicable, the Administrative Agent will make every reasonable effort to, and each other party hereto shall permit the Administrative Agent (and the Trustee) to, realize on all security granted by the Restricted Parties to the Administrative Agent (or the Trustee) pursuant to this Agreement or any other Document (the “Non-Bank Act Security”) prior to the Administrative Agent realizing on the Bank Act Security. Notwithstanding the foregoing, the Borrower, for itself and for all other Restricted Parties, acknowledges that any Security granted by or pursuant to this Agreement may be enforced or realized in any order, whether sequentially, concurrently or otherwise, and the Borrower, for itself and for all other Restricted Parties, waives any defence it may have in respect thereof. If the Bank Act Security is enforced concurrently with the Non-Bank Act Security, any recoveries or payments thereon which are not specifically realized from the Bank Act Security and identified as such shall be deemed to have been realized under the Non-Bank Act Security. Nothing contained in this Section 7.4 shall prohibit or restrict the right or ability of the Administrative Agent or, subject to Sections 11.6 and 12.2 hereof and Section 5 of the Provisions, the Canadian Lenders, to take at any time such actions as are necessary or desirable to preserve or protect the Bank Act Security or to realize thereon in respect of assets not effectively charged under the Non-Bank Act Security or in the event that the Non-Bank Act Security is determined to be invalid or unenforceable or to not constitute a valid prior charge on all or any of the assets of the Borrower or any other Restricted Party which are subject to the Bank Act Security. In the event that it shall not be lawful for amounts realized on the Bank Act Security to be shared among the Secured Parties in accordance with Sections 11.6 and 12.2 hereof and Section 5 of the Provisions, then, to the maximum extent permitted by all applicable Requirements of Law, the amounts the Canadian Lenders receive from the Non-Bank Act Security shall be reduced to the extent of amounts received by the Canadian Lenders from the Bank Act Security.

(d)                                 The provisions set out in this Section 7.4 are solely for the benefit of the Administrative Agent and the Secured Parties, and the Borrower shall not have any rights as a third party beneficiary in respect thereof.

7.5          Change of Law and Further Assurances. The Borrower acknowledges that the laws and regulations relating to the Security and its registration may change. The Borrower agrees that the Administrative Agent shall have the right to require that such documentation and/or registrations be amended or supplemented from time to time to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to grant to the Administrative Agent on behalf of the Secured Parties the Liens on all Included Property or as otherwise intended to be created and perfected thereby. In addition, the Borrower shall, from time to time, upon request of the Administrative Agent, execute and deliver, or cause to be executed and delivered by any other applicable Restricted Party, all such further instruments of hypothecation, assignment, transfer, mortgage, pledge or charge as the Administrative Agent may reasonably request to grant the Administrative Agent on behalf of the Secured Parties valid Liens intended to be created and perfected thereby, including, without limitation, assignments of all Material Contracts and Metal Hedge Agreements, now or hereafter entered into by any Restricted Party, substantially in the form of Exhibit D and the Assignment of Metal Hedge Agreements, or in such other form reasonably requested by the Administrative Agent, acknowledged and consented to on terms satisfactory to the Administrative Agent by each counterparty thereto, as well as pledges by the Restricted Parties of all securities and other equity interests now or hereafter held by a Restricted Party in any other Restricted Party, pledges of all indebtedness now or hereafter owing by any Restricted Party to any other Restricted Party and a first priority Lien, subject to Permitted Liens, on any Included Property now owned or hereafter acquired by the Borrower or any other Restricted Party.

7.6          Security for Hedge Indebtedness. The Borrower acknowledges and agrees that the Security shall, without limitation, to the maximum extent permitted by all applicable Requirements of Law, secure all obligations and liabilities of the Borrower to each Permitted Hedge Counterparty under Hedge Agreements entered into with them and, so long as any such Hedge Agreements are outstanding with any Permitted Hedge Counterparty, unless otherwise agreed by the applicable Permitted Hedge Counterparty, the Security shall not be discharged, released or terminated as a result of the termination of the Commitments and/or the repayment or satisfaction of all Facility Indebtedness, but shall, upon such termination and/or repayment or satisfaction continue, to the maximum extent permitted by all applicable Requirements of Law, in full force and effect for the benefit of the Final Permitted Hedge Counterparties in accordance with Section 12.2(e).

7.7          Reaffirmation of Existing Security. Without in any way limiting any other provision of Article 7, and notwithstanding any other provision which may be to the contrary in any Financing Document, the Borrower hereby irrevocably (a) reaffirms and ratifies the continuing effectiveness of all Security granted by the Borrower prior to the Restatement Date (other than any Security previously released by the Administrative Agent or any Lender), (b) confirms that all such Security remains in full force and effect, unamended and (c) confirms that, to the maximum extent permitted by all applicable Requirements of Law, all such Security secures all Facility Indebtedness and Hedge Indebtedness.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1          Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Agreement and to induce the Lenders to make Advances, the Borrower represents, warrants and, where applicable, covenants to the Administrative Agent and the Lenders as follows:

(a)                                  Authority to Carry on Business. Each of the Borrower and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, amalgamation or formation, has the corporate (or other required) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct its business, and is duly qualified to carry on its business and is in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification, except where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect.

(b)                                 Corporate Power and Authority. Each Restricted Party has the corporate (or other required) power and authority, and the legal right, to execute and deliver the Financing Documents to which it is a party and to perform its obligations thereunder. Each Restricted Party has taken all necessary corporate (or other required) action to authorize the execution and delivery of the Financing Documents to which it is a party and the performance by it of its respective obligations thereunder.

(c)                                  Consents, No Restriction, etc. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or pursuant to any Requirements of Law is required except those obtained or made or where the failure to do so could not reasonably be expected to have a Material Adverse Effect, in order to permit the borrowings under this Agreement by the Borrower, the execution, delivery and performance of the Financing Documents by each Restricted Party party thereto, and the creation or perfection of the Liens under the Security Documents.

(d)                                 Burdensome Provisions. There is no provision in the articles or by-laws of any Restricted Party, nor is there any statute, rule or regulation, or any judgment, decree or order of any court or agency binding on any Restricted Party which would be contravened by the execution, delivery and performance by such Restricted Party of the Financing Documents to which it is a party, other than those contraventions, if any, that could not reasonably be expected to have a Material Adverse Effect.

(e)                                  Enforceability of Financing Documents. Each Document to which each Restricted Party is a party has been or will be duly executed and delivered by such Restricted Party, as the case may be. Each Document to which such Restricted Party is a party constitutes, or when executed and delivered, will constitute, a legal, valid and binding obligation of such Restricted Party, as the case may be, enforceable against such Restricted Party, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(f)                                    No Violation of Law or Contractual Obligation. The execution, delivery and performance of the Financing Documents to which each Restricted Party is a party, the borrowings by the Borrower under this Agreement, the use of the proceeds thereof and the granting of the Liens pursuant to the Security Documents will not violate any Requirements of Law or any Contractual Obligation of the Borrower or any Material Subsidiary, will not be restricted or prohibited by any Governmental Authority, except to the extent that the same, if any, could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any properties or revenues of the Borrower or Material Subsidiary pursuant to any Requirements of Law or Contractual Obligation (other than the Liens created by the Financing Documents or contemplated hereby).

(g)                                 No Default under Contractual Obligations. Neither the Borrower nor any Material Subsidiary is in default under or with respect to any Contractual Obligation in any respect which could, with the giving of notice, the lapse of time, or both, reasonably be expected to have a Material Adverse Effect.

(h)                                 Absence of Litigation. Except as set forth in Schedule 8.1(h), there is no litigation, action, suit, inquiry, investigation, claim, proceeding, arbitration or dispute in each case pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiaries of the Borrower, or against their revenues or property, the adverse determination of which could reasonably be expected to have a Material Adverse Effect.

(i)                                     Financial Statements. The Borrower’s 2005 annual audited, consolidated financial statements and the Borrower’s second quarter 2006 unaudited, consolidated financial statements contained in the Borrower’s report to its shareholders, copies of which have been furnished to the Administrative Agent and Lenders, are complete and correct in all material respects, have been prepared in accordance with GAAP and present fairly the consolidated financial condition of the Borrower, as at such dates, and the results of its operations and changes in financial position for each period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein, if applicable). The Borrower and its Subsidiaries had, at the date of the most recent balance sheets referred to above, no material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from June 30, 2006 to and including the date of this Agreement, there has not been any sale, transfer or other disposition by the Borrower of any material part of its business or property and there has been no purchase or agreement to purchase (other than pursuant to any Material Contracts) or other acquisition of any business or property (including any Capital Stock of any other Person) which is material in relation to the financial condition of the Borrower since June 30, 2006.

(j)                                     No Material Adverse Change. Since the later of June 30, 2006 and the effective date of the last financial statements of the Borrower delivered to the Administrative Agent pursuant to Sections 9.1(b) and (c), there has been no Material Adverse Change.

(k)                                  No Default. No Default has occurred and is continuing.

(l)                                     Ownership of Mining Properties. Schedule 8.1(l) is a complete and accurate list of all Mining Properties in which the Borrower or any Material Subsidiary has an interest. Schedule 8.1(l) discloses the nature of the Borrower’s and each Material Subsidiary’s interests in respect thereof (whether owned, leased, licenced, etc.), together with a description of each applicable lease, claim or licence, as the case may be. All Mining Properties are owned, leased or licenced by the Borrower or such Material Subsidiary, as the case may be, subject only to Permitted Liens. Except as set forth on Schedule 8.1(l) and except for any applicable Permitted Liens, the Borrower and each Material Subsidiary enjoy peaceful and undisturbed possession under all leases, claims, concessions or licences comprising Mining Properties. Except as set forth on Schedule 8.1(l) and except for any applicable Permitted Liens, all of such leases, claims, concessions or licences are valid and subsisting leases, claims, concessions or licences and no default exists under any of them that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(m)                               Collateral and Security. The Restricted Parties own good and marketable title to all Mines constituting Included Property and the other Collateral, free and clear of all Liens, other than Permitted Liens. The Security provides the Administrative Agent with a first priority Lien in the Mines constituting Included Property and the other Collateral, subject only to Permitted Liens, and secures the Senior Secured Indebtedness.

(n)                                 No Other Commitments, etc. Except for sales of Product or agreements to sell Product in the ordinary course of business, no Person has any direct or indirect agreement, right or option to acquire any interest in any Mine that constitutes

Included Property, and no commitment has been made to any such Person with respect thereto.

(o)                                 Intellectual Property. Each of the Borrower and each Material Subsidiary owns, or is licenced to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to its condition (financial or otherwise), business, or operations (“Intellectual Property”). To the best of the Borrower’s knowledge or as otherwise disclosed on Schedule 8.1(h), no claim has been asserted or is pending by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. To the best of the Borrower’s knowledge, the use of such Intellectual Property by the Borrower or such Material Subsidiary does not infringe the rights of any Person where such infringement could be reasonably expected to have a Material Adverse Effect.

(p)                                 Material Contracts. The Borrower is not a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, relating to the ownership or operations of any Mine that constitutes Included Property or the marketing and sale of the Product from any Included Property, except for: (i) the Financing Documents and the Material Contracts; and (ii) any contract, lease or agreement, whether or not made in the ordinary course of business (including construction contracts) under which the Borrower has a financial obligation of less than US $5,000,000 or which can be terminated by the Borrower without payment of any damages, penalty or other amount by giving not more than 30 days’ notice. No other Restricted Party is a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, relating to the ownership or operations of any mining properties constituting Included Property, or the marketing and sale of Product from any Included Property except for (iii) the Financing Documents and the Material Contracts; and (iv) any contract, lease or agreement, whether or not made in the ordinary course of business (including construction contracts) under which such Restricted Party has a financial obligation of less than US $5,000,000 or which can be terminated by such Restricted Party without payment of any damages, penalty or other amount by giving not more than 30 days’ notice. None of the Material Contracts has been amended, varied, terminated or rescinded in any way as at the date hereof, and each is enforceable in accordance with its terms and is in full force and effect, and no default by any Restricted Party, or to the knowledge of the Borrower, any other Person party to any Material Contract, has occurred and is continuing, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied, except to the extent that such default could not reasonably be expected to have a Material Adverse Effect. No Restricted Party has assigned, granted an interest in, or entered into any agreement to assign or grant an interest in, the Material Contracts to which it is a party, except, with respect to the Borrower, pursuant to the Financing Documents, and each Restricted Party’s interests in the Material Contracts is, to the best of the Borrower’s knowledge, free and clear of any adverse claim.

(q)                                 Licences, Permits, etc. Each of the Borrower and each Material Subsidiary holds, maintains in effect and complies with all Permits which are required by any applicable Governmental Authority or Requirements of Law to be held by it other than Permits the absence of which (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, and complies with all Requirements of Law applicable to it or to the conduct of its business in all applicable jurisdictions except to the extent any such non-compliance (either individually or in aggregate) could not reasonably be expected to have a Material Adverse Effect; and neither the Borrower nor any Material Subsidiary is the subject of, or has received notice which could result in, any audit or investigation in respect of any Permits or Requirements of Law other than any audit or investigations the results of which, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 8.1(q) sets forth a list of the material Permits currently held by the Borrower and each Material Subsidiary.

(r)                                    Development Plan. The Development Plan fully reflects the understanding of the Borrower as to the nature and scope of the Mines constituting Included Property, the anticipated production of Product and gold doré, copper concentrate, zinc concentrate or other base or precious metal (whether in concentrate, doré or other form) from each Included Property for each applicable period of time referred to in the Development Plan and the financial performance of the Mines constituting Included Property, as at the date of the Development Plan. The Restricted Parties’ interest in the Mines constituting Included Property is sufficient to allow the Restricted Parties to mine, process and sell the Product and such other product in the amounts and in the manner contemplated by the Development Plan.

(s)                                  Taxes. Each of the Borrower and each Material Subsidiary has filed or caused to be filed with all applicable Governmental Authorities all tax returns required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and no tax Lien has been filed and, to the knowledge of the Borrower, no claim has or is being asserted with respect to any such tax, fee or other charge; other than, in each case, any taxes, fees or other charges (i) the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves where required by GAAP have been provided on the books of the Borrower or (ii) the failure of which to pay could not be reasonably expected to have a Material Adverse Effect.

(t)                                    Subsidiaries, etc. The Borrower has no Subsidiaries except as listed on Schedule 8.1(t). All Material Subsidiaries are identified as such on Schedule 8.1(t). Schedule 8.1(t) also lists the authorized Capital Stock and the number or amount of issued and outstanding Capital Stock of the Borrower and each Material Subsidiary. All issued and outstanding shares of each Restricted Party which becomes a Subsidiary after the date of this Agreement are free and clear of all Liens except Permitted Liens granted to the Administrative Agent.

(u)                                 Environmental. Except as disclosed on Schedule 8.1(u), each of the Borrower and each Material Subsidiary is in compliance in all material respects with, has not violated, has not done or suffered any act which could give rise to liability under, and is not otherwise exposed to any liability under, any Requirements of Environmental Law. Except as disclosed on Schedule 8.1(u), neither the Borrower nor any Material Subsidiary has received any notice, claim, demand, suit, or request for information of any kind from any Governmental Authority or private entity of any failure or alleged failure to comply with, or any liability or alleged liability under, any Requirement of Environmental Law which would reasonably be expected to have a Material Adverse Effect, nor, to the best knowledge of the Borrower, has any other entity whose liability therefor, in whole or in part, may be attributed to the Borrower or any Material Subsidiary, received such notice, claim, demand, suit, or request for information except as disclosed on Schedule 8.1(u). Neither the Borrower nor any Material Subsidiary has notified any Governmental Authority under any Requirement of Environmental Law regarding the presence or suspected presence at, on, above, beneath, near, or within its property or the release by it in any way of any substance which may require treatment or remediation of any kind under any Requirement of Environmental Law except as disclosed on Schedule 8.1(u) and except to the extent that the same, either individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 8.1(u) and except for substances the existence of which could not reasonably be expected to have a Material Adverse Effect, there exists no substance at, on, above, beneath, near, or within any facilities, properties previously used for the disposal of waste, or lands owned or operated by the Borrower or any Material Subsidiary or any entity whose liability in whole or in part may be attributed to such party or Material Subsidiary thereof the investigation, clean-up, removal, or remediation of which may be required under any Requirement of Environmental Law. Except as disclosed on Schedule 8.1(u) and except for those which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Material Subsidiary is subject to any agreements, consent orders, licences, permits, or other final orders or directives of any applicable Governmental Authority which relates to or has arisen from any Requirement of Environmental Law. Without limiting the foregoing, the information contained in the documents and instruments referred to in Schedule 8.1(u) with respect to any matter that does not pertain to the LaRonde Mine, could not reasonably be expected to have a Material Adverse Effect.

(v)                                 Labour, etc. Except as set out in Schedule 8.1(v), to the best knowledge of the Borrower, no labour or employee disturbance exists with its employees or with the employees of its Subsidiaries or is imminent that could reasonably be expected to have a Material Adverse Effect, and the Borrower has not been advised by (i) its principal suppliers, contractors or customers, (ii) its Material Subsidiaries or (iii) its Material Subsidiaries’ principal suppliers, contractors or customers of any existing or imminent labour disturbance by the employees of any of the foregoing that could reasonably be expected to have a Material Adverse Effect. Except as set out in Schedule 8.1(v), there are no complaints, claims or charges outstanding, or to the Borrower’s knowledge, threatened, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Borrower or any of its Material Subsidiaries, under any Requirements of Law relating to labour or employment matters, other than those which could not reasonably be expected to have a Material Adverse Effect.

(w)                               Employee Benefits.

(i)                                     Except as could not reasonably be expected to have a Material Adverse Effect, (A) the Borrower and its Material Subsidiaries have complied in all respects with all applicable Requirements of Law regarding each Plan (including, where applicable, the Pension Benefits Act (Ontario), the Supplemental Pension Plans Act (Quebec) and the Income Tax Act (Canada)); and (B) each Plan is, and has been, maintained and administered in substantial compliance with its terms, applicable collective bargaining agreements, and all applicable Requirements of Law (including, where applicable, the Pension Benefits Act (Ontario), the Supplemental Pension Plans Act (Quebec) and the Income Tax Act (Canada)).

(ii)                                  There exists no material outstanding liability of the Borrower or any of its Material Subsidiaries with respect to any Plan that has been terminated.

(iii)                               Except as could not reasonably be expected to have a Material Adverse Effect, full payment when due has been made of all amounts which the Borrower or any of its Material Subsidiaries is required under the terms of each Plan or all applicable Requirements of Law to have paid as contributions to such Plan.

(iv)                              Except as set out in Schedule 8.1(w), each Plan is fully funded, on a going concern basis, in accordance with its terms and regulatory requirements as outlined by the Pension Benefits Act (Ontario) or the Supplemental Pension Plans Act (Quebec), administrative requirements of the Financial Services Commission of Ontario or the Regie des Rentes du Québec and the most recent actuarial report filed with the Financial Services Commission of Ontario or the Regie des Rentes du Québec in respect of such Plan, as and to the extent applicable, except to the extent that any such funding deficiency could not reasonably be expected to have a Material Adverse Effect.

(v)                                 Except as expressly permitted pursuant to Section 10.3(m)(iii), neither the Borrower nor any Material Subsidiary of the Borrower sponsors, maintains or contributes to, or has at any time in the preceding six-year period sponsored, maintained or contributed to any “multi-employer pension plan” (as defined in the Pension Benefits Act (Ontario)).

(x)                                   [Intentionally Deleted.]

(y)                                 Partnerships or Other Associations. Except for the El Coco Documents and as set forth in Schedule 8.1(y), the Borrower is not, a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which the Borrower agrees to carry on any part of its business in such manner or by which the Borrower agrees to share any revenue or profit of its business with any other Person. No Material Subsidiary is, in relation to any Mine constituting Included Property or Mining Properties constituting Included Property owned or held by it, or any Product derived from such properties, a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which it agrees to carry on any part of its business in such manner or by which it agrees to share any revenue or profit of its business with any other Person.

(z)                                   Investments and Indebtedness. On the date hereof, none of the Borrower nor its Material Subsidiaries has made any investments in or advances to any Person, nor has entered into, nor is bound by any Indebtedness or Guarantee Obligations, except (i) any such investments, advances, Indebtedness or Guarantee Obligations in an amount (a) individually, equal to or less than US $2,000,000 and (b) in aggregate, equal to or less than US $20,000,000, or (ii) as disclosed in Schedule 8.1(z).

(aa)                            Casualties; Taking of Properties. Neither the business or properties of the Restricted Parties, nor any Mine constituting Included Property, has been affected in a manner that has had or could reasonably be expected to have a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, embargo, requisition or taking of property or cancellation of contracts, Permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

(bb)                          Insurance. All policies of fire, liability, worker’s compensation, casualty, flood, business interruption and other forms of insurance owned or held by the Borrower and each of its Material Subsidiaries are sufficient for compliance with all applicable Requirements of Law and of all agreements to which the Borrower or any of its Material Subsidiaries is a party, are valid, unexpired and enforceable policies, provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each of its Material Subsidiaries, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy, other than any such policies cancelled voluntarily by the Borrower or a Material Subsidiary where such cancellation does not breach or conflict with any requirement in the Financing Documents. Neither the Borrower nor any of its Material Subsidiaries maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto in excess of US $5,000,000 in the aggregate. The certificate of insurance delivered to the Lenders pursuant to Section 10.2(j)(i) contains an accurate and complete description of all material policies of insurance owned or held by the Restricted Parties with respect to Included Property on the Restatement Date.

(cc)                            Hedge Agreements. On the Restatement Date, the Borrower and its Subsidiaries were not party to any Hedge Agreement with any counterparty, except for the Borrower which was a party to Hedge Agreements with the counterparties listed in Schedule 8.1(cc). Schedule 8.1(cc) lists on the Restatement Date, the aggregate net Hedge Indebtedness with each such counterparty.

(dd)                          Royalties. Except as set out in Schedule 8.1(dd), there are no registered or unregistered royalty agreements or other rights or claims to royalties of or effecting the Mining Properties constituting Included Property of the Restricted Parties.

(ee)                            Accuracy and Completeness of Information. All written information, reports and other papers and data with respect to the Borrower, the Subsidiaries of the Borrower or the Mines that have been furnished by the Borrower to the Administrative Agent and the Lenders were, at the time the same were so furnished to the Administrative Agent and the Lenders, complete and correct in all material respects, or have been subsequently supplemented in writing to the extent necessary to make the information contained therein complete and accurate in all material respects. At the date hereof, no fact, circumstance or event is known to the Borrower which constitutes a Material Adverse Effect or which is reasonably likely (so far as can be reasonably foreseen) to have a Material Adverse Effect, in each case, which has not been set forth in the audited, consolidated financial statements most recently delivered to the Administrative Agent or otherwise disclosed in writing to the Administrative Agent and the Lenders by the Borrower. No document furnished or statement made in writing to the Administrative Agent and the Lenders by the Borrower in connection with the negotiation, preparation or execution of the Financing Documents contains any untrue statement of a material fact or omits to state a material fact which is necessary to make the statements contained in such documents true and accurate in all material respects which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Administrative Agent and the Lenders.

8.2          Disclosure Schedules. The Borrower may from time to time supplement each Schedule hereto with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). No such supplement to any such Schedule shall be or be deemed a waiver of any Default arising as a result of the information disclosed in such supplement, except as consented to by the Majority Lenders or, with the written consent of the Majority Lenders, the Administrative Agent. No supplement shall be permitted as to representations and warranties that relate solely to the date hereof. For the purpose of any requirement under the Financing Documents that the Borrower or one of its officers confirms, repeats or is deemed to have repeated, the accuracy of a representation and warranty which relies upon a Schedule for disclosure of information as at any time after the date hereof, the Schedule referred to in that representation and warranty shall, if so consented to by the Majority Lenders or if applicable the Administrative Agent (but, in each case, only to the extent such consent is required to waive any Default), be deemed to be a reference to the most recent amended or supplemented Schedule.

ARTICLE 9
REPORTING COVENANTS AND PROCEDURES

9.1          General Reporting Requirements. The Borrower covenants and agrees that during the term of this Agreement, it shall deliver to the Administrative Agent, for the use of the Administrative Agent and the Lenders (excepting therefrom those terms which are stated to survive the termination of this Agreement), in such number as the Administrative Agent may reasonably require:

(a)                                  as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the Borrower, and as soon as available and in any event within 120 days after the end of each of the last fiscal quarter of the Borrower, a Compliance Certificate, stating that (i) no Default has occurred and is continuing, or if a Default has occurred and is continuing, a detailed description of same, (ii) the Borrower has complied in all material respects with all covenants set forth in this Agreement on its part to be performed or complied with including, without limitation, the covenants set forth in Sections 10.1, 10.2(j)(ii), 10.2(q), 10.3(a), 10.3(b), 10.3(c), 10.3(d), 10.3(e) and 10.3(h)(vi) in accordance with the terms thereof, (iii) no Material Adverse Change has occurred since the last fiscal quarter of the Borrower and (iv) setting out the Aggregate Net Hedge Indebtedness of the Borrower to all Hedge Counterparties;

(b)                                 as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the Borrower’s fiscal year, unaudited consolidated financial statements of the Borrower for such fiscal quarter, including a balance sheet and statement of profit and loss, all in reasonable detail, such statements to be prepared in accordance with GAAP (except for changes accompanied by a reconciliation statement);

(c)                                  as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated financial statements of the Borrower for such fiscal year, including a balance sheet, statements of profit and loss and surplus and changes in financial condition for each such year, together with notes thereto, all prepared in accordance with GAAP (except for changes which are accompanied by a reconciliation statement) in reasonable detail and accompanied by a report thereon of auditors of national standing, which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial condition as at the end of such fiscal year of the Borrower in accordance with GAAP applied on a consistent basis (provided that such report may be qualified to the extent only that there are changes in accounting policies which changes are in accordance with GAAP);

(d)                                 [Intentionally Deleted.]

(e)                                  as soon as available and in any event within 25 days after the end of each month, deliver to the Administrative Agent, in sufficient copies for the Administrative Agent and the Lenders, a Monthly Operating Report as of the last day of such month;

(f)                                    forthwith and in any event within 5 Business Days after the mailing, filing, or making thereof, copies of all registration statements, periodic reports and other documents (excluding the related exhibits except to the extent expressly requested by the Administrative Agent) (collectively, “Material”) filed by the Borrower with the Ontario Securities Commission, The Toronto Stock Exchange, the Securities and Exchange Commission of the United States of America (or any successor thereto) or any other national securities exchange in the United States of America (each individually, a “Commission”), except in cases where the Commission (not at the Borrower’s request) requires that the Borrower keep the applicable Material confidential, and the Commission has not waived such requirement;

(g)                                 forthwith and in any event within 5 Business Days after any senior officer or director of the Borrower obtains knowledge of the occurrence of a Default which is continuing, a statement of an officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

(h)                                 forthwith and in any event within 5 days after any officer or director of the Borrower becomes aware of the same, the Borrower shall notify the Administrative Agent of any event or condition that constitutes a Material Adverse Effect;

(i)                                     forthwith and in any event within 3 Business Days after any senior officer or director of the Borrower obtains knowledge of the occurrence of a default or event of default under any agreement evidencing or relating to any Other Senior Indebtedness, any Subordinated Indebtedness, any unsecured Indebtedness under Section 10.3(c)(ix), or any “Event of Default”, “Termination Event” or “Additional Termination Event” under any Hedge Agreement, a statement of an officer of the Borrower setting forth details thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(j)                                     forthwith and in any event within 5 Business Days after any officer or director of the Borrower becomes aware of the same, give notice to the Administrative Agent of any action, suit, inquiry, litigation, claim, proceeding or dispute (each a, “Proceeding”) commenced or threatened against or affecting the Borrower or any Subsidiary or any of their properties by or before any court, tribunal, governmental authority or agency or any other board or authority in which, individually or in the aggregate (where more than one Proceeding is threatened or commenced in connection with the same subject matter), the amount claimed thereunder (including any general, special and punitive damages) exceeds US $2,000,000 or where the adverse determination of such Proceeding could have a Material Adverse Effect; and the Borrower shall energetically defend and contest all such Proceedings;

(k)                                  forthwith and in any event within 5 Business Days after any Person becomes a Subsidiary or a Material Subsidiary, or any Subsidiary ceases to be a Subsidiary, or the consolidated total assets of any Material Subsidiary, at any time, have a book value of less than US $20,000,000 or the consolidated total revenues, at any time, are less than US $10,000,000 (on an annual basis), the Borrower shall provide written notice thereof to the Administrative Agent;

(l)                                     forthwith, and in any event within 5 Business Days after entering into any Hedge Agreement or any amendment to a Permitted Hedge Agreement, deliver a true and complete copy of such Hedge Agreement or amendment to the Administrative Agent (except for copies of Hedge Agreements and amendments thereof which will have been delivered by the Borrower to the Administrative Agent pursuant to Sections 6.1), and if the Hedge Agreement entered into is with a Hedge Counterparty that is required to execute an Instrument of Adhesion, the fully-executed Instrument of Adhesion;

(m)                               forthwith and in any event within 5 Business Days after any officer or director of the Borrower becomes aware of the same, the Borrower shall notify the Administrative Agent of any cadastral amendment, lot cancellation, suspension or annulment of rights or any other change that may affect (i) the Mining Assets or Mining Claims relating to any Included Property or the description thereof, (ii) the registration of the Mining Assets or Mining Claims relating to any Included Property made in any register in which such Mining Assets or Mining Claims are from time to time registered or reflected, including, without limitation, at any Land Registry Office for the Province of Québec and at the register held pursuant to the Mining Act (Québec), or (iii) the legal description of any property that forms part of the Mining Assets or Mining Claims relating to any Included Property or that is affected thereby;

(n)                                 forthwith and in any event within 5 Business Days after the Borrower acquires or otherwise becomes the owner, the grantee or the holder of any additional rights or interest related to or in addition to the Mining Assets or Mining Claims relating to any Included Property as they exist as of the date hereof, the Borrower shall notify the Administrative Agent of such event or occurrence; and

(o)                                 upon request, such other information as the Administrative Agent and the Lenders may from time to time reasonably request.

9.2          Mine Plan. The Borrower shall deliver each year to the Administrative Agent, with sufficient copies for the Lenders, no later than May 31 each year a Mine Plan, which has been approved by the board of directors of the Borrower. Each such Mine Plan shall:

(a)                                  save as may be otherwise agreed by the Administrative Agent, be in substantially the form of, and contain the same type of data, projections, forecasts, calculations and other information as, the Initial Model and Budget;

(b)                                 include an explanation of any deviation in the amount attributed to any line item specified in the Mine Plan where such deviation is 10% or more of the amount attributed to the same line item in the Initial Model and Budget; and

(c)                                  include such other information as the Administrative Agent may reasonably request with respect to any Mine Plan.

If the Mine Plan is in compliance with the foregoing requirements and the Independent Engineer (and, as applicable, other independent consultant) is not required to review the Mine Plan pursuant to Section 9.5, the Mine Plan shall be deemed to be accepted by the Administrative Agent and the Lenders upon such delivery to the Administrative Agent. In all other cases, the Mine Plan shall not be considered accepted. If the Mine Plan does not comply with the requirements in subparagraphs (a), (b) and (c) above, the Borrower shall within 20 Business Days after consultation with the Administrative Agent, submit an appropriately revised Mine Plan to the Administrative Agent, with sufficient copies for the Lenders, which is otherwise in accordance with this Section 9.2. If the Independent Engineer (and, as applicable, other independent consultant) is required to review the Mine Plan pursuant to Section 9.5, the Borrower shall, following completion of the Independent Engineer’s (and, as applicable, other independent consultant’s) review, within 20 Business Days after consultation with the Administrative Agent, submit an appropriately revised Mine Plan to the Administrative Agent, with sufficient copies for the Lenders, which is otherwise in accordance with this Section 9.2.

9.3          Operating Budgets. The Borrower shall deliver each year to the Administrative Agent, with sufficient copies for the Lenders, no later than January 31 of each year, a monthly Operating Budget for that fiscal year, which has been approved by the board of directors of the Borrower. Each such Operating Budget shall:

(a)                                  save as may be otherwise agreed by the Administrative Agent, be in substantially the form of, and contain the same type of data, projections, forecasts, calculations and other information as, the Initial Model and Budget;

(b)                                 set out a line item comparison, comparing the actual results for the previous twelve month period of the year ending against the Operating Budget in respect of such year covered by the Operating Budget; and

(c)                                  include such other information as the Administrative Agent may reasonably request with respect to any Operating Budget.

If the Operating Budget is in compliance with the foregoing requirements and the Independent Engineer (and, as applicable, other independent consultant) is not required to review the Operating Budget pursuant to Section 9.5, the Operating Budget shall be deemed to be accepted by the Administrative Agent and the Lenders upon such delivery to the Administrative Agent. In all other cases, the Operating Budget shall not be considered accepted. If the Operating Budget does not comply with the requirements in subparagraphs (a), (b) and (c) above, the Borrower shall within 20 Business Days after consultation with the Administrative Agent, submit an appropriately revised Operating Budget to the Administrative Agent, with sufficient copies for the Lenders, which is otherwise in accordance with this Section 9.3. If the Independent Engineer (and, as applicable, other independent consultant) is required to review the Operating Budget pursuant to Section 9.5, the Borrower shall, following completion of the Independent Engineer’s (and, as applicable, other independent consultant’s) review, within 20 Business Days after consultation with the Administrative Agent, submit an appropriately revised Operating Budget to the Administrative Agent, with sufficient copies for the Lenders, which is otherwise in accordance with this Section 9.3.

9.4          Additional Procedures for Updating Mine Plan and Operating Budgets. If any Person which is a Restricted Party acquires any Mines constituting Included Property or other Mining Properties or other Persons as permitted by this Agreement, within 60 Business Days of such acquisition, the Borrower shall, in accordance with the requirements set out in Sections 9.2 and 9.3 (except for the date of delivery thereof, which shall be governed by this Section 9.4), submit an updated Mine Plan and Operating Budget to the Administrative Agent together with the supporting documents required by those Sections.

9.5          Review of Monthly Operating Report, Mine Plan and Operating Budgets.  If there has been any adverse variation in actual ore processed, Gold Equivalent produced or operating costs per tonne of ore at the Mines constituting Included Property as reported in the December Monthly Operating Report or in any publicly-filed documents referred to in Section 9.1(f) in respect of the previous year by 15% or more as compared to the projections for such items set out in the previous year’s Mine Plan, the Administrative Agent shall arrange for the Monthly Operating Report in respect of the months of March, June, September and December for the current year, the Mine Plan for the current year and the Operating Budgets for the current year, to be reviewed by the Independent Engineer on behalf of the Lenders. In such case, the Administrative Agent may also, if reasonably considered appropriate, consult with (and arrange for reviews by) any other independent consultant who is competent to advise on the relevant matter, in reviewing the Mine Plan and the Operating Budgets.

ARTICLE 10
COVENANTS OF THE BORROWER

10.1        Financial Covenants. During the term of this Agreement (excepting therefrom those terms which are stated to survive the termination of this Agreement):

(a)                                  Total Net Debt to EBITDA Ratio. The Borrower shall, at all times, maintain a Total Net Debt to EBITDA Ratio of not more than 3.50:1.00, on a rolling four-quarter basis.

(b)                                 Interest Coverage Ratio. The Borrower shall, at all times, maintain an Interest Coverage Ratio of not less than 2.00:1.00, on a rolling four-quarter basis.

(c)                                  Current Ratio. The Borrower shall, at all times, maintain a Current Ratio of not less than 1.10:1.00, on quarterly basis.

(d)                                 Reserve Tail. The Borrower shall, at all times, ensure that the Gold Equivalent Proven and Probable Reserves calculated in the Mine Plan forecast to exist on the day immediately following the Maturity Date (based on forecast production of Product from the Maturity Date through the remainder of the Life of Mine as set forth in the Mine Plan using the Financial Parameters) shall, at all times, equal no less than 35% of the Reserves of Product as of June 30, 2005 as calculated in the Initial Mine Plan using the Financial Parameters. For the purposes of this Section 10.1(d), Gold Equivalent Proven and Probable Reserves shall be calculated in the manner set forth in the Initial Mine Plan using the Financial Parameters as verified and accepted by the Independent Engineer.

(e)                                  Tangible Net Worth. The Borrower shall, at all times, maintain a Tangible Net Worth in an amount of not less than US $650,000,000, plus 50% of the Borrower’s consolidated net income for each of the Borrower’s fiscal quarters, on a cumulative basis, commencing with its fiscal quarter ending September 30, 2006 (excluding any fiscal quarters in which the Borrower incurs a net loss) (all as determined on a consolidated basis in accordance with GAAP consistently applied), plus 50% of the net proceeds of any public offerings of Capital Stock of the Borrower received during such fiscal quarters, on a cumulative basis.

(f)                                    [Intentionally Deleted.]

(g)                                 [Intentionally Deleted.]

(h)                                 [Intentionally Deleted.]

10.2        Positive Covenants. During the term of this Agreement (excepting therefrom those terms which are stated to survive the termination of this Agreement):

(a)                                  Status and Power. Each of the Borrower and each Material Subsidiary shall at all times maintain in good standing its corporate (or other) existence, power, capacity and authority, and the rights, privileges and franchises under each jurisdiction where it owns properties or carries on business. Each of the Borrower and each Material Subsidiary shall remain duly qualified to do business and own property in each such jurisdiction in which such qualification is necessary or desirable in the normal conduct of its business, except to the extent that not doing so would not have a Material Adverse Effect.

(b)                                 Business. The Borrower and each Material Subsidiary shall conduct business in a businesslike manner and in accordance with good business and mining practice, including operating the Mines in accordance with good mining practice and the Development Plan. Each of the Borrower and each Material Subsidiary shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or expropriation excepted, and make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

(c)                                  Records, etc. Each of the Borrower and each Material Subsidiary shall keep or cause to be kept proper books of account in conformity with GAAP and sound accounting practice and all applicable Requirements of Law and, on reasonable notice, shall make such books of account and all records, ledgers, reports, contracts and other documents and computer files (including records relating to its assets) in connection with its business available to the Administrative Agent or Lenders (or their respective advisers or representatives) on reasonable notice during regular business hours for the purpose of inspecting or auditing the same, and shall permit them to make extracts of the same and to have access to its computer and management system to inspect such documents and computer files.

(d)                                 Payment Obligations. Each of the Borrower and each Material Subsidiary shall pay, discharge or otherwise satisfy as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Material Subsidiary; and (b) all lawful claims which, if unpaid, would by any Requirements of Law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Material Subsidiary; and except, in each case, to the extent the failure to pay or discharge the same would not have a Material Adverse Effect.

(e)                                  Licences, etc. Each of the Borrower and each Material Subsidiary shall (i) obtain, hold and maintain in full force and good standing all Permits applicable to it or necessary to own its assets and to carry on its business and (ii) duly observe, conform and comply in all material respects with all valid requirements of all Permits, except, in each case, to the extent that not doing so would not have a Material Adverse Effect.

(f)                                    Compliance with Law. The Borrower and its Material Subsidiaries shall operate the Mines and generally conduct their business in compliance with all applicable Requirements of Law and maintain such authorizations as are required to operate the Mines and conduct their business in compliance therewith, except to the extent that not doing so would not have a Material Adverse Effect.

(g)                                 Environmental. Except as described on Schedule 8.1(u), each of the Borrower and each Material Subsidiary shall generate, treat, store or dispose of any hazardous substance or hazardous waste only in the ordinary course of its business, and then only if done so in compliance with all applicable Requirements of Environmental Law. Each of the Borrower and each Material Subsidiary shall at all times be in compliance with all Requirements of Environmental Law applicable to it and to the Mines, except where such non-compliance would not have a Material Adverse Effect and where appropriate remedial action acceptable to the applicable Governmental Authority is being diligently undertaken. The Borrower shall diligently mitigate any violations of applicable Requirements of Environmental Law which relate to the LaRonde Mine resulting from the discharge of ammonia and other toxic effluent as described on Schedule 8.1(u) pursuant to and in accordance with the terms of such Requirements of Environmental Law.

(h)                                 Contractual Obligations/Material Contracts. Each Restricted Party shall at all times, observe and comply in all respects with all of the material terms, conditions and covenants of all Contractual Obligations under all Material Contracts (and any material documents or instruments delivered pursuant thereto), and shall ensure that there is no termination, rescission or material amendment, modification, waiver or variation of the Material Contracts (or any material documents or instruments delivered pursuant thereto) where the same would have a Material Adverse Effect. Each Restricted Party shall, at all times, ensure that there is no default in the observance or performance of any Contractual Obligations under any Material Contract (or contained in any material instrument or agreement evidencing, securing or relating thereto) and that no event occurs or condition exists, the effect of which is:

(i)                                     to permit the other party or parties thereto to terminate such Contractual Obligations; or

(ii)                                  to create additional liabilities or obligations on the part of any Restricted Party;

which either individually or in the aggregate with other terminations and/or creations of additional liabilities or obligations, as applicable, would have a Material Adverse Effect.

(i)                                     Mining Leases. Without limiting Section 10.2(h), the Borrower and each Material Subsidiary shall keep the Mining Leases which relate to Recourse Assets to which it is a party in full force and effect at all times, including, without limiting the generality of the foregoing, paying all fees and other charges required to be paid under or in connection with such Mining Leases, and each of the Borrower and each Material Subsidiary shall defend its respective right, title and interest in, to and under such Mining Leases against any adverse or competing claim. Each of the Borrower and each Material Subsidiary shall renew, and take all steps necessary to renew such Mining Leases, on or before each renewal date of such Mining Leases. Each of the Borrower and each Material Subsidiary shall keep the other rights and concessions necessary for the operation of the Mines constituting Recourse Assets owned or held by it in full force and effect.

(j)                                     Insurance.

(i) The Borrower and its Material Subsidiaries shall, at all times, maintain in force insurance policies against such perils and in such amounts as is customarily maintained by companies similarly geographically situated and conducting the same or similar businesses and in accordance with any Requirements of Law, and with such insurers as are rated “A” or higher by A.M. Best Company, or an equivalent rating by such other insurance rating agency selected by the Administrative Agent (except in the case of marine cargo insurance in which case the insurer hereof shall be rated BBBpi or higher by Standard & Poor’s Ratings Group or an equivalent rating); all such insurance relating to Included Property shall name the Administrative Agent, the Trustee and, if required by the Administrative Agent, the Secured Parties, as additional insureds and/or first loss payees (as the Administrative Agent may determine) and shall provide that no cancellation or termination thereof shall, for any reason whatsoever, take effect unless the insurer has given the Administrative Agent not less than 30 days’ prior written notice thereof and all insurance proceeds for property damage or loss or for business interruption shall be payable to the Administrative Agent and the Trustee for the benefit of the Secured Parties, and the Borrower shall provide such evidence as is satisfactory to the Administrative Agent, as and when requested by the Administrative Agent, confirming that such insurance policies are in full force and effect.

(ii) Unless otherwise specified in this Section 10.2(j)(ii), all proceeds of insurance maintained by the Restricted Parties relating to Included Property shall be paid to the Administrative Agent to be applied by it to reduce the principal amount of the Facility Indebtedness. Any insured claim, judgment, settlement or money compromise and any insured expenses associated with its defence or investigation payable by commercial general liability insurance shall be paid first to any Person entitled to payment of such unpaid insured claim, judgment, settlement or money compromise and entitled to payment of such unpaid insured expenses and thereafter to the Borrower. If no Default has occurred and is continuing, proceeds of insurance covering loss or damage to Included Property in an amount of less than US $10,000,000 per claim may be paid by the insurer directly to the Borrower or other affected Restricted Party to be applied by the Borrower or such Restricted Party to repair the damage or replace the loss; but nothing herein shall affect the rights of any Person holding a Permitted Lien in respect of such Included Property which has priority over the Security. If the Borrower or such other Restricted Party fails to commence such repair or replacement of such lost or damaged property within 6 months of such casualty, loss or damage, or having commenced such repair or replacement during such period, does not diligently pursue the same until such repair or replacement is completed, or if the Borrower, for itself or on behalf of such other Restricted Party, otherwise elects by notice to the Administrative Agent, not to effect such repairs or replacement, such insurance proceeds shall be applied by it to reduce the principal amount of the Facility Indebtedness. Subject to the rights of any holder of a Permitted Lien that has priority over the Security, proceeds of insurance covering loss of or damage to Included Property in an amount of US $10,000,000 or more but less than US $20,000,000 per claim shall be paid to the Administrative Agent and shall be disbursed by the Administrative Agent to the Borrower or the affected Restricted Party on conditions appropriate to a construction credit, to fund the repair or replacement of the Included Property in respect of which the insurance proceeds are payable, provided that:

(A)                              no Default has occurred and is continuing; and

(B)                                the Majority Lenders are satisfied, acting reasonably, that the proceeds of such insurance together with other resources available to the Borrower or such other Restricted Party (the use of which would not contravene this Agreement) are sufficient to repair or replace the Included Property in respect of which the insurance proceeds are payable within a reasonable period of time, and in any event not later than the Maturity Date then in effect, such that the affected Included Property is returned to as good or better condition than it was in before the event occurred that caused the insurance proceeds to be paid.

If either of clause (A) or (B) above is not satisfied, such insurance proceeds shall be applied to reduce the principal amount of the Facility Indebtedness. All insurance proceeds held by the Administrative Agent shall, unless and until the same are applied to payment of the principal amount of the Facility Indebtedness or released to the Borrower, be held as part of the Security.

(k)                                  Inspection of Properties. At all reasonable times and on reasonable notice, the Restricted Parties shall allow the Administrative Agent and its representatives and, if the Independent Engineer is conducting a review of a Monthly Operating Report, the Mine Plan or the Operating Budget pursuant to Article 9, the Independent Engineer or its representatives, to visit and inspect (without any invasive or intrusive testing) all or any of the properties relating to the Included Property and to discuss the operations, affairs, finances and accounts of the Restricted Parties with any of the Restricted Parties’ senior employees or senior officers all at the cost of the Borrower. One time during each calendar quarter and on reasonable notice, the Restricted Parties shall allow the Lenders and their respective representatives to visit and inspect (without any invasive or intrusive testing) all or any of the properties relating to the Included Property and to discuss the operations, affairs, finances and accounts of the Restricted Parties with any of the Restricted Parties’ senior employees or senior officers all at the cost of the Borrower. If a Default has occurred and is continuing, at all reasonable times and on reasonable notice, the Borrower and each Material Subsidiary shall allow the Administrative Agent and its representatives and the Independent Engineer and its representatives, to visit and inspect any or all of the properties of the Borrower and its Material Subsidiaries and to discuss the operations, affairs, finances and accounts of the Borrower and its Material Subsidiaries with any of the Borrower’s and such Material Subsidiaries’ senior employees or senior officers all at the cost of the Borrower.

(l)                                     Compliance with Development Plan. The Borrower shall, and shall cause its applicable Material Subsidiaries to, carry on business at, and operate and manage, the Mines constituting Included Property in a manner consistent with the Development Plan, as updated from time to time in accordance with this Agreement, and, where applicable, proceed diligently with the development and maintenance of the Mines constituting Included Property in accordance with the Development Plan as so updated from time to time.

(m)                               Use of Proceeds. The Borrower shall apply all Advances for the purposes herein set out.

(n)                                 Included Property. If the Borrower provides a written request to the Administrative Agent requesting that any Mine held or acquired pursuant to Section 10.3(b)(vii) or (ix) be Included Property, the Administrative Agent shall deliver a copy of such request to the Lenders. If the Majority Lenders, following receipt of such request and consultation with its independent consultants (including the Independent Engineer), agree that such Mine is eligible to be Included Property, the Administrative Agent shall provide notice of such determination to the Borrower. The Borrower shall then execute and deliver, or cause to be executed and delivered by each wholly-owned Subsidiary which wholly owns, controls and operates such Mine and each other wholly-owned Subsidiary, if any, which indirectly, through such first-mentioned Subsidiary, wholly owns, controls and operates such Mine, all guarantees, security agreements, hypothecations, assignments, transfers, mortgages, pledges, charges or other applicable security documents as the Administrative Agent may request, in form and substance satisfactory to the Administrative Agent, acting reasonably, to grant the Administrative Agent (or if required by any Requirements of Law, a trustee or other similar Person) on behalf of the Secured Parties valid and effective first-priority Liens, subject only to Permitted Liens, on such Mine, in the case of Persons which wholly own, control and operate Mines, and on all of its present and after-acquired property, in the case of Persons (other than the Borrower) which own Capital Stock of other Persons which directly or indirectly wholly own, control and operate such Mine, in each case to secure the Senior Secured Indebtedness, together with such additional documentation, insurance certificates and opinions which the Administrative Agent requests in support thereof (including, without limitation, all documentation and opinions that would have been required to have been delivered under Sections 6.1 and 7.5 if the Included Property had been Included Property at any relevant time specified therein), in form and substance satisfactory to the Administrative Agent, acting reasonably. An insurance advisor shall also, at the election of the Majority Lenders, conduct a review of the insurance policies of the Borrower or its Subsidiaries relating to the proposed Included Property, which review must be satisfactory to the Majority Lenders, in their sole discretion. Where applicable, the Borrower shall also execute and deliver, or cause to be executed and delivered by each wholly-owned Subsidiary which indirectly wholly owns, controls and operates such Mine, a pledge agreement, in form and substance satisfactory to the Administrative Agent, pledging to the Administrative Agent on behalf of the Secured Parties all present and after-acquired Capital Stock and Indebtedness held by each such pledgor in any Subsidiary held by it as security for the Senior Secured Indebtedness. Upon all of the applicable foregoing requirements and (without duplication) the other requirements specified in the definition of Included Property being met to the satisfaction of the Majority Lenders, in their sole discretion, the Administrative Agent shall provide written notice to the Borrower that such Mine constitutes Included Property, and upon the delivery of such notice to the Borrower such Mine shall constitute Included Property. Notwithstanding that the Lapa Mine is, on and after the date hereof, Included Property, the Borrower shall deliver all items relating to the Lapa Mine which are listed in the “post-closing matters” section of the closing agenda attached as Annex 7 (excluding items for which the closing agenda specifies that it is the responsibility of Lenders’ Counsel to prepare) within 45 days after the Restatement Date.

(o)                                 Control of Mines. The Borrower shall maintain active operating, management and financial control of the LaRonde Mine, the Goldex Mine and the Lapa Mine, shall use commercially reasonable efforts to protect its interest in and to the LaRonde Mine, the Goldex Mine and the Lapa Mine, and shall take no steps to dispose of its rights in and to the LaRonde Mine (or any part thereof), the Goldex Mine (or any part thereof) or the Lapa Mine (or any part thereof). The Borrower shall cause Agnico-Eagle AB to maintain active operating, management and financial control of the Kittila Mine, shall cause Agnico-Eagle AB to use commercially reasonable efforts to protect its interest in and to the Kittila Mine, and shall cause Agnico-Eagle AB to take no steps to dispose of its rights in and to the Kittila Mine (or any part thereof). Each of the Borrower and each Material Subsidiary which acquires any other Mine which is a Recourse Asset shall maintain active operating, management and financial control of such Mine, shall use commercially reasonable efforts to protect its interest in and to such Mine and shall take no steps to dispose of its rights in and to such Mine or any part thereof.

(p)                                 Instruments of Adhesion. The Borrower shall execute and deliver to the Administrative Agent the “Specific Acknowledgement Regarding Security” contained in each Instrument of Adhesion within 15 Business Days of being requested to do so by the Administrative Agent; provided that, failure to so execute and deliver the “Specific Acknowledgement Regarding Security” contained in each such Instrument of Adhesion shall not affect the validity of such Instrument of Adhesion, and the Borrower shall, upon the execution and delivery of the Instrument of Adhesion by the applicable Permitted Hedge Counterparty, be deemed to have made the statements contained in the “Specific Acknowledgement Regarding Security”.

(q)                                 [Intentionally Deleted.]

(r)                                    Plan Compliance. The Borrower shall make, and cause each Material Subsidiary to make, to the extent required by any Requirements of Law, full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any Material Subsidiary, is required to pay as contributions to such Plan, except where the failure to make such payments would not have a Material Adverse Effect.

(s)                                  Covenants of Subsidiaries. The Borrower shall cause the Subsidiaries of the Borrower to comply with all covenants and agreements of or relating to such Subsidiaries herein and in the Financing Documents.

(t)                                    Expenditures. The Borrower shall ensure that any Capital Expenditures or Exploration Expenditures relating to any Included Property are made in a manner which is consistent with the Development Plan and in accordance with good mining practice.

(u)                                 Mining Claims. Without limiting Sections 10.2(h) and 10.2(i), the Borrower and each Material Subsidiary shall (i) keep all Mining Claims in full force and effect at all times and (ii) without limiting the generality of the foregoing, comply with the provisions of all laws and regulations creating and/or applicable to the Mining Claims except where such non-compliance would not have a Material Adverse Effect. Without limiting Sections 10.2(h) and 10.2(i), the Borrower and each Material Subsidiary shall also do all such actions and works required to be performed on a regular basis or from time to time for the Mining Claims to stay in full force and effect, without the Borrower or the Material Subsidiary holding the rights, title and interest in, to and under such Mining Claims losing the benefit of any such rights, title and interest, and each of the Borrower and each Material Subsidiary shall defend its respective rights, titles and interest in, to and under such Mining Claims against any adverse or competing claims. Each of the Borrower and each Material Subsidiary shall renew, and take all steps necessary to renew such Mining Claims, on or before each renewal date of such Mining Claims.

(v)                                 Post-Restatement Date Requirements. In addition to the obligations of the Borrower set out in the last sentence of Section 10.2(n), the Borrower shall deliver or complete, as applicable, all other items which are listed in the “post-closing matters” section of the closing agenda attached as Annex 7 (excluding items for which the closing agenda specifies that it is the responsibility of Lenders’ Counsel to prepare) within 45 days after the Restatement Date.

10.3        Negative Covenants. During the term of this Agreement (excepting therefrom those terms which are stated to survive the termination of this Agreement):

(a)                                  Negative Pledge. Neither the Borrower, nor any Material Subsidiary, shall create or assume, have outstanding or suffer to permit, any Lien on any of its present or after-acquired undertaking, property or assets (excluding the present and after-acquired issued and outstanding shares of each Scandinavian Subsidiary) except for Permitted Liens. Neither the Borrower, nor any Material Subsidiary, shall create or assume, have outstanding or suffer to permit, any Lien on any of the present or after-acquired issued and outstanding shares of any Scandinavian Subsidiary, except the Lien granted by the Borrower to the Administrative Agent in the shares of Agnico-Eagle Sweden AB. Neither the Borrower, nor any Material Subsidiary, shall create or assume, have outstanding or suffer to permit, any royalties, including royalty agreements and rights or claims to royalties or royalty agreements, on any of its present or after-acquired undertaking, property or assets except for those listed on Schedule 8.1(dd) and those permitted by subparagraph (m) of the definition of Permitted Liens.

(b)                                 Investments. The Borrower shall not make, whether in one transaction or in a series of transactions, or hold any Investments in any Person or permit any of its Subsidiaries to make, whether in one transaction or in a series of transactions, any Investments in any Person, or hold any Investments in any Person, other than:

(i)                                     loans, advances or capital contributions the material details of which have been set forth in the financial statements referred to in Section 8.1(i);

(ii)                                  without duplicating Section 10.3(b)(i), any Subsidiary may make loans or advances to any Restricted Party on an unsecured basis; provided that, if the Subsidiary making such loan or advance is not a Restricted Party, that Subsidiary must subordinate and postpone such indebtedness owed to it to the Senior Secured Indebtedness;

(iii)                               without duplicating Section 10.3(b)(i), the Borrower may make loans or advances to, or capital contributions in, any Subsidiary, and any Subsidiary may make loans or advances to, or capital contributions in, any other Subsidiary, if, at the time of such loan, advance or capital contribution, the Investment Conditions shall have been satisfied and such loan or capital contribution to, or in, any such Subsidiary is used by such Subsidiary (I) for the purposes set out in, and in accordance with, Section 10.3(b)(vii) or (ix) or (II) for operating, exploration, reclamation or capital expenditures of such Subsidiary; provided that, in the case of any loans or advances made by the Borrower to any Scandinavian Subsidiary, the Borrower has assigned such indebtedness to the Administrative Agent;

(iv)                              investments in Cash Equivalents;

(v)                                 investments in readily marketable securities of companies which trade on any senior nationally-recognized securities exchange in any Permitted Jurisdiction;

(vi)                              [Intentionally Deleted.]

(vii)                           Investments by way of purchase of securities of any Person which is not an Affiliate of the Borrower or any Subsidiary of the Borrower, where the consideration paid therefor is (a) Capital Stock of the Borrower (if the acquiring Person is the Borrower) or Capital Stock of an acquiring

Subsidiary (if the acquiring Person is a Subsidiary) or (b) cash; provided that:

(A)                              if any Indebtedness is assumed as a result of such Investment it must comply with Section 10.3(c);

(B)                                if proceeds of any Advance are used to make such Investment or used to refinance other funding of any such Investment, any such Investment is not hostile;

(C)                                the Investment Conditions shall have been satisfied; and

(D)                               where the Investment requires the payment by the Borrower of cash consideration in excess of US $50,000,000, in reasonably sufficient time prior to the completion of the transaction pursuant to which the Investment is to be made, the Borrower has delivered a certificate to the Administrative Agent in the form of Exhibit F, providing information on the proposed Investment, in detail reasonably satisfactory to the Administrative Agent, and evidencing compliance with the requirements set out in subparagraphs (A) to (C) above;

(viii)                        [Intentionally Deleted.]

(ix)                                Investments by way of the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person (which is not an Affiliate of the Borrower or any Subsidiary of the Borrower) or assets constituting a business unit, line of business or division of such Person (which is not an Affiliate of the Borrower or any Subsidiary of the Borrower) where the consideration is paid by way of (a) Capital Stock of the Borrower (if the acquiring Person is the Borrower) or Capital Stock of an acquiring Subsidiary (if the acquiring Person is a Subsidiary) or (b) cash; provided that:

(A)                              if any Indebtedness is assumed as a result of such Investment it must comply with Section 10.3(c);

(B)                                the Investment Conditions shall have been satisfied; and

(C)                                where the Investment requires the payment by the Borrower of cash consideration in excess of US $50,000,000, in reasonably sufficient time prior to the completion of the transaction pursuant to which the Investment is to be made, the Borrower has delivered a certificate to the Administrative Agent in the form of Exhibit G, providing information on the proposed Investment, in detail reasonably satisfactory to the Administrative Agent, and evidencing compliance with the requirements set out in subparagraphs (A) and (B) above; and

(x)                                   to the extent permitted by all applicable Requirements of Law, loans or advances to employees of the Borrower and its Subsidiaries not to exceed US $10,000,000 in the aggregate at any time outstanding.

The completion of any Investment pursuant to Section 10.3(b) which does not require the delivery to the Administrative Agent to evidence compliance with the respective conditions to such Investment set out herein shall be deemed to be a representation and warranty by the Borrower to the Administrative Agent and the Lenders that all such applicable conditions have been satisfied.

(c)                                  Limitation on Indebtedness. Neither the Borrower nor any Material Subsidiary shall create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     the Senior Secured Indebtedness;

(ii)                                  Indebtedness under Financing Leases in an aggregate principal amount not exceeding US $20,000,000 at any one time outstanding;

(iii)                               Indebtedness secured by Permitted Liens (other than Financing Leases and other than Permitted Liens described in subparagraph (l) of the definition of “Permitted Liens” in an amount greater than US $10,000,000);

(iv)                              [Intentionally Deleted.]

(v)                                 any Guarantee Obligation by the Borrower or any Material Subsidiary of the Borrower entered into in the ordinary course of its business provided that the aggregate liability, contingent or otherwise, of the Borrower and its Material Subsidiaries under all outstanding Guarantee Obligations, together with all amounts paid after the Closing Date under Guarantee Obligations, does not at any time exceed US $15,000,000;

(vi)                              any other Indebtedness of the types referred to in subsections (a), (b), (d) or (e) of the definition of Indebtedness, so long as no Default has occurred and is continuing, the creation, incurrence, assumption or existence of such Indebtedness would not result in a Material Adverse Change or breach, conflict with or violate any Requirements of Law, or result in the Borrower breaching any covenant set out in Section 10.1 on a pro forma basis; provided that:

(A)                              the terms and conditions of such Indebtedness shall be no more onerous to the debtor(s) thereunder than any terms and conditions hereunder (with the exception of pricing and fees);

(B)                                if secured by a Lien on property which is not Included Property where the committed Indebtedness secured is greater than US

$10,000,000, such Indebtedness shall be subject to an intercreditor agreement in form and substance satisfactory to the Lenders, addressing, among other issues, mutual acknowledgement by the holders of such Indebtedness and the Administrative Agent of priority claims of assets, agreement by the holders of such Indebtedness and the Administrative Agent to provide notice of covenant breach by the Borrower or its Affiliates, mutual stand-still by the holders of such Indebtedness and the Administrative Agent of enforcement rights in the event of default and agreement by the holders of such Indebtedness and the Administrative Agent to vote as separate classes in bankruptcy or insolvency proceedings;

(C)                                such Indebtedness shall not be secured by any Lien on any Included Property;

(D)                               such Indebtedness shall be used for the development of a Recourse Asset acquired by the Borrower or any Material Subsidiary after the Restatement Date or, if a Recourse Asset has been acquired by the Borrower or any Material Subsidiary before the Restatement Date, such Recourse Asset was not in commercial production on the Restatement Date;

(E)                                 the terms of which Indebtedness do not require repayment of any principal prior to the Maturity Date then in effect; and

(F)                                 in reasonably sufficient time prior to the completion of the transaction pursuant to which the creation, incurrence, or assumption of such Indebtedness is to be made, where the committed amount of such Indebtedness exceeds US $10,000,000, the Borrower shall have delivered a certificate to the Administrative Agent in the form of Exhibit H, providing information on the proposed Indebtedness, in detail reasonably satisfactory to the Administrative Agent, and evidencing compliance with the applicable requirements set forth in this Section 10.3(c)(vi);

(such Indebtedness, if all requirements set out in this Section 10.3(c)(vi) have been complied with, is referred to herein as “Other Senior Indebtedness”);

(vii)                           any other Indebtedness of the types referred to in subsections (a), (b) or (e) of the definition of Indebtedness, so long as no Default has occurred and is continuing, the creation, incurrence, assumption or existence of such Indebtedness would not result in a Material Adverse Change or breach, conflict with or violate any Requirements of Law, or result in the

Borrower breaching any covenant set out in Section 10.1 on a pro forma basis; provided that:

(A)                              the terms and conditions of such Indebtedness shall be no more onerous to the debtor(s) thereunder than any terms and conditions under the Convertible Debentures or the Trust Indenture (with the exception of pricing and fees);

(B)                                neither the Borrower nor any Material Subsidiary shall grant any Lien in its property to secure such Indebtedness;

(C)                                the terms of such Indebtedness do not require the repayment of principal thereof prior to twelve (12) months after the then current Maturity Date of this Credit Facility; and

(D)                               in reasonably sufficient time prior to the completion of the transaction pursuant to which the creation, incurrence, or assumption of such Indebtedness is to be made, where the committed amount of such Indebtedness exceeds US $10,000,000, the Borrower shall have delivered a certificate to the Administrative Agent in the form of Exhibit I, providing information on the proposed Indebtedness, in detail reasonably satisfactory to the Administrative Agent, and evidencing compliance with the applicable requirements set forth in this Section 10.3(c)(vii);

(such Indebtedness, if all requirements set out in this Section 10.3(c)(vii) have been complied with, is referred to herein as “Subordinated Indebtedness”);

(viii)                        Restricted Parties may incur, assume or suffer to exist Indebtedness owing to Subsidiaries to the extent permitted by, and on the terms and conditions set out in, Section 10.3(b)(ii);

(ix)                                any Indebtedness of the Borrower or any Material Subsidiary of the Borrower other than the types referred to in subsections (d) and (e) of the definition of Indebtedness which is incurred in the ordinary course of its business, provided that the aggregate liability, contingent or otherwise, of the Borrower and its Material Subsidiaries under all such Indebtedness does not at any time exceed US $75,000,000 and such Indebtedness is unsecured; provided that, upon the creation, incurrence, or assumption of such Indebtedness, no Default has occurred and is continuing, the creation, incurrence, assumption or existence of such Indebtedness would not result in a Material Adverse Change or breach, conflict with or violate any Requirements of Law, or result in the Borrower breaching any covenant set out in Section 10.1 on a pro forma basis; and

(x)                                   Material Subsidiaries may incur, assume or suffer to exist Indebtedness owing to the Borrower, or to other Subsidiaries, to the extent permitted by, and on the terms and conditions set out in, Section 10.3(b)(iii).

Except as provided by Section 10.3(b)(iii), but notwithstanding any other provision hereof, no Subsidiary (excluding Material Subsidiaries) shall create, incur, assume or suffer to exist any Indebtedness if the outstanding Indebtedness of all Subsidiaries (excluding Material Subsidiaries), in the aggregate, would exceed US $20,000,000.

Notwithstanding any other provision hereof, neither the Borrower nor any Subsidiary shall create, incur, assume or suffer to exist any Indebtedness which has recourse to any Scandinavian Subsidiary or any assets held by any Scandinavian Subsidiary if such outstanding Indebtedness, in the aggregate, would exceed US $10,000,000. For greater certainty, for the purposes of the immediately preceding sentence only, “recourse” shall not include any rights conferred on a Person as a result of the ownership of shares of any Scandinavian Subsidiary.

(d)                                 Restricted Payments. Neither the Borrower nor any Material Subsidiary shall make, pay or declare any distributions or dividends (other than distributions or payments of additional shares of the Borrower or any Material Subsidiary or rights or warrants to acquire additional shares of the Borrower or any Material Subsidiary) on any shares of its Capital Stock, or redeem or purchase or otherwise acquire any of its shares of its Capital Stock, reduce or repay capital, make any payments or prepayments of principal on, any unsecured Indebtedness under Section 10.3(c)(ix), make any payments or prepayments of, or redeem, principal on any Subordinated Indebtedness prior to the Maturity Date then in effect, or in each case, set aside any funds for any such purpose, (collectively, “Restricted Payments”), if at such time a Default has occurred and is continuing or if, upon the making of such Restricted Payment, a Default or Material Adverse Effect would occur; provided that, to the extent permitted hereunder, the aggregate amount of Restricted Payments in any fiscal year of the Borrower shall not exceed US $40,000,000 (excluding therefrom Restricted Payments made by a Restricted Party to another Restricted Party and any payments or prepayments on any unsecured Indebtedness under Section 10.3(c)(ix) in an amount up to US $75,000,000). The redemption of any Subordinated Indebtedness, if in accordance with its terms, shall not be included in such monetary cap if the consideration paid therefor to the holder thereof on the exercise of such respective redemption right by the Borrower is common shares of the Borrower. The Borrower shall not make any voluntary prepayments of principal of the Other Senior Indebtedness prior to the Maturity Date then in effect if at such time a Default has occurred and is continuing or if, upon the making such payment, a Default or Material Adverse Effect would occur.

(e)                                  Sale of Assets. No Restricted Party shall (whether in one transaction or in a series of transactions) sell, transfer, lease, assign or otherwise dispose of (or commit to same) all or any of its assets whether now owned or hereafter acquired except:

(i)                                     as permitted under Section 10.3(f);

(ii)                                  for the sale of redundant, obsolete, damaged or worn out assets provided that they are replaced to the extent the same are used at the time of disposition in the operation of the Mines or the other Mining Properties owned or controlled by the Borrower or such Subsidiary, or for the sale of Product or product derived from such Mines or other Mining Properties in the ordinary course of its business; or

(iii)                               if doing so will not directly or indirectly result in a Default or restrict or impair the Restricted Parties’ ability, on a consolidated basis, to perform their obligations under any Financing Documents and the aggregate book or market value (whichever shall be higher) of all such additional assets sold, transferred, assigned or disposed of under this clause (iii) in any calendar year does not exceed US $10,000,000.

(f)                                    Fundamental Changes. Neither the Borrower nor any Material Subsidiary shall (whether in one transaction or in a series of transactions) amalgamate, merge or consolidate with any Person, or become a party to any transaction whereby all or substantially all of its property or assets becomes the property or assets of any other Person, except if no Default has occurred and is continuing or would result therefrom, if no Material Adverse Effect has occurred or would result therefrom and if such transaction does not breach any Requirements of Law:

(i)                                     any Subsidiary may amalgamate with the Borrower, and any Subsidiary which is a Restricted Party may amalgamate or merge with, or acquire all or substantially all of the property and assets of, any other Subsidiary;

(ii)                                  the Borrower may amalgamate with, or acquire all or substantially all of the property and assets of, any Subsidiary;

(iii)                               any Subsidiary which is not a Restricted Party may amalgamate or merge with any other Subsidiary which is not a Restricted Party, or acquire all or substantially all of the property and assets of, any other Subsidiary which is not a Restricted Party; and

(iv)                              the Borrower or any Subsidiary which is a Restricted Party may merge, amalgamate or consolidate with any Person in order to effect an Investment permitted under Section 10.3(b)(vi), (vii), (viii) or (ix);

provided that in the case of a merger, amalgamation or consolidation permitted by Sections 10.3(f)(i), (ii) and (iv):

(A)                              the surviving or resulting Person is a Restricted Party;

(B)                                the Administrative Agent has a first priority Lien on all property which constitutes Included Property of such surviving or resulting Person, subject only to Permitted Liens;

(C)                                if any holder of Other Senior Indebtedness has a Lien on the property of such surviving or resulting Person that holder shall have provided an acknowledgement to the Administrative Agent, in form satisfactory to the Administrative Agent, acting reasonably, that such holder has no interest in any Included Property of such surviving or resulting Person; and

(D)                               the surviving or resulting Person shall have executed and delivered to the Administrative Agent an assumption agreement, whereby such Person acknowledges that it is bound by all obligations of the applicable predecessor Persons, in a form acceptable to the Administrative Agent, acting reasonably.

(g)                                 Nature of Business. Neither the Borrower, nor any Material Subsidiary, shall permit any material change to be made in the nature of its business or the business of any Material Subsidiary as carried on at the date hereof (or, if applicable, at the time a Person becomes a Material Subsidiary), which business shall at all times be mining or mining related activities.

(h)                                 Restriction on Hedge Agreements.

(i)                                     The Borrower shall not enter into or maintain any Hedge Agreements with Persons other than Hedge Counterparties and shall only enter into Permitted Hedge Agreements in the ordinary course of the Borrower’s business and not for the purposes of speculation. No Subsidiary shall enter into any Metal Hedge Agreement, Exchange Rate Hedge Agreement or Interest Rate Hedge Agreement, except that a Subsidiary which is not a Restricted Party may enter into Metal Hedge Agreements, Exchange Rate Hedge Agreements or Interest Rate Hedge Agreements if doing so is required as a condition of creating or incurring Indebtedness which is permitted hereunder, is for the purpose of financing the acquisition or development of property as permitted hereunder and is not for speculative purposes; and, if any such Metal Hedge Agreements, Exchange Rate Hedge Agreements or Interest Rate Hedge Agreements are guaranteed by any Restricted Party, any negative net mark-to-market position thereunder shall be included in Indebtedness for purposes of calculating all applicable covenants in Section 10.1.

(ii)                                  The Borrower shall not on or after the Restatement Date enter into or maintain any Hedge Agreement with any Permitted Hedge Counterparty that does not contain the provisions described in Annex 5 hereof; provided that, the Borrower shall be permitted to maintain Hedge Agreements with any Person which was a “Permitted Hedge Counterparty” under the

Original Credit Agreement if such Person became a Permitted Hedge Counterparty under the Existing Credit Agreement. The Borrower shall not, with respect to all Hedge Agreements that comply with the provisions of Annex 6 of the Original Credit Agreement or Annex 5 hereof, as applicable, amend, modify or agree to any waiver of any of the terms described therein.

(iii)                               The Borrower shall not grant to, or permit any Hedge Counterparty to have, any security (including margin deposited with or held by or for the benefit of a Hedge Counterparty), except, in the case of each Permitted Hedge Counterparty, as it forms part of the Security held by the Administrative Agent or the Trustee for the benefit of all Secured Parties. For greater security, the Borrower shall not permit any Unsecured Hedge Counterparty to hold or have the benefit of any security (including margin deposited with or held by or for the benefit of an Unsecured Hedge Counterparty) or otherwise. Neither shall the Borrower enter into any Hedge Agreement which, by its terms, could result in any requirement for the Borrower to grant any Hedge Counterparty any security, except as expressly permitted in the first sentence of this clause (iii).

(iv)                              The Borrower shall not permit the any material representations, warranties or covenants, or any termination events (including additional termination events), in any Metal Hedge Agreement entered into with an Unsecured Hedge Counterparty to be more onerous to the Borrower than the material representations, warranties and covenants, and termination events (including additional termination events), in any Hedge Agreement entered into with any Permitted Hedge Counterparty.

(v)                                 The Borrower shall not enter into (I) any leveraged option transactions or other Hedge Agreements that could require the delivery of any amount over the notional amount of the subject matter of the Hedge Agreement (whether metal, currency, interest rates or otherwise) or (II) any “knock-down” option or put or any other Hedge Agreement in which the obligation to deliver (by physical delivery or cash settlement) or the pricing of the subject matter of the Hedge Agreement (whether metal, currency, interest rates or otherwise) is subject to any contingency.

(vi)                              The Borrower shall at no time permit the maximum quantity of Gold, Copper, Silver or Zinc or other metal which the Borrower is obligated (contingently or otherwise) to deliver (or that could be called for delivery or cash settlement) for any future 12-month period under all Metal Hedge Agreements to which the Borrower is a party under any circumstances, conditions or outcomes, whether or not then existing (including, for greater certainty (A) all quantities of metal subject to spot, spot deferred, fixed forwards and floating lease rate forward contracts, (B) the total face value of any quantity of metal sold under call options, and (C) any other arrangements that have the economic effect of a sale or a sold call option or other similar derivative transactions) to exceed 75% of the Borrower’s projected production of that Metal for such 12-month period. The Borrower shall at no time permit the maximum quantity of Gold, Copper, Silver or Zinc or other metal which any Subsidiary is obligated (contingently or otherwise) to deliver (or that could be called for delivery or cash settlement) for any future 12-month period under all Metal Hedge Agreements to which such Subsidiary is a party under any circumstances, conditions or outcomes, whether or not then existing (including, for greater certainty (A) all quantities of metal subject to spot, spot deferred, fixed forwards and floating lease rate forward contracts, (B) the total face value of any quantity of metal sold under call options, and (C) any other arrangements that have the economic effect of a sale or a sold call option or other similar derivative transactions) to exceed 75% of such Subsidiary’s projected production of that Metal for such 12-month period.

(i)                                     Corporate Documents, etc. No Restricted Party shall change its name, restrict its corporate (or other) powers or move its registered or executive office without giving the Administrative Agent five days prior written notice of such change.

(j)                                     Fiscal Year. The Borrower shall not change its fiscal year-end to end on a day other than December 31 of each year without the prior written consent of the Majority Lenders, such consent not to be unreasonably withheld.

(k)                                  Conflicting Agreements. Neither the Borrower nor any other Restricted Party shall enter into, become subject to or be bound by any Contractual Obligation which in any case or in the aggregate when combined with other Contractual Obligations in Material Contracts or otherwise, materially restricts or impairs the ability of the Borrower or any such Restricted Party to perform its obligations under, or conflicts with any material provision of, any of the Financing Documents to which it is a party, or constitutes, or the performance of which will constitute, a Default.

(l)                                     Transactions with Affiliates. Neither the Borrower nor any Material Subsidiary shall enter into or conduct any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Material Subsidiary unless any such transaction is upon fair and reasonable terms no less favourable to the Borrower or such Material Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, and is otherwise not restricted or prohibited, and is permitted, under this Agreement. Notwithstanding the foregoing, the Borrower and any Material Subsidiary may enter into and complete any transaction with any Subsidiary of the Borrower or Material Subsidiary and any such Subsidiary may enter into or complete any transaction with any other Subsidiary of the Borrower or Material Subsidiary as permitted under this Agreement; in each case, so long as, with respect to any such transaction (i) no Default has occurred and is continuing or would result therefrom (without duplicating subsection (iv) below); (ii) immediately after giving effect to any such transaction no Material Adverse Effect would be reasonably expected to occur (without duplicating subsection (iv) below); (iii) such transaction does not breach, conflict with or violate any Requirements of Law; and (iv) immediately after giving effect to such transaction, the Borrower shall be in compliance with all covenants set forth in Section 10.1 on a pro forma basis. The completion of any such transaction shall be deemed to be a representation and warranty by the Borrower to the Administrative Agent and the Lenders that all such conditions have been satisfied.

(m)                               Plan Compliance. The Borrower shall not:

(i)                                     permit to exist, or allow a Material Subsidiary of the Borrower to permit to exist, any accumulated funding deficiency, whether or not waived, with respect to any Plan in an amount which would cause a Material Adverse Effect;

(ii)                                  contribute to or assume an obligation to contribute to, or permit a Material Subsidiary of the Borrower to contribute to or assume an obligation to contribute to, any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) or Supplemental Pension Plan Act (Quebec);

(iii)                               acquire, or permit a Subsidiary of the Borrower to acquire, an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) or Supplemental Pension Plan Act (Quebec); provided that, the Borrower or a Material Subsidiary of the Borrower may acquire an interest in any such Person if (A) such Person is acquired as a Permitted Acquisition and (B) neither the Borrower nor any of its other Material Subsidiaries has any legal liability to perform such Person’s obligations or assume such Person’s liabilities;

(iv)                              permit, or allow a Material Subsidiary of the Borrower to permit, the actuarial present value of the benefit liabilities (computed on an accumulated benefit obligation basis in accordance with GAAP) under all Plans in the aggregate to exceed the current value of the assets of all Plans in the aggregate that are allocable to such benefit liabilities, in each case only to the extent such liabilities and assets relate to benefits to be paid to employees of the Borrower or its Subsidiaries, by an amount that would cause a Material Adverse Effect.

(n)                                 Sale or Discount of Receivables. No Restricted Party shall discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

(o)                                 Margin Calls. No Restricted Party shall purchase or carry any margin securities.

(p)                                 New Subsidiaries. No Scandinavian Subsidiary shall create any new Subsidiary unless it is wholly-owned by such Scandinavian Subsidiary.

ARTICLE 11
EVENTS OF DEFAULT

11.1        Events of Default. Each of the following events shall constitute an event of default (“Event of Default”):

(a)                                  the Borrower fails to pay any principal amount of any Advance when due and payable;

(b)                                 the Borrower fails to pay any interest, fees or other amounts payable in respect of the Facility Indebtedness (including fees payable to the Administrative Agent in its capacity as agent hereunder) within 3 Business Days of such amount becoming due and payable;

(c)                                  any representation or warranty made by the Borrower or deemed to have been made by the Borrower pursuant to Section 6.2(e), or any representation or warranty made by an officer of any Restricted Party in any Document or in any certificate, agreement, instrument or written statement delivered by any Restricted Party or by an officer of any Restricted Party pursuant thereto was, at the time the same was made, incorrect in any material respect;

(d)                                 any Restricted Party fails to perform or observe or shall be in breach of any term, covenant or agreement contained in this Agreement or any other Financing Document on its part to be performed or observed (other than as provided in subsections (a), (b) or (c) above and subsection (e) below, and other than in respect of events otherwise specifically provided for elsewhere in this Section 11.1), and such failure or breach remains unremedied for 20 Business Days after written notice thereof has been given by the Administrative Agent to the Borrower;

(e)                                  the Borrower fails to perform or observe or shall be in breach of any term, covenant or agreement contained in Sections 9.1(g), (h) and (i) or in Section 10.1 of this Agreement;

(f)                                    any Restricted Party shall be in default on any date in any payment of principal or interest on any Indebtedness (whether in connection with the same or similar events or occurrences or more than one event or occurrence), including any Indebtedness or payment due under any Hedge Agreement, or in the payment when due under any Guarantee Obligation, in an aggregate cumulative amount (when combined, if applicable, with the amount of any other Indebtedness subject to acceleration under Sections 11.1(r) and (s)) greater than US $20,000,000, or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation (or contained in any instrument or agreement evidencing, securing or relating thereto), or any other event shall occur or condition exist, the effect of which is to cause, or permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee Obligation to cause, such Indebtedness to become in any manner due prior to its stated maturity or such Guarantee Obligation to become payable;

(g)                                 any Restricted Party commits an act of bankruptcy or becomes bankrupt or insolvent, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due generally, or makes an assignment for the benefit of creditors or files a petition in bankruptcy; or petitions or applies to any tribunal for, or consents to, the appointment of any receiver, receiver-manager, trustee or similar officer for it or for all or any substantial part of its property; or admits the material allegations of a petition or application filed with respect to it in any proceeding commenced in respect of it under any Requirements of Law relating to bankruptcy, insolvency, reorganization, arrangement, proposal, readjustment of debt, dissolution, winding-up or liquidation; or takes any corporate action for the purpose of effecting any of the foregoing;

(h)                                 there shall occur registration of any prior notice of exercise of hypothecary right affecting the Collateral in favour of any creditor (other than under the Security Documents) which shall continue uncancelled for a period of 20 consecutive days from its respective publication or registration;

(i)                                     any bankruptcy, insolvency, reorganization, arrangement, proposal, readjustment of debt, dissolution, winding-up or liquidation proceeding, or any similar proceeding or process, relating to a Restricted Party under any existing or future legislation or otherwise of any jurisdiction, domestic or foreign, respecting such matters shall be instituted (by petition, application or otherwise) by or against a Restricted Party which, if brought against such Restricted Party, results in an order for relief or appointment or adjudication with respect to any such matter; provided that, if any such order for relief or appointment or adjudication is made with respect to any such matter and any such proceeding or process commenced or order for relief granted is contested diligently and in good faith by such Restricted Party and any relief or remedies upon or against such Restricted Party’s property have been stayed, such proceeding, process or order remains undismissed or not vacated for a period of 45 consecutive days from the date of commencement of the same;

(j)                                     except as otherwise permitted under Section 10.3(f), any Restricted Party ceases or threatens to cease to carry on its business or a resolution is passed authorizing or approving such action; or a petition is filed or an order is made or resolution passed for the winding-up, liquidation or dissolution of such Restricted Party or if, without the consent of the Administrative Agent, a resolution is passed authorizing the sale, transfer or assignment of all or substantially all of the assets of a Restricted Party;

(k)                                  there shall be commenced against any Restricted Party one or more proceedings or other actions seeking issuance of a warrant of attachment, execution, distraint or similar process against its assets in an aggregate amount of US $5,000,000 or more which, if contested diligently and in good faith by such Restricted Party, remains undismissed or unstayed for a period of 45 consecutive days; or any Restricted Party shall take any action in furtherance of, or indicate its consent to, approval of, or acquiescence in, any such act or proceeding;

(l)                                     one or more judgments or decrees is entered against any Restricted Party involving in the aggregate a liability of US $5,000,000 or more and (i) such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 consecutive days of entry thereof or (ii) such Restricted Party is not contesting such judgments or decrees in good faith and by appropriate proceedings and adequate reserves in accordance with GAAP have not been set aside on its books;

(m)                               this Agreement or any Security Document, or any material provision thereof, shall at any time after its execution and delivery, for any reason, be determined to be (or is contested by any Restricted Party to be or to have ceased to be) or ceases to be a legal, valid and binding obligation of any Restricted Party, enforceable against it in accordance with its terms (subject only to applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and to any equitable remedies available in the discretion of a court) or if the Security Documents fail, for any reason, to provide the Administrative Agent (or the Trustee) for and on behalf of the Secured Parties with a first priority Lien, subject only to Permitted Liens, in and to the Collateral (excluding Collateral which is disposed of in accordance with the terms of this Agreement), unless such invalidity or failure can be cured and such invalidity or failure is cured within 30 days of notice thereof being given by the Administrative Agent to the Borrower of the occurrence of such invalidity or failure, unless such invalidity or failure occurred as a result of a contest initiated, acquiesced in or consented to by a Restricted Party or otherwise could reasonably be expected to have a Material Adverse Effect;

(n)                                 any Included Property or any material Recourse Asset, or any material part thereof, is expropriated;

(o)                                 there occurs any “Event of Default”, “Termination Event” or “Additional Termination Event” (as defined in the relevant Hedge Agreement) under any Hedge Agreement which has continued for 3 consecutive Business Days and the same has not been waived;

(p)                                 any Borrower or Subsidiary (i) abandons, or permits to be abandoned, any Recourse Asset or (ii) suspends or materially reduces, or permits the suspension or material reduction, of operations at any Included Property or any material Recourse Asset for 14 consecutive Business Days;

(q)                                 [Intentionally Deleted.]

(r)                                    the Borrower or any Subsidiary fails to observe or perform any covenant or agreement contained in any instrument evidencing Subordinated Indebtedness or Indebtedness under Section 10.3(c)(ix) within any applicable grace period provided for therein, if the effect of such failure or other event is to accelerate, or to permit the holders of such Subordinated Indebtedness or Indebtedness under Section 10.3(c)(ix) or any other Person to accelerate, the maturity thereof, where the aggregate cumulative amount of such Indebtedness where the creditor thereof has direct recourse (as primary or secondary obligor, whether contingent or otherwise) to a Restricted Party or its property (when combined, if applicable, with the amount of any other Indebtedness subject to acceleration under Sections 11.1(f) and (s)) is greater than US $20,000,000; or, without the written consent of the Majority Lenders, any material provision of any instrument evidencing Subordinated Indebtedness or Indebtedness under Section 10.3(c)(ix) is amended, varied or rescinded so that such Subordinated Indebtedness fails to comply with the requirements set out in Section 10.3(c)(vii), in the case of Subordinated Indebtedness, or so that such other Indebtedness fails to comply with the requirements set out in Section 10.3(c)(ix);

(s)                                  the Borrower or any Subsidiary fails to observe or perform any covenant or agreement contained in any instrument evidencing Other Senior Indebtedness within any applicable grace period provided for therein, if the effect of such failure or other event is to accelerate, or to permit the holders of such Other Senior Indebtedness or any other Person to accelerate, the maturity thereof, where the aggregate cumulative amount of such Indebtedness where the creditor thereof has direct recourse (as primary or secondary obligor, whether contingent or otherwise) to a Restricted Party or its property (when combined, if applicable, with the amount of any other Indebtedness subject to acceleration under Sections 11.1(f) and (r)) is greater than US $20,000,000; or, without the written consent of the Majority Lenders, any material provision of any instrument evidencing Other Senior Indebtedness is amended, varied or rescinded so that such Other Senior Indebtedness fails to comply with the requirements set out in Section 10.3(c)(vi);

(t)                                    there occurs any Change of Control of the Borrower;

(u)                                 if, at any time after the Restatement Date, (A) subject to the proviso set out in Section 10.3(h)(ii), a Person (other than the Borrower) which is not a Hedge Counterparty is a party to a Hedge Agreement with the Borrower, or (B) an Unsecured Hedge Counterparty is a party to a Hedge Agreement with the Borrower which is not a Metal Hedge Agreement; and, in either case, such Person continues to be a party to such a Hedge Agreement for 3 “Local Business Days” (as defined in the relevant Hedge Agreement); and

(v)                                 (a) the Borrower ceases to own all of the issued and outstanding Capital Stock of any Subsidiary which owns or controls an Included Property, or (b) the Borrower ceases to own all of the issued and outstanding Capital Stock of any Subsidiary which owns the Capital Stock of another Subsidiary which owns or controls an Included Property, or (c) any Subsidiary which owns the issued and outstanding

Capital Stock of another Subsidiary which owns an Included Property or which owns the issued and outstanding Capital Stock of another Subsidiary which owns or controls an Included Property ceases to own all such issued and outstanding Capital Stock; provided that, until such time as Agnico-Eagle Sweden AB has completed the compulsory acquisition procedure under Swedish law in respect of the 2.7% of the shares of Riddarhyttan Resources AB that it does not own on the date hereof, the holding by Agnico-Eagle Sweden AB of 97.3% of the shares of Riddarhyttan Resources AB shall not constitute an Event of Default, but the holding by Agnico-Eagle Sweden AB of less than 97.3% of the shares of Riddarhyttan Resources AB shall constitute an Event of Default.

11.2        Remedies. If an Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Majority Lenders, the Administrative Agent shall, for and on behalf of the Secured Parties, take any one or more of the following actions:

(a)                                  declare the Commitments terminated, whereupon the same shall immediately terminate and the Lenders shall be under no obligation to make any further Advances;

(b)                                 by notice to the Borrower, declare the whole of the unpaid principal amount of all Facility Indebtedness to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  realize on and/or enforce the Security; or

(d)                                 take any other action, exercise any other right, pursue any other remedy or proceed by action, suit, remedy or other proceeding to enforce the rights and/or remedies of the Administrative Agent and the Secured Parties whether arising or accruing under the Financing Documents, by law, in equity or otherwise.

Notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Section 11.1(g), (h) or (i), the Commitments shall automatically and immediately terminate and the outstanding Advances, all accrued interest thereon and all other amounts payable hereunder, shall immediately become due and payable.

11.3        Cash Collateral. Immediately upon any amounts becoming due and payable under Section 11.2, the Borrower shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to deposit forthwith with the Administrative Agent for the Secured Parties’ benefit Cash Collateral equal to the full undrawn principal amount at maturity of all L/Cs and Bankers’ Acceptances then outstanding for its account and the Borrower hereby unconditionally promises and agrees to deposit with the Administrative Agent immediately upon such demand Cash Collateral in the amount so demanded. The Borrower authorizes the Lenders, or any of them, to debit its accounts with the amount required to pay such L/Cs and to pay such Bankers’ Acceptances, notwithstanding that such Bankers’ Acceptances may be held by the Lenders, or any of them, in their own right at maturity. Amounts paid to the Administrative

Agent pursuant to such a demand in respect of Bankers’ Acceptances and L/Cs shall, subject to Section 11.6, be applied against, and shall reduce, pro rata among the Lenders, to the extent of the amounts paid to the Administrative Agent in respect of Bankers’ Acceptances and L/Cs, respectively, the obligations of the Borrower to pay amounts then or thereafter payable under Bankers’ Acceptances and L/Cs, respectively, at the times amounts become payable thereunder.

11.4        Rights Cumulative. The rights and remedies of the Administrative Agent and the Secured Parties hereunder shall be in addition to, and not in substitution for, any other rights or remedies available to them, at law, in equity or otherwise. No remedy for the enforcement of the rights of the Administrative Agent and the Secured Parties shall be exclusive of any other rights or remedies provided hereunder, under any other Document, by law, in equity or otherwise or dependent upon any other such right or remedy and any one or more of such rights or remedies may from time to time be exercised independently or in combination. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or Secured Party, any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or otherwise.

11.5        Proofs of Claim, Etc.  In addition to their rights under Section 11.2, the Administrative Agent or the Secured Parties may file such proofs of claim and other papers and documents as may be necessary or desirable to have the claims of the Administrative Agent or the Secured Parties lodged in any bankruptcy, winding-up or other judicial proceeding relating to the Borrower.

11.6        Priority of Payments. Upon any acceleration pursuant to Section 11.2 of the Facility Indebtedness, all payments made by the Borrower and all amounts, if any, obtained by the Administrative Agent or Secured Parties on the enforcement of any Security shall be applied as follows:

(a)                                  firstly, to pay all amounts owing to the Administrative Agent in its capacity as Administrative Agent and to the Trustee and all other expenses incurred by the Administrative Agent and the Trustee on behalf of the Secured Parties and payable by the Borrower hereunder, under the Agency Fee Letter and under the other Documents, together with all amounts owing to BNS in respect of L/C fronting fees payable by the Borrower hereunder;

(b)                                 secondly, to pay, on a pro rata basis in accordance with the amounts owing to the Secured Parties, all Senior Secured Indebtedness; and

(c)                                  thirdly, to pay the balance, if any, to the Borrower or as otherwise required by all applicable Requirements of Law;

and the Borrower shall have no right to require any inconsistent appropriation.

ARTICLE 12
THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES

12.1        Provisions Reference. Reference is made to Section 4 of the Provisions regarding “Right of Setoff”, Section 5 of the Provisions regarding “Sharing of Payments by Lenders” and Section 7 of the Provisions regarding “Agency” matters.

12.2        Specific Provisions Relating to Hedge Counterparties.

(a)                                  Notwithstanding anything contained herein to the contrary, upon the occurrence of any “Event of Default”, “Termination Event” or “Additional Termination Event” (as defined in any relevant Hedge Agreement) under any Permitted Hedge Agreement to which a Hedge Counterparty is a party, such Hedge Counterparty may, to the extent permitted under such Permitted Hedge Agreement, and in addition to any other rights hereunder, take any one or more of the following actions:

(i)                                     “close out” any or all transactions entered into by the Borrower under any Permitted Hedge Agreement with the Hedge Counterparty;

(ii)                                  set off all indebtedness or obligations owing by the Hedge Counterparty to the Borrower under Permitted Hedge Agreements with the Borrower against all indebtedness or obligations owing by the Borrower to the Hedge Counterparty under Permitted Hedge Agreements with such Hedge Counterparty; provided that, for purposes of this clause (ii), any Lender and Affiliate of such Lender which are each a Permitted Hedge Counterparty may consolidate their indebtedness and obligations owing to the Borrower under their Permitted Hedge Agreements with the Borrower and set off all such consolidated indebtedness and obligations against all indebtedness and obligations owing by the Borrower to such Permitted Hedge Counterparties under Permitted Hedge Agreements with such Permitted Hedge Counterparties;

(iii)                               sue or bring action against the Borrower for any such indebtedness owing under Permitted Hedge Agreements.

(b)                                 (i) Notwithstanding any other provision hereof, no Permitted Hedge Counterparty shall have any claim to any Hedge Indebtedness except for the Aggregate Net Hedge Indebtedness owed to such Permitted Hedge Counterparty; provided that, for purposes of calculating the Aggregate Net Hedge Indebtedness of a Lender and an Affiliate of such Lender which are each a Permitted Hedge Counterparty their indebtedness and obligations owing to the Borrower under their Permitted Hedge Agreements with the Borrower shall be consolidated, and such consolidated indebtedness and obligations owing by such Permitted Hedge Counterparties to the Borrower shall be netted against the indebtedness and obligations owing by the Borrower to such Permitted Hedge Counterparties under their Permitted Hedge Agreements with the Borrower. (ii) No Permitted Hedge

Counterparty shall set off or net any amount of Aggregate Net Hedge Indebtedness owing by such Hedge Counterparty against Facility Indebtedness or other indebtedness payable to it by the Borrower, unless such Permitted Hedge Counterparty shares such amount with the other Secured Parties in accordance with Section 5 of the Provisions. Except as set out in Section 12.2(a)(ii), no Unsecured Hedge Counterparty shall set off or net any amount of Hedge Indebtedness owing by such Unsecured Hedge Counterparty against any Indebtedness or other indebtedness payable to it by the Borrower.

(c)                                  The Aggregate Net Hedge Indebtedness owed to each Permitted Hedge Counterparty shall at all times be secured by the Security unless a Permitted Hedge Counterparty has otherwise agreed in writing to forego the benefit of such Security. No Hedge Indebtedness owed to any Hedge Counterparty may be secured by margin deposited with or held by or for the benefit of a Hedge Counterparty or by any other security (except, in the case of each Permitted Hedge Counterparty, as it forms part of the Security held by the Administrative Agent or the Trustee for the benefit of all Secured Parties).

(d)                                 Notwithstanding that the Security secures the Aggregate Net Hedge Indebtedness owing to each Permitted Hedge Counterparty, all decisions concerning the Security and its enforcement or realization (so long as any Facility Indebtedness has not been indefeasibly paid in full and all Commitments have not been terminated) shall be made by the Administrative Agent or by the required Lenders as specified in this Agreement. No Hedge Counterparty shall have any right to vote on, or otherwise influence, any matters involving the realization of the Security or the enforcement thereof, or any matter under or relating to this Agreement or any other Financing Document, as long as any Facility Indebtedness is outstanding and all Commitments have not been terminated.

(e)                                  Upon the Facility Indebtedness being indefeasibly paid in full and all Commitments being terminated, (i) the Lenders shall release their interests in the Security and (ii) the Security shall continue to be held by the Administrative Agent for the benefit of the Final Permitted Hedge Counterparties and shall continue to secure any Aggregate Net Hedge Indebtedness owed from time to time to the Final Permitted Hedge Counterparties. Without limiting any other provisions of this Agreement which survive termination of all Commitments all provisions of this Agreement required to make this Section 12.2(e) operational, shall for purposes of the Security survive, mutatis mutandis, the indefeasible payment of the Facility Indebtedness and termination of all Commitments. All references in such provisions to “Majority Lenders”, “Super Majority Lenders”, “Unanimous Lenders” and such other terms used by reference to the Lenders and the Secured Parties shall, unless otherwise provided in writing by all Final Permitted Hedge Counterparties, be deemed to mean all Final Permitted Hedge Counterparties. For greater certainty, and notwithstanding any other provision hereof, at no time following repayment of the Facility Indebtedness in full and the termination of all Commitments, shall the Security (excluding the Bank Act Security) be discharged or amended, or shall any Person be granted the benefit of the Security except for the Final Permitted Hedge Counterparties, in each case unless each Final Permitted Hedge Counterparties, as well as the Borrower, has given its prior written consent. In addition, the defined terms which are incorporated in the Security Documents by reference shall continue to have the same meanings notwithstanding the indefeasible payment of all Facility Indebtedness and termination of all Commitments, except for any necessary changes resulting from the indefeasible payment of all Facility Indebtedness and termination of all Commitments, mutatis mutandis.

(f)                                    The provisions of this Section 12 are solely for the benefit of the Secured Parties and neither the Borrower nor any Subsidiary shall have rights as a third party beneficiary of such provisions.

ARTICLE 13
MISCELLANEOUS

13.1        Amendments, Waivers, Etc.  Neither this Agreement nor any other Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section. Unless otherwise specified in this Agreement, the Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, (X) enter into with the Borrower, written amendments, supplements or modifications hereto and to the other Financing Documents for the purpose of amending, adding, remaining or replacing any provisions to this Agreement or to the other Financing Documents or changing in any manner the rights or obligations of the Lenders or the Borrower hereunder or thereunder or (Y) waive, at the Borrower’s request, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Documents or any Default and its consequences; provided, however, that, subject to Section 5.2, no such waiver and no such amendment, supplement or modification shall:

(a)                                  reduce the amount or extend the scheduled date of maturity of any Advance or any other obligation or of any scheduled installment thereof; or reduce the stated rate of any interest or fees payable hereunder; or extend the scheduled date of any payment thereof or modify any provision that provides for the sharing by the Lenders of any payment or prepayment of indebtedness to provide for a non-ratable sharing thereof; or increase the amount or extend the expiration date of any Commitments; or change the currency in which any Advance is payable; or amend, modify or waive any provision of this Section 13.1; or reduce the required percentages of Majority Lenders, Super Majority Lenders or Unanimous Lenders as specified in this Agreement; in each case, without the prior written consent of the Unanimous Lenders;

(b)                                 release the Borrower from its obligations under the Financing Documents or any of the Collateral, without the written consent of the Unanimous Lenders; provided that the Administrative Agent shall release (without consent from the Lenders) any Collateral sold, transferred or otherwise disposed of which is permitted by Section 10.3(e);

(c)                                  amend, modify or waive any provision of Section 7 of the Provisions or any other provision dealing with the rights and duties of the Administrative Agent without the written consent of the Administrative Agent;

(d)                                 amend, modify or waive any provision dealing with the rights and duties of the Issuing Bank without the written consent of the Issuing Bank; or

(e)                                  amend, modify or waive any provision of Sections 11.6 or 12.2 hereof or Section 5 of the Provisions without the written consent of the Administrative Agent and the Unanimous Lenders.

Any waiver and any amendment, supplement or modification pursuant to this Section 13.1 shall apply to each Lender and shall be binding upon the Borrower, the Lenders, the Secured Parties and the Administrative Agent and all future holders of the Advances. In the case of any waiver, the Borrower, the Lenders, the Secured Parties, the Administrative Agent shall be restored to their former position and rights hereunder and under the other Financing Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon. Notwithstanding anything contained in this Section 13.1 to the contrary, the foregoing provisions do not apply to Hedge Agreements, nor to any amendment, supplement, modification or waiver of any of the terms thereof.

13.2        Amendments (Subsidiaries), Etc.  Notwithstanding Section 13.1, no Document to which a Subsidiary is a party, nor any terms thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section. Unless otherwise specified in this Agreement, the Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, enter into with any Subsidiary, written amendments, supplements or modifications of the Documents to which any such Subsidiary is a party for the purpose of adding any provisions to the Documents or changing in any manner the rights or obligations of the Lenders or any Subsidiary thereunder; provided, however, that, subject to Section 5.2, no such amendment, supplement or modification shall reduce the amount or extend the scheduled date of maturity of any obligation; or extend the scheduled date of any payment thereof or modify any provision that provides for the sharing by the Lenders of any payment or prepayment of indebtedness to provide for a non-ratable sharing thereof, in each case, without the prior written consent of the Unanimous Lenders. Any amendment, supplement or modification pursuant to this Section 13.2 shall apply to each Lender and shall be binding upon the Borrower, the applicable Subsidiary, the Lenders, the Secured Parties and the Administrative Agent and all future holders of the Advances. Notwithstanding anything contained in this Section 13.2 to the contrary, the foregoing provisions do not apply to Hedge Agreements, nor to any amendment, supplement, modification or waiver of any of the terms thereof.

13.3        Lenders’ Obligations Several. The obligations of the Lenders hereunder, including those relating to the making of any Advances, are several and not joint with respect to the other Lenders.

13.4        Reproduction of Documents, etc.  This Agreement, all other Documents and all documents relating hereto and thereto may be reproduced by the Lenders or by the Administrative Agent by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Lenders or the Administrative Agent may destroy any original documents so reproduced. The Borrower agrees that any such reproduction shall be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Administrative Agent or the Lenders in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

13.5        No Merger on Judgment. The taking of any judgment shall not operate as a merger of any Facility Indebtedness or other liability of the Borrower to the Administrative Agent or the Secured Parties or any part thereof or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Administrative Agent or the Secured Parties may have in connection with such Indebtedness or other liability.

13.6        Independent Engineer and Other Advisers.

(a)                                  The Majority Lenders shall have the right at any time and from time to time to appoint an Independent Engineer to act on behalf of the Administrative Agent and the Lenders for such purposes as the Administrative Agent or the Lenders may determine including the following: (i) conduct a technical and environmental review of the Mines constituting Included Property, (ii) on an annual basis, review and, if appropriate, recommend the then current Development Plan (including Reserves for use in the Mine Plan) in accordance with Article 9, as applicable, (iii) carry out such other duties as may be set forth in this Agreement or as may be required by the Administrative Agent or the Lenders from time to time.

(b)                                 The Administrative Agent and the Lenders may consult and retain any other independent consultants determined by them to be appropriate to: (i) advise them on whether property which is proposed by the Borrower as Included Property is eligible to be Included Property in accordance with Section 10.2(n) and (ii) carry out such other duties as may be set forth in this Agreement.

(c)                                  The Majority Lenders may at any time and from time to time replace the Independent Engineer or such other consultants. The Administrative Agent shall provide the Borrower with reasonable notice of such replacement Independent Engineer or other consultants following such replacement being made. All rights and remedies of any such replacement Independent Engineer or other consultants under this Agreement shall be the same as the rights and remedies of such replaced Independent Engineer or other consultants.

13.7        Survival of Representations, Warranties and Covenants. All agreements, representations, warranties, covenants and indemnities made by or on behalf of the Borrower herein or in any other Document or any certificate or document delivered pursuant hereto, shall be considered to have been relied on by the Administrative Agent and the Lenders and shall survive the execution and delivery of this Agreement, the execution and delivery of each other Document, and the making of each Advance, notwithstanding any investigation made at any time by or on behalf of the Administrative Agent or Lender.

13.8        Further Assurances. The Borrower shall execute and deliver or cause to be done, executed and delivered, all such further acts, documents and things as the Administrative Agent and the Lenders may reasonably request for the purpose of giving effect to this Agreement and the other Documents or for the purpose of establishing compliance with the representations, warranties, covenants and conditions of same.

13.9        Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13.10      Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and any other Financing Documents, the provisions of this Agreement shall prevail.

13.11      Time of Essence. Time shall, in all respects, be of the essence hereof.

13.12      English Language. The Financing Documents have been negotiated in English and will be or have been executed in the English language. Les soussignés ont expressément demandé que ce document soit rédigé en langue anglaise. All paper writings given or delivered pursuant to this Agreement and the other Financing Documents shall, if requested by the Administrative Agent, be in the English language or, if not, shall be accompanied by a certified English translation thereof. The English language version of any document shall, absent manifest error, control the meaning and interpretation of the matters set forth therein.

13.13      Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due under any Document from the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase, in the Toronto foreign exchange market, the Original Currency with the Second Currency two Business Days preceding that on which judgment is given. The Borrower agrees that its obligation in respect of any Original Currency due hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market the Original Currency with the amount of the Second Currency so paid. If the amount of the Original Currency so purchased or that could have been so purchased is less than the amount originally due in the Original Currency, the Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent and Lenders against such loss. The term “rate of exchange” means the spot rate at which the Administrative Agent in accordance with normal practices is able on the relevant date to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase.

13.14      Exculpation Provisions. Each of the parties hereto specifically agrees that it has read this Agreement and the other Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Documents; that it is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Documents; and has received the advice of its legal counsel in entering into this Agreement and the other Documents; and that it recognizes that certain of the terms of this Agreement and the other Documents result in one party assuming liability inherent in some aspects of the transaction and relieving other parties of responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the other Documents on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

13.15      Permitted Liens. The designation of a Lien as a Permitted Lien is not, and shall not be deemed to be, an acknowledgment by the Administrative Agent or the Lenders to any Person that the Lien shall have priority over the Security.

13.16      Provisions Reference. Reference is made to Section 8 of the Provisions regarding “Notices; Effectiveness; Electronic Communications”, Section 9 of the Provisions regarding “Expenses; Indemnity; Damage Waivers”, Section 10 of the Provisions regarding “Successors and Assigns”, Section 11 of the Provisions regarding “Governing Law; Jurisdictions; etc.”, Section 12 of the Provisions regarding “Waiver of Jury Trials”, Section 13 of the Provisions regarding “Counterparts; Integration; Effectiveness; Electronic Execution” and Section 14 of the Provisions regarding “Confidentiality”.

13.17      Indemnification. The Borrower shall indemnify and hold harmless the Administrative Agent and each Secured Party and each of their Affiliates and their officers, directors, employees, agents and advisers (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, the preparation for the defence of, any investigation, litigation or proceeding brought by Persons other than an Indemnified Party arising out of, related to or in connection with:

(a)           this Agreement and the other Financing Documents; or

(b)                                 any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances;

whether or not such investigation, litigation or proceeding is brought by any Restricted Party, its directors, shareholders or creditors or by an Indemnified Party or by any other Person, or any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated; except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s gross negligence or wilful misconduct. The Borrower agrees not to assert any claim against any Indemnified Party, and, without in any way limiting any of their other rights or remedies hereunder or at law, each Lender and the Administrative Agent, also agrees not to assert any claim against any Restricted Party, its officers, directors, employees, agents or advisors, on any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement and the other Financing Documents and any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances. The agreements in this Section 13.17 shall survive the termination of the Commitments and the repayment of all other amounts outstanding hereunder and under the other Financing Documents.

13.18      Environmental Indemnity. The Borrower shall exonerate, indemnify, pay and protect, defend and hold each Indemnified Party harmless from and against, and reimburse said Persons for, any claims (including, without limitation, third party claims, whether for personal injury or real (or immoveable) or personal property damage or otherwise), actions, administrative proceedings (including informal proceedings), judgments, liens, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interest or losses, including reasonable legal fees and expenses (including any such fees and expenses incurred in enforcing the Documents or collecting any sums due under same), consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise directly or indirectly from or in connection with any Requirements of Environmental Law, or any failure or breach in respect thereof, that is or allegedly is applicable to any Restricted Party, its respective properties, operations or actions to the extent the same arose out of the relationships and arrangements created and contemplated hereby, provided that any such proceeding for which indemnification is sought is not brought by an Indemnified Party. The agreements in this Section 13.18 shall survive the termination of the Commitments and the repayment of all other amounts outstanding hereunder and under the other Financing Documents.

[Execution Pages Follow]

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

THE BORROWER
AGNICO-EAGLE MINES LIMITED

Address:	By:	“David Garofalo” (signed)
	Name:	David Garofalo
145 King Street East, Suite 500 Toronto, Ontario	Title:	Vice-President, Finance and Chief Financial Officer
M5C 2Y7

Attention: David Garofalo

Telecopier: (416) 367-4681

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

CO-ARRANGER AND ADMINISTRATIVE AGENT
THE BANK OF NOVA SCOTIA, as Co- Arranger, Administrative Agent and Technical Agent

Address:	By:	“Alastair Borthwick” (signed)
	Name:	Alastair Borthwick
40 King Street West	Title:	Director
Scotia Plaza, 62nd Floor
Toronto, Ontario
M5W 2X6
	By:	“Alicia Osegueda” (signed)
Attention: Robert Hosie	Name:	Alicia Osegueda
	Title:	Associate Director
Telecopier: (416) 866-3329

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

CO-ARRANGER AND SYNDICATION AGENT
SOCIÉTÉ GÉNÉRALE (CANADA), as Co-Arranger and Syndication Agent

Address:	By:	“David Baldoni” (signed)
	Name:	David Baldoni
1501 McGill College Avenue	Title:	Managing Director
Suite 1800
Montreal, Quebec
H3A 3M8
	By:	“Paul Primavesi” (signed)
Attention: Mariette Jean	Name:	Paul Primavesi
	Title:	Vice President
Telecopier: (514) 841-6250

with a copy to

1221 Avenue of the Americas New York, New York U.S.A. 10020

Attention: Chris Henstock

Telecopier: (212) 278-5675

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

CO-ARRANGER AND CO- DOCUMENTATION AGENT
N M ROTHSCHILD & SONS LIMITED, as Co-Arranger and Co- Documentation Agent

Address:		By:	“Nicholas Wood” (signed)
		Name:	Nicholas Wood
New Court		Title:	Director
St. Swithin’s Lane
London, England
EC4P 4DU
		By:	“George Pyper” (signed)
Attention:	Andrew Johnson / Paul Innocent	Name:	George Pyper
		Title:	Assistant Director
Telecopier: +44 20 7280 5403

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

CO-DOCUMENTATION AGENT
THE TORONTO-DOMINION BANK, as Co-Documentation Agent

Address:	By:	“Rohan Appadurai” (signed)
	Name:	Rohan Appadurai
66 Wellington Street West	Title:	Managing Director
TD Tower, 8th Floor
Toronto, Ontario
M5K 1A2

Attention: Rohan Appadurai

Telecopier: (416) 944-5164

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

LENDER
THE BANK OF NOVA SCOTIA

Address:	By:	“Ray Clarke” (signed)
	Name:	Ray Clarke
40 King Street West	Title:	Director
Scotia Plaza, 62nd Floor
Toronto, Ontario
M5W 2X6
	By:	“Derek Tovich” (signed)
Attention: Ray Clarke	Name:	Derek Tovich
	Title:	Associate Director
Telecopier: (416) 866-2010

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

LENDER
SOCIÉTÉ GÉNÉRALE (CANADA)

Address:	By:	“David Baldoni” (signed)
	Name:	David Baldoni
1501 McGill College Avenue	Title:	Managing Director
Suite 1800
Montreal, Quebec
H3A 3M8
	By:	“Paul Primavesi” (signed)
Attention: Mariette Jean	Name:	Paul Primavesi
	Title:	Vice President
Telecopier: (514) 841-6250

with a copy to

1221 Avenue of the Americas New York, New York U.S.A. 10020

Attention: Chris Henstock

Telecopier: (212) 278-5675

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

LENDER
N M ROTHSCHILD & SONS LIMITED

Address:		By:	“Nicholas Wood” (signed)
		Name:	Nicholas Wood
New Court		Title:	Director
St. Swithin’s Lane
London, England
EC4P 4DU
		By:	“George Pyper” (signed)
Attention:	Andrew Johnson / Paul Innocent	Name:	George Pyper
		Title:	Assistant Director
Telecopier: +44 20 7280 5403

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

LENDER
NATIONAL BANK OF CANADA

Address:	By:	“Andre Marenger” (signed)
	Name:	Andre Marenger
1155 Metcalfe Street	Title:	Director
5th Floor
Montreal, Quebec
H3B 4S9
	By:	“Rejean Guevremont” (signed)
Attention: Andre Marenger	Name:	Rejean Guevremont
	Title:	Managing Director
Telecopier: (514) 390-7860

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer(s).

LENDER
THE TORONTO-DOMINION BANK

Address:	By:	“Rohan Appadurai” (signed)
	Name:	Rohan Appadurai
66 Wellington Street West	Title:	Managing Director
TD Tower, 8th Floor
Toronto, Ontario
M5K 1A2

Attention: Rohan Appadurai

Telecopier: (416) 944-5164

ANNEX 1

TO AMENDED AND RESTATED CREDIT AGREEMENT

The attached model credit agreement provisions, which have been revised under the direction of the Canadian Bankers’ Association Secondary Loan Market Specialist Group from provisions prepared by The Loan Syndications and Trading Association, Inc., form part of this Agreement, subject to the following variations:

1.             Section 1 is amended by deleting the definitions of “Agreement”, “Applicable Law”, “Applicable Percentage” and “Loan”, and replacing them, respectively, as follows:

“Agreement” means this third amended and restated credit agreement, together with all Schedules, Annexes and Exhibits hereto, each as amended, restated, replaced or otherwise modified from time to time.

“Applicable Law” means Requirements of Law, as defined in the Agreement.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments, at any time, represented by such Lender’s Commitment, at such time. If the Commitments have terminated or expired, the Applicable Percentage with respect to any Lender shall be the percentage of the total outstanding Loans (including participations in respect of Letters of Credit and the Overdraft Facility) represented by such Lender’s outstanding Loans (including participations in respect of Letters of Credit and the Overdraft Facility).

“Loan” means an availment of the Credit Facility by the Borrower by way of Prime Rate Advances, Base Rate Advances, Bankers’ Acceptances (including BA Equivalent Advances), LIBOR Advances or Letters of Credit, including overdrafts under the Overdraft Facility, deemed Advances and conversions, renewals and rollovers of existing Advances, and any reference relating to the amount of Advances shall mean the sum of all outstanding Prime Rate Advances, Base Rate Advances and LIBOR Advances, plus the face amount of all outstanding Bankers’ Acceptances and Letters of Credit.

2.             Section 1 is also amended by adding the following:

“bankers’ acceptance” means Bankers’ Acceptance, as defined in the Agreement.

3.             The definition of “Excluded Taxes” in Section 1 is amended by deleting it in its entirety and replacing it with the following:

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) taxes imposed on or measured by its net income or capital, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located, (c) in the case of a

Foreign Lender (other than (i) an assignee pursuant to a request by the Borrower under Section 3.3(b), (ii) an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing or (iii) any other assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax and (d) any interest, additional tax or penalties applicable to items (a), (b) or (c) above. For greater certainty, for purposes of item (c) above, a withholding tax constitutes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto.

4.             Section 3.1(a) is amended by adding at the end of it:

“Notwithstanding the foregoing, the Borrower shall only be obligated to pay such additional amount or amounts under this Section if the affected Lender, as a general practice, also requires compensation therefor from its other customers, where such other customers are bound by similar provisions to the foregoing provisions of this Section and where, due to the type of credit facility or other arrangements such other customers have with such Lender or the industry or jurisdiction where such other customers carries on business, such Lender would be similarly affected (and because of such Lender’s confidentiality obligations to its other customers, such conditions, if applicable, shall be confirmed as having been satisfied by such Lender in the certificate referred to in Section 3.1(c) of the Provisions, which certificate shall be conclusive absent manifest error).

5.             Section 3.1(c) is deleted in its entirety and replaced with the following:

Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall constitute prima facie evidence of such amount of amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

6.             Section 3.2(c) is deleted in its entirety and replaced with the following:

Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be prima facie evidence of such amount or payment.

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7.             Section 3 is amended by adding the following as Section 3.2(g):

“(g)         Non-Application for Non-Residents. Notwithstanding anything to the contrary contained herein, any Lender, Administrative Agent or Participant under a Loan Document which is a non-resident Person under the Income Tax Act (Canada) as at the time that a payment is made to such Lender, Administrative Agent or Participant under a Loan Document shall not have the benefit of this Section 3.2 with respect to any withholding Tax obligations exigible under the Income Tax Act (Canada) arising as a result of such Lender, Administrative Agent or Participant under a Loan Document being, at such time, a Person that is a non-resident of Canada under the Income Tax Act (Canada). If any such withholding Tax obligation arises in respect of any payments made by the Borrower to any Lender, Administrative Agent or Participant under a Loan Document, the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with Requirements of Law and, promptly thereafter, send to such Lender, Administrative Agent or Participant, for its account, a certified copy of an original receipt showing payment thereof.”

8.             Section 3.3(b) is amended by adding after “hereunder” in the 5th line thereof, “or any Lender does not consent to a request for extension pursuant to Section 5.2 of the Agreement and the Borrower requests that such Lender assign its Commitments,” by replacing “assignee” in the 9th line thereof with “Eligible Assignee”, and by adding the following after clause (iv):

“(v)         no Default has occurred and is continuing;

(vi)          each such replacement Lender shall be reasonably satisfactory to the Majority Lenders and the Administrative Agent;

(vii)         no replacement of a Lender shall result in the prepayment of any Loans held by any Lender being replaced immediately prior to such replacement;

(viii)        such assignment shall be at no cost to the remaining Lenders and the Administrative Agent, and subject to Section 3.3(b)(vii) above, the Borrower; and

(ix)           the assigning Lender or any of its Affiliates which is a Permitted Hedge Counterparty assigns, at price determined in a reasonable manner from market quotations in accordance with customary market practices, all Hedge Agreements it or they hold with the Borrower to the Eligible Assignee or to another Lender or Permitted Hedge Counterparty.”

7.             Section 3.4 is amended by adding, “other than as a result of any breach of the Criminal Code (Canada) or the Interest Act (Canada)” after “any particular rate” in the 7th line thereof.

8.             Section 4 is deleted in its entirety and replaced as follows:

“Right of Set-off.

If an Event of Default has occurred and is continuing, each Secured Party is hereby authorized, subject to Section 12.2(b)(i) of the Agreement, at any time and from time to

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time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party for the credit or the account of any Obligor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Secured Party has made any demand under this Agreement or any other Loan Document and although such obligations of the Obligor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers’ lien) that the Secured Parties may have. Each Secured Party agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application, but the failure to give such notice shall not affect the validity of such set-off and application. If any such Secured Party exercises any rights under this Section 4, it shall share the benefit received in accordance with Section 5 as if the benefit had been received by the Lender of which it is an Affiliate. This Section shall not be deemed to create any obligation on the part of any Secured Party to take any action which if taken would result in such Secured Party obtaining any payment or recovery in excess of its share.”

9.             Section 5 is amended by:

(a)           adding to the beginning of such Section, “If no Event of Default has occurred and is continuing,” and by deleting clause (a) in its entirety and replacing it with the following:

“(a) promptly notify the Administrative Agent of such fact,”

(b)           adding the following to the end of Section 5:

“If an Event of Default has occurred and is continuing, all Secured Parties and the Administrative Agent shall share in all proceeds or other recoveries from the Borrower or under the Security (including amounts received on any exercise of any right of set-off in respect of any Aggregate Net Hedge Indebtedness owing by a Permitted Hedge Counterparty to the Borrower, any other right of counterclaim, set-off, banker’s lien or similar right and amounts recovered on the realization of the Security) such that, subject to Section 11.6 of the Agreement, (i) the Secured Parties shall share such amounts pro rata based on their respective pro rata share of the Senior Secured Indebtedness. For the purposes hereof, a Permitted Hedge Counterparty’s pro rata share, at any time, of the Aggregate Net Hedge Indebtedness, shall be equal to the pro rata portion that such Permitted Hedge Counterparty’s Aggregate Net Hedge Indebtedness at such time is to the Aggregate Net Hedge Indebtedness of each Permitted Hedge Counterparty at such time.

If, while an Event of Default has occurred and is continuing, any Secured Party obtains any payment or other recovery whether by set-off in respect of any Aggregate Net Hedge Indebtedness owing by the Secured Party to the Borrower, any other right of set-off, counterclaim, banker’s lien or otherwise, and whether voluntary, involuntary or

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otherwise, in respect of the Senior Secured Indebtedness in excess of its entitlement to payments and other recoveries obtained from time to time by all Secured Parties on account of Senior Secured Indebtedness, such first Secured Party shall promptly notify the Administrative Agent of such fact and purchase from the other Secured Parties a participation in the Aggregate Net Hedge Indebtedness and, if applicable, Facility Indebtedness, so as to cause such purchasing Secured Party to share the excess payment or other recovery rateably with each of them or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Secured Parties rateably in accordance with the aggregate amount of principal and accrued interest on the respective Loans and other amounts owing to them; provided, however, that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party by the Borrower, the purchase shall be rescinded and the purchase price paid by the purchasing Secured Party to the other Secured Parties shall be returned to the purchasing Secured Party to the extent of such recovery but without interest. This Section shall not be deemed to create any obligation on the part of any Secured Party to take any action which if taken would result in such Secured Party obtaining any payment or recovery in excess of its share.”

10.           Section 7.1 is amended by adding to the end of it the following:

“Each Permitted Hedge Counterparty irrevocably confirms the appointment under the Original Credit Agreement of the Administrative Agent as its agent and fondé de pouvoir, and irrevocably confirms that such appointment continues under this Agreement, for the purpose of holding and realizing on the Security in accordance with and subject to the terms hereof, and authorizes it on behalf of such Permitted Hedge Counterparty to take such action and to exercise such rights, powers and discretions as are expressly granted to it under this Agreement and the other Documents and on the terms hereof or thereof together with such other rights, powers and discretions as are reasonably incidental thereto. To the extent necessary, each Secured Party irrevocably confirms the appointment under the Original Credit Agreement of the Administrative Agent as its agent, and irrevocably confirms that such appointment continues under this Agreement, to hold in the name of the Administrative Agent, for the benefit of the Secured Parties, any of the bonds issued and outstanding from time to time under the Hypothec, and authorizes the Administrative Agent to continue the appointment of the Trustee as the person holding the power of attorney for the bondholders under the Hypothec for all purposes of Article 2692 of the Civil Code of Quebec. In addition, without limiting the foregoing, each Secured Party grants to the Administrative Agent a power of attorney, for the purposes of laws applicable to the Security from time to time, to sign documents comprising the Security from time to time (as the party accepting the grant of the Security), and also grants to the Administrative Agent the right to delegate its authority as attorney to any other Person, whether or not an officer or employee of the Administrative Agent.”

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11.           Section 7.2 is amended by deleting the first sentence thereof and replacing it with the following:

“The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Permitted Hedge Counterparty as any other Lender or Permitted Hedge Counterparty and may exercise the same as though it were not the Administrative Agent and the term “Lender”, “Lenders” or “Permitted Hedge Counterparty” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.”

12.           Section 7.7 is amended by:

(a)           replacing “Required Lenders” with “Super Majority Lenders” wherever used; and

(b)           by adding the following as Section 7.7(4):

“(4)         For greater certainty, this Section 7.7 shall survive, mutatis mutandis, the indefeasible payment of the Facility Indebtedness and termination of all Commitments.”

13.           Section 7.9 is amended by replacing the word “Lender”, wherever used with “Secured Party” and the word “Lenders” wherever used with “Secured Parties”, with corresponding grammatical changes resulting therefrom.

14.           The following shall be added to the end of Section 7:

“7.11       Fees of Administrative Agent and Arrangers The Administrative Agent and the Arrangers shall be entitled to receive such consideration for acting as Administrative Agent and Arrangers hereunder as they may agree upon with the Borrower. The Borrower shall pay all such fees directly to the Administrative Agent pursuant to the Arranger Fee Letter and the Agency Fee Letter.

7.12         Majority Lenders Except as otherwise provided herein or therein, where the terms of this Agreement or the other Documents refer to any action to be taken hereunder or thereunder by the Lenders (other than all of the Lenders) or to any such action that requires the consent of the Lenders (other than all of the Lenders) the action may be taken or consent given by any one or more Lenders which constitute the Majority Lenders. Any such approval, requirement, instruction or other expression shall be binding on all Secured Parties. Any approval, requirement, instruction or other expression of the Majority Lenders may be expressed either in writing or by a resolution passed at a meeting of Lenders.”

15.           Section 9(a) shall be amended by:

(a)           deleting “and its Affiliates” from the 2nd line thereof; and

(b)           adding the following to the end of it:

“For greater certainty, and without limiting the foregoing, the Borrower shall also pay or reimburse the Administrative Agent, the Arrangers and the Lenders for all reasonable out-of-pocket costs and expenses of any local agents, the Trustee, the Independent

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Engineer, and any other consultants, agents or advisers of the Administrative Agent or Arrangers. The Borrower shall pay or reimburse the Administrative Agent and the Lenders for all such amounts whether or not any of the transactions contemplated hereby are consummated. The agreements in this Section 9(a) shall survive the termination of the Commitments and the repayment of all other amounts outstanding hereunder and under the other Financing Documents. Finally, the “fees, charges and disbursements of counsel” referred to in clause (iii) of this Section 9(a) shall mean the fees, charges and disbursements of one set of counsel for the Administrative Agent and the Lenders as a collective unit, without limiting that collective unit from retaining as many counsel in as many jurisdictions as that collective unit requires, acting together, and the reasonable fees, charges and disbursements of all such counsel shall be covered by clause (iii) of Section 9(a).”

16.           Sections 9(b) and 9(d) are deleted.

17.           Section 10(a) is amended by deleting clause (iii) thereof.

18.           Section 10(b)(i) is amended by deleting, “in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility”, and by adding “US” before “$5,000,000”.

19.           Section 10(b)(iii) shall be deleted in its entirety and replaced as follows:

“(iii)        any assignment of a Commitment relating to a credit under which Letters of Credit may be issued must be approved by any Issuing Bank (such approval not to be unreasonably withheld or delayed, unless the Person that is the proposed assignee has a credit rating of less than BBB by Standard & Poor’s Ratings Group or Baa2 by Moody’s Investors Service, in which case, such approval to be in the Issuing Bank’s sole discretion) unless the Person that is the proposed assignee is itself already a Lender with a Commitment under that credit;”

20.           Section 10(b)(vi) shall be amended by adding the following to the end of it:

“Each assignee shall pay the Administrative Agent a processing and recordation fee of US $3,000.”

21.           Section 10 shall be amended by adding the following as Section 10(b)(vii):

“(vii) the assigning Lender or any Permitted Hedge Counterparty which is an Affiliate of such Lender shall assign, at price determined in a reasonable manner from market quotations in accordance with customary market practices, all Hedge Agreements it or they hold with the Borrower to the assignee Lender or to another Lender or Permitted Hedge Counterparty.”

22.           The following shall be added to the end of Section 10(b):

“The Borrower covenants to and shall execute and deliver to the Administrative Agent the “Specific Acknowledgement Regarding Security” contained in each Assignment and

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Acceptance; provided that, if the Borrower does not so execute and deliver to the Administrative Agent such acknowledgement, the failure to so execute and deliver the “Specific Acknowledgement Regarding Security” shall not affect the validity of the Assignment and Acceptance, and the Borrower shall, upon the execution and delivery of each such Assignment and Acceptance by all other parties thereto, be deemed to have made the statements set out in the “Specific Acknowledgement Regarding Security” with respect to each such Assignment and Acceptance.”

23.           Section 10(e) shall be amended by adding, “, and has consented to the same,” after the first reference to “Participant” in the 6th line thereof.

24.           Section 10(f) is amended by deleting the entire Section.

25.           Section 11(a) is amended by adding the following to the end of it:

“The Province referred to above is the Province of Ontario.”

26.           Section 11(b) is amended by adding the following to the end of it:

“The Borrower hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to the Loan Documents or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the courts of the Province of Ontario and the Province of Quebec.”

27.           Section 11 is amended by adding the following as Section 11(d):

“(d)         The Borrower hereby irrevocably and unconditionally (i) consents to the service of process in any of the aforementioned jurisdictions in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set out on the execution page hereof, such service to become effective 30 days after such mailing, and (ii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.”

28.           Section 13(a) is amended by deleting the second sentence in its entirety and replaced as follows:

This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

29.           Section 14 shall be amended by changing the reference to “Lender” and “Lenders”, wherever used, to “Secured Party” and “Secured Parties”, respectively, with corresponding grammatical changes resulting therefrom.

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30.           Section 14(1) shall be amended by adding at the end:

“provided that, for purposes of any Information received by any Secured Parties pursuant to Section 9.1(f) of the Agreement, the exception stated in clause (f)(i) of this Section 14(1) shall not apply; provided further that, nothing herein shall relieve a Secured Party of its obligations under this Section 14(1) if such Secured Party has, pursuant to this Section 14(1), disclosed any Information to (a) any person referred to in clause (a) of Section 14(1) of the Provisions or (b) any assignee of or Participant in or prospective assignee of or Participant in any of such Secured Party’s rights or obligations under this Agreement.

31.           Section 14 shall be amended by adding the following as Section 14(4):

“(4)         If the Administrative Agent or any Secured Party is compelled to disclose such confidential Information in a proceeding requesting such disclosure or otherwise pursuant to law or regulation, such Administrative Agent or Secured Party shall (a) only disclose such Information as it is compelled or otherwise legally required to disclose and (b) if applicable, use reasonable commercial efforts to seek to obtain assurance that such confidential treatment will be accorded such Information by the Governmental Authority to which it is disclosed; provided, however, that such Administrative Agent or Secured Party shall have no liability for the failure to obtain such treatment.”

32.           The following shall be added to the 16th line of Section 1.2 of Annex 1 (the Standard Terms and Conditions for Assignment and Assumption) after “Credit Agreement, “assuming for this purpose that the Borrower has requested the same,”.

33.           The following provision shall be added to the end of the Assignment and Assumption:

“SPECIFIC ACKNOWLEDGEMENT OF THE BORROWER REGARDING SECURITY:

The Borrower does hereby acknowledge, declare, agree and confirm that the Assignee, through its designation, appointments, and authorizations of and in respect to the Administrative Agent under the Credit Agreement:

1.             has all the benefits of and is hereby acknowledged for all purposes of the Security Documents as being entitled, together with the other Secured Parties, to the benefit of the Bond;

2.             has all the benefits of and is hereby acknowledged for all purposes of the Security Documents as being a pledgee, together with other Secured Parties, under the Pledge Agreement to secure the indebtedness, liabilities and obligations of the Borrower under and pursuant to the Credit Agreement and under the Borrower’s Secured Hedge Agreements (if applicable) with the Assignee; and

3.             has all the benefits of and is hereby acknowledged for all purposes of the other Security Documents granted to or in favour of the Administrative Agent, as being, together with the other Secured Parties, a Secured Party thereunder;

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as fully as though the Assignee were an original party thereto.

AGNICO-EAGLE MINES LIMITED

By:
Name:
Title:”

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MODEL CREDIT AGREEMENT PROVISIONS

1.                                       Definitions

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means the credit agreement of which these Provisions form part.

“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total outstanding Loans and participations in respect of Letters of Credit represented by such Lender’s outstanding Loans and participations in respect of Letters of Credit.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any Applicable Law by any Governmental Authority.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Default” means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

“Eligible Assignee” means any Person (other than a natural person, any Obligor or any Affiliate of an Obligor), in respect of which any consent that is required by Section 10(b) has been obtained.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located and (c) in the case of a Foreign Lender (other than (i) an assignee pursuant to a request by the Borrower under Section 3.3(b), (ii) an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing or (iii) any other assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax that (A) is not imposed or assessed in respect of a Loan that was made on the premise that an exemption from such withholding tax would be available where the exemption is subsequently determined, or alleged by a taxing authority, not to be available and (B) is required by Applicable Law to be withheld or paid in respect of any amount payable hereunder or under any Loan Document to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.2(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from an Obligor with respect to such withholding tax pursuant to Section 3.2(a). For greater certainty, for purposes of item (c) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto.

“Foreign Lender” means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Loan Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

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instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Issuing Bank” means the Person named elsewhere in this Agreement as the issuer of Letters of Credit on the basis that it is “fronting” for other Lenders and not on the basis that it is the attorney of other Lenders to sign Letters of Credit on their behalf, or any successor issuer of Letters of Credit. For greater certainty, where the context requires, references to “Lenders” in these Provisions include the Issuing Bank.

“Loan” means any extension of credit by a Lender under this Agreement, including by way of bankers’ acceptance or LIBO Rate Loan, except for any Letter of Credit or participation in a Letter of Credit.

“Obligors” means, collectively, the Borrower and each of the guarantors of the Borrower’s obligations that are identified elsewhere in this Agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 10(d) .

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Provisions” means these model credit agreement provisions.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

2.                                       Terms Generally

(1)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a)

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any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless otherwise expressly stated, all references in these Provisions to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, these Provisions, but all such references elsewhere in this Agreement shall be construed to refer to this Agreement apart from these Provisions, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(2)                                  If there is any conflict or inconsistency between these Provisions and the other terms of this Agreement, the other terms of this Agreement shall govern to the extent necessary to resolve the conflict or inconsistency.

3.                                       Yield Protection

3.1                                 Increased Costs.

(a)                                  Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)                                  subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 3.2 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(iii)                               impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

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(b)                                 Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or the Letters of Credit issued or participated in by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

3.2                                 Taxes.

(a)                                  Payments Subject to Taxes. If any Obligor, the Administrative Agent, or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of an Obligor hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Obligor shall make any such deductions required to be made by it under Applicable Law and (iii) the Obligor shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)                                 Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

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(c)                                  Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (a) any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (b) any Lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall within five days thereof notify the Borrower and the Administrative Agent in writing.

(f)                                    Treatment of Certain Refunds and Tax Reductions. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which an Obligor has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or Obligor, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or Obligor as applicable, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if

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the Administrative Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

3.3                                 Mitigation Obligations: Replacement of Lenders.

(a)                                  Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.2 , as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If any Lender requests compensation under Section 3.1, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, if any Lender’s obligations are suspended pursuant to Section 3.4 or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon 10 days’ notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrower pays the Administrative Agent the assignment fee specified in Section 10(b)(vi);

(ii)                                  the assigning Lender receives payment of an amount equal to the outstanding principal of its Loans and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter; and

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(iv)                              such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.4                                 Illegality.

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.5                                 Inability to Determine Rates Etc.

If the Required Lenders determine that for any reason a market for bankers’ acceptances does not exist at any time or the Lenders cannot for other reasons, after reasonable efforts, readily sell bankers’ acceptances or perform their other obligations under this Agreement with respect to bankers’ acceptances, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the Borrower’s right to request the acceptance of bankers’ acceptances shall be and remain suspended until the Required Lenders determine and the Agent notifies the Borrower and each Lender that the condition causing such determination no longer exists. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

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4.                                       Right of Setoff.

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Obligor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of a Lender exercises any rights under this Section 4, it shall share the benefit received in accordance with Section 5 as if the benefit had been received by the Lender of which it is an Affiliate.

5.                                       Sharing of Payments by Lenders.

If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Loans and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest,

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in disbursements under Letters of Credit to any assignee or participant, other than to any Obligor or any Affiliate of an Obligor (as to which the provisions of this Section shall apply); and

(iii)                               the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of

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obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over the Borrower’s obligations under or in connection with the Loan Documents, (y) any reduction arising from an amount owing to an Obligor upon the termination of derivatives entered into between the Obligor and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

6.                                       Administrative Agent’s Clawback

(a)                                  Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender’s share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

(b)                                 Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

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7.                                       Agency.

7.1                                 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Person identified elsewhere in this Agreement as the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Obligor shall have rights as a third party beneficiary of any of such provisions.

7.2                                 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate thereof as if such Person were not the Administrative Agent and without any duty to account to the Lenders.

7.3                                 Exculpatory Provisions.

(1)                                  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

(2)                                  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary,

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under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Administrative Agent by the Borrower or a Lender.

(3)                                  Except as otherwise expressly specified in this Agreement, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

7.4                                 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5                                 Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent’s gross negligence or wilful misconduct.

7.6                                 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent from among the Lenders (including the Person serving as Administrative Agent) and their respective Affiliates. The

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Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

7.7                                 Replacement of Administrative Agent.

(1)                                  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto, Ontario or Montréal, Québec, or an Affiliate of any such Lender with an office in Toronto or Montréal. The Administrative Agent may also be removed at any time by the Required Lenders upon 30 days’ notice to the Administrative Agent and the Borrower as long as the Required Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto or Montréal, or an Affiliate of any such Lender with an office in Toronto or Montréal.

(2)                                  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications specified in Section 7.7(1), provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in the preceding paragraph.

(3)                                  Upon a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent, and the former Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent, the provisions of this Section 7 and of Section 9 shall continue in effect for the benefit of such former Administrative Agent, its sub-agents and their

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respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent was acting as Administrative Agent.

7.8                                 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.9                                 Collective Action of the Lenders. Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

7.10                           No Other Duties. etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

8.                                       Notices: Effectiveness; Electronic Communication

(a)                                  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as-provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement or, if to a

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Lender, to it at its address or telecopier number specified in the Register or, if to an Obligor other than the Borrower, in care of the Borrower.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender of Loans to be made or Letters of Credit to be issued if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address. Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

9.                                       Expenses; Indemnity: Damage Waiver

(a)                                  Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the

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Issuing Bank, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Obligor, or any Environmental Liability related in any way to any Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Obligor has obtained a final and nonappealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 3.1, 3.2 and 9(a).

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the other provisions of this Agreement concerning several liability of the Lenders.

16

(d)                                 Waiver of Consequential Damages. Etc. To the fullest extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments. All amounts due under this Section shall be payable promptly after demand therefor. A certificate of the Administrative Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

10.                                 Successors and Assigns

(a)                                  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)                                     except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such

17

assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(iii)                               any assignment of a Commitment relating to a credit under which Letters of Credit may be issued must be approved by any Issuing Bank (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself already a Lender with a Commitment under that credit;

(iv)                              any assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless:

(x) in the case of an assignment of a Commitment relating to a revolving credit, the proposed assignee is itself already a Lender with the same type of Commitment,

(y) no Event of Default has occurred and is continuing, and the assignment is of a Commitment relating to a non-revolving credit that is fully advanced, or

(z) the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody’s Investor Services Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Dominion Bond Rating Service Limited, respectively;

(v)                                 any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender with the same type of Commitment or a Default has occurred and is continuing; and

(vi)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount specified elsewhere in this Agreement and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3 and 9, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

(c)                                  Register. The Administrative Agent shall maintain at one of its offices in Toronto, Ontario or Montréal, Québec a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Obligor or any Affiliate of an Obligor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4 as though it were a Lender, provided such Participant agrees to be subject to Section 5 as though it were a Lender.

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(e)                                  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 and 3.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.2(e) as though it were a Lender.

(f)                                    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.                                 Governing Law: Jurisdiction: Etc.

(a)                                  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province specified elsewhere in this Agreement and the laws of Canada applicable in that Province.

(b)                                 Submission to Jurisdiction. Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province specified elsewhere in this Agreement, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.                                 WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR

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THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.                                 Counterparts: Integration: Effectiveness: Electronic Execution

(a)                                  Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in the conditions precedent Section(s) of this Agreement, this Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

14.                                 Treatment of Certain Information: Confidentiality

(1)                                  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other

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Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than an Obligor.

(2)                                  For purposes of this Section, “Information” means all information received in connection with this Agreement from any Obligor relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

(3)                                  In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide the information described on Exhibit B concerning the Borrower and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

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EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower(s):

4.	Administrative Agent: , as the administrative agent under the Credit Agreement

(1)                                  Select as applicable.

5.

Credit Agreement:     [The [amount] Credit Agreement dated as of                 among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest:

Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders(3)	Amount of Commitment/Loans Assigned(3)	Percentage Assigned of Commitment/Loans(4)		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date: ](5)

(2)                                  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

(3)                                  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(4)                                  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(5)                                  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:                    , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and](6) Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Title:

[Consented to:](7)

[NAME OF RELEVANT PARTY]

By
Title:

(6)                                  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(7)                                  To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

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ANNEX 1 to Assignment and Assumption

[                                   ](1)

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                       Representations and Warranties.

1.1                                 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document(2), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                                 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender(3), attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in

(1)                                  Describe Credit Agreement at option of Administrative Agent.

(2)                                  The term “Loan Document” should be conformed to the term used in the Credit Agreement.

(3)                                  The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.                                       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

2

EXHIBIT B

LOAN MARKET DATA TEMPLATE

Recommended Data Fields – At Close

The items highlighted in bold are those that Loan Pricing Corporation (LPC) deem essential. The remaining items are those that LPC has seen become more prominent over time as transparency has increased in the U.S. Loan Market.

Company Level	Deal Specific	Facility Specific
Issuer Name	Currency/Amount	Currency/Amount
Location	Date	Type
SIC (Cdn)	Purpose	Purpose
Identification Number(s)	Sponsor	Tenor
Revenue	Financial Covenants	Term Out Option
Expiration Date
	Target Company	Facility Signing Date
*Measurement of Risk	Assignment Language	Pricing
S&P Sr. Debt	Law Firms	Base Rate(s)/Spread(s)/BA/LIBOR
S&P Issuer	MAC Clause	Initial Pricing Level
Moody’s Sr. Debt	Springing lien	Pricing Grid (tied to, levels)
Moody’s Issuer	Cash Dominion	Grid Effective Date
Fitch Sr.Debt	Mandatory Prepays	Fees
Fitch Issuer	Restrct’d Payments (Neg Covs)	Participation Fee (tiered also)
S&P Implied
(internal assessment)	Other Restrictions	Commitment Fee
DBRS
Other Ratings		Annual Fee
*Industry Classification		Utilization Fee
Moody’s Industry		LC Fee(s)
S&P Industry		BA Fee
Parent		Prepayment Fee

Financial Ratios		Other Fees to Market

Security
Secured/Unsecured
Collateral and Seniority of Claim
Collateral Value
Guarantors

Lenders Names/Titles

Lender Commitment ($)
Commited/Uncommited
Distribution method

Amortization Schedule

Borrowing Base/Advance Rates
New Money Amount

Country of Syndication

Facility Rating (Loss given default)

S&P Bank Loan

Moody’s Bank Loan
Fitch Bank Loan
DBRS
Other Ratings

* These items would be considered useful to capture from an analytical perspective